Exhibit 10.2
THIRD AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT
          This THIRD AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT (this “Agreement”), dated as of May 17, 2005, is by and between CARDTRONICS, INC., a Delaware corporation (the “Borrower”), CARDTRONICS, LP, a Delaware limited partnership (the “Partnership”), CARDTRONICS GP, INC., a Delaware corporation (the “General Partner”), CARDTRONICS LP, INC., a Delaware corporation (the “Limited Partner”), the other Subsidiary Guarantors (as hereinafter defined) from time to time party hereto, BANK OF AMERICA, N.A., a national banking association (in its individual capacity, “Bank of America”), for itself, as a Lender and as syndication agent (in such capacity, the “Syndication Agent”), BNP PARIBAS (in its individual capacity, “BNP Paribas”), for itself, as a Lender and as agent (in such capacity, the “Agent”), Banc of America Securities LLC and BNP Paribas Securities Corp., as joint lead arrangers and joint bookrunning managers (in such capacity, collectively, the “Arrangers”), and the banks and other financial institutions listed on the signature pages hereto under the caption “Lenders” (collectively, together with all successors and assigns and all additional Lenders that subsequently become a party hereto, the “Lenders”).
PRELIMINARY STATEMENTS
          Pursuant to (i) that certain Second Amended and Restated Credit Agreement (as amended, the “Original Credit Agreement”), dated as of June 30, 2004, among the Borrower and the Partnership, as borrowers, various financial institutions and other Persons from time to time party thereto (the “Existing Lenders”) and BNP Paribas, as agent and (ii) the other Loan Documents (as defined in the Original Credit Agreement) executed in connection therewith, the Existing Lenders provided the Borrower and the Partnership with a $180,000,000 credit facility.
          The Borrower intends (a) to cause Cardtronics Limited, a company incorporated in England and Wales and a wholly-owned Subsidiary of the Borrower (“Bidco”), to acquire (the “UK Acquisition”) all of the issued and outstanding capital stock of Bank Machine (Acquisitions) Limited, a company incorporated under the laws of England and Wales and the parent of Bank Machine Limited, a company incorporated under the laws of England and Wales (the “Company”), from Bridgepoint Capital Limited and its Affiliates and the other existing shareholders of the Company (the “Sellers”) and (b) to refinance (the “Refinancing” and, together with the UK Acquisition and the funding of the credit facilities hereunder, collectively, the “Transaction”) all of the indebtedness outstanding under the Original Credit Agreement and certain indebtedness of the Company.
          To finance the Transaction and related costs and expenses and to obtain ongoing working capital, the Borrower and the Partnership have requested that the Original Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrower and the Guarantors (as hereinafter defined) pursuant to the terms hereof to provide for, among other things, credit facilities to the Borrower comprised of (a) a senior first lien term loan facility in the aggregate principal amount of up to $125,000,000 and (b) a senior first lien revolving credit facility in the aggregate principal amount of up to $100,000,000.
Third Amended and Restated Credit Agreement

          Simultaneously with entering into this Agreement, the Borrower is entering into a Second Lien Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 8.17, the “Second Lien Credit Agreement”), with the guarantors, lenders and the arranger party thereto and Banc of America Bridge LLC, as agent.
          It is a condition to the obligations of the Lenders hereunder and the effectiveness of this Agreement that, among other conditions, (a) the UK Acquisition is consummated pursuant to the UK Acquisition Agreement and (b) to provide a portion of the financing for the UK Acquisition, the Borrower shall have received the proceeds of loans under the Second Lien Credit Agreement in an aggregate principal amount of at least $75,000,000.
          The provisions of this Agreement and the Second Lien Credit Agreement are (as between the Lenders and the “Lenders” under the Second Lien Credit Agreement) subject to the provisions of the Intercreditor Agreement.
          In connection with the foregoing, the Lenders (including the Existing Lenders that are parties hereto) have agreed (subject to the terms and conditions of this Agreement) to amend and restate the Original Credit Agreement in its entirety to read as set forth herein and the Agent has agreed to serve as Agent for the Lenders.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Borrower, the other Loan Parties, the Agent and the Lenders agree as follows:
ARTICLE I
DEFINITIONS; ACCOUNTING TERMS
          SECTION 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:
          “Acquisition Advance” has the meaning specified in Section 5.04.
          “Acquisition Agreements” has the meaning specified in Section 5.04(a).
          “Acquisition EBITDA” means the sum of (a) EBITDA of the Borrower and its Subsidiaries for the period of four (4) fiscal quarters immediately preceding the measurement date for which financial statements are available plus (b) the Adjusted Target EBITDA of each Prior Target and Prior Large Program Expenditure or, as applicable, the Adjusted Target EBITDA of a Prior Target attributable to the assets acquired from such Prior Target, for any portion of such period of four (4) fiscal quarters occurring prior to the date of the Borrower’s Acquisition of such Prior Target or the related assets or such Prior Large Program Expenditure.
          “Acquisitions” shall mean (i) acquisitions of all the Equity Interests of a Person or of all or substantially all of (a) such Person’s assets or (b) the assets of a division or branch of such Person in a single transaction or in a series of related transactions and (ii) Large Program Expenditures.
Third Amended and Restated Credit Agreement

          “Act” has the meaning specified in Section 12.22.
          “Adjusted Target EBITDA” means, for any period, the sum of the following, each calculated without duplication for the Target or the assets acquired for such period or the Large Program Expenditure for such period, as the case may be: (1) Target EBITDA; plus (2) all of those expenses which have been deducted in calculating Target EBITDA for such period and which will be eliminated in the future upon the consummation of the proposed Acquisition by the Borrower or its Subsidiary as approved by Agent, with such other adjustments as are also approved by the Agent; minus (3) all income or gains which have been added in calculating Target EBITDA for such period and which will be eliminated in the future upon the consummation of the proposed Acquisition by the Borrower as approved by Agent.
          “Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit 1.01A, completed by each Lender and provided to the Agent and the Borrower.
          “Advance” means, (a) in respect of any Revolving Credit Loans, an advance made under the “Revolving Credit Commitment” pursuant to a Notice of Advance, (b) in respect of any Swing Line Loan, an advance made by the Swing Line Lender and (c) in respect of the Term Loan, a single advance made on the Effective Date, in each case comprised of a single Type of Loan made by all the Lenders concurrently (except as to any Advance made under the Swing Line Loan) to the Borrower (or resulting from a conversion or continuance of all or any portion (subject to minimums herein specified) having, in the case of LIBOR Rate Advances, the same Interest Period (except as otherwise provided in this Agreement).
          “Advance Date” means, with respect to each Advance, the Business Day upon which the proceeds of such Advance are to be made available to the Borrower as selected by the Borrower in the relevant Notice of Advance.
          “Affiliate” means any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to either (a) vote 10% or more of the securities having ordinary voting power for election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a corporation solely by reason of his or her being an officer or director of such corporation.
          “Agent” has the meaning specified in the introduction to this Agreement.
          “Agent’s Letter” means that certain fee letter dated as of May 17, 2005 from Bank of America, Banc of America Bridge LLC, Banc of America Securities LLC, BNP Paribas and BNP Paribas Securities Corp. to, and acknowledged by, the Borrower.
          “Agreement” has the meaning specified in the introduction to this Agreement.
          “Alternate Base Rate” means, for any day, a rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum. If, for any reason,
Third Amended and Restated Credit Agreement

the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (ii) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Alternate Base Rate Advance” means any Advance bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
          “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of an Alternate Base Rate Advance and such Lender’s LIBOR Lending Office in the case of a LIBOR Rate Advance.
          “Approved Business” has the meaning specified in Section 8.01.
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Arrangers” has the meaning specified in the introduction to the Agreement.
          “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
          “Assignment and Acceptance” has the meaning specified in Section 12.10(c).
          “ATM Equipment” means automated teller machines.
          “Bank of America” has the meaning specified in the introduction to the Agreement.
          “Bankruptcy Code” has the meaning specified in Section 9.01(f).
          “Bidco” has the meaning specified in the Preliminary Statements.
          “BNP Paribas” has the meaning specified in the introduction to the Agreement.
          “Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor) and any other banking authority to which the Lenders are subject for Eurocurrency Liabilities or any other category of deposits or liabilities by reference to which the LIBOR Rate is determined.
          “Borrower” has the meaning specified in the introduction to the Agreement.
Third Amended and Restated Credit Agreement

          “Bridge Termination Date” means the earliest of (a) the date on which the Loans (as defined in the Second Lien Credit Agreement) are repaid in full, (b) the date on which such Loans are fully sold or syndicated by Banc America Bridge LLC to lenders who are not affiliated with Bank of America and (c) the date that is 270 days after the Effective Date (as defined in the Second Lien Credit Agreement).
          “Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of Texas and the State of New York) on which banks are open for business in Houston, Texas and New York and, if the applicable Business Day relates to any LIBOR Rate Advance, on which dealings are carried on in the London interbank market in eurodollar or Sterling.
          “Capital Expenditures” means all of the capital expenditures (including, but not limited to, acquisitions of Equity Interests of a Person) of the Borrower and its Subsidiaries on a consolidated basis which, pursuant to GAAP, are capitalized for balance sheet purposes.
          “Capitalized Lease Obligations” means all lease or rental obligations of the Borrower and its Subsidiaries determined on a consolidated basis which, pursuant to GAAP, are capitalized for balance sheet purposes.
          “CapStreet” means The CapStreet Group, LLC and any of its Affiliates.
          “CFC” means a controlled foreign corporation as defined in Section 957(a) of the Code.
          “Change of Control” occurs upon the occurrence of any of the following:
          (A) prior to any initial public offering of the Borrower’s Voting Equity Interests, CapStreet and TA Associates cease to own on a combined basis, of record, at least a majority of the aggregate voting power of all classes of Voting Equity Interests of the Borrower;
          (B) after any initial public offering of the Borrower’s Voting Equity Interests, the acquisition by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of greater than fifty percent (50%) of the aggregate voting power of all classes of Voting Equity Interests of the Borrower;
          (C) the Borrower ceases to own directly or indirectly one hundred percent (100%) of the Equity Interests of the Partnership or the Company or any other Subsidiary of the Borrower (other than Subsidiaries as to which aggregate Investments in which are permitted under Section 8.05(i));
          (D) fifty percent (50%) or more of the members of the Board of Directors of the Borrower on any date shall not have been approved (by recommendation, nomination, election or otherwise) by either (i) CapStreet and/or TA Associates or (ii) Persons who constitute at least a majority of the members of the Board of Directors of the Borrower as constituted on the date twelve (12) months prior to such date; or
Third Amended and Restated Credit Agreement

          (E) a “change of control” or any comparable term under, and as defined in, the Second Lien Credit Agreement shall have occurred.
          “Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, in each case as amended from time to time.
          “Collateral” means all of the “Collateral” referred to in the Security Documents and all of the other property and assets that are or are intended under the terms of the Security Documents to be subject to Liens in favor of the Agent for the benefit of the Lenders.
          “Commitment” means the obligation of each of the Lenders to make available the Loans and to issue the Letters of Credit to the Borrower in the amounts shown on the signature page of each Lender hereto as modified from time to time pursuant to the terms hereof (or, as to any Lender that has entered into an Assignment and Acceptance, in the amount resulting after giving effect to each Assignment and Acceptance entered into by such Lender) and all other duties and obligations of the Lenders hereunder.
          “Commitment Letter” means that certain commitment letter dated as of May 17, 2005 from Bank of America, Banc of America Bridge LLC, Banc of America Securities LLC, BNP Paribas and BNP Paribas Securities Corp. to, and accepted by, the Borrower.
          “Company” has the meaning specified in the Preliminary Statements.
          “Credit Event” means the making of any Advance, the conversion of any Advance into, or continuation of any Advance as, a LIBOR Rate Advance or the issuance of any Letter of Credit.
          “Default” means the occurrence of any event which with the giving of notice or the passage of time or both would be an Event of Default.
          “Default Rate” means the lesser of (a) the Highest Lawful Rate and (b) the sum of (i) the Alternate Base Rate or, as to any LIBOR Rate Advance, during any Interest Period in which an Event of Default is continuing, the LIBOR Rate for such LIBOR Rate Advance, as the case may be, plus (ii) the applicable Margin, plus (iii) two percent (2%) per annum.
          “Derivatives” means, with respect to any Person, foreign exchange transactions and commodity, currency and interest rate swaps, floors, caps, collars, forward sales, options and other similar transactions or combinations of the foregoing.
          “Designated Payment Date” means September 30, December 31, March 31 and June 30, in any calendar year, and the Maturity Date, provided, however, if in any such year a Designated Payment Date shall be a day which is not a Business Day, such Designated Payment Date shall be the next succeeding Business Day, and such extension of time shall be included in determining the amount to be paid on such date.
          “Dollars” or “$” means lawful money of the United States.
Third Amended and Restated Credit Agreement

          “Domestic Lending Office” means, with respect to any Lender, the office of such Lender designated from time to time as its “Domestic Lending Office” hereunder.
          “Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is neither a CFC nor a Subsidiary that is held directly or indirectly by a CFC, but excluding in any case any Foreign Subholdco.
          “EBITDA” means, with respect to the Borrower and its Subsidiaries determined on a consolidated basis for the four (4) fiscal quarters immediately preceding the most recent Financial Statement Delivery Date, without duplication, the result of net income less any non-cash income to the extent included in determining net income and without giving effect to any non-recurring items, expenses relating to the compensation of sellers in connection with any Permitted Acquisitions or Large Program Expenditures and other transaction expenses and costs pursuant to any Permitted Acquisition or Large Program Expenditure, extraordinary gains or losses from the sale of assets or write-down in the value of assets owned by any Loan Party or any Subsidiary of any Loan Party during such period plus depreciation, amortization, Interest Expense, book taxes and other non cash charges for such period to the extent deducted in determining net income.
          “Effective Date” means the date on which all conditions to make an Advance set forth in Section 5.01 are first met or waived in accordance with Section 12.01 hereof.
          “Eligible Assignee” means (a) with respect to any Revolving Credit Loans or Revolving Credit Commitments, (i) a Lender; (ii) an Affiliate of a Lender or an Approved Fund approved by the Agent, such approval not to be unreasonably withheld or delayed and (iii) any other Person (other than a natural person) approved by the Agent, the Issuing Bank and the Swing Line Lender and, unless an Event of Default has occurred and is continuing, the Borrower, such approval not to be unreasonably withheld or delayed, and (b) with respect to any Term Loans or Term Loan Commitments, (i) a Lender, an Affiliate of a Lender or an Approved Fund and (ii) any other Person (other than a natural person) approved by the Agent and, unless an Event of Default has occurred and is continuing, the Borrower, such approval not to be unreasonably withheld or delayed; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
          “Employee Plan” means any employee benefit plan, program or policy with respect to which the Borrower or any ERISA Affiliate may have any liability or any obligation to contribute, other than a Plan or a Multiemployer Plan.
          “Environmental Laws” means applicable federal, state or local laws, rules or regulations, and any applicable judicial interpretations thereof, including any judicial or administrative order, judgment, permit, approval decision or determination, in each case pertaining to conservation or protection of the environment, in effect at the time in question, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act and analogous state and local laws as may be amended from time to time
Third Amended and Restated Credit Agreement

thereby imposing either more or less stringent requirements as relates to activity occurring after the effective date of any such amendments.
          “Equity Interests” in any Person means any and all shares, interests, rights to purchase, warrants, options, convertible debt, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including, membership interests or partnership interests, whether general or limited, in such Person, together with all other rights and interests convertible into or exchangeable for any of the foregoing.
          “Equivalent” in Dollars of Sterling on any date means the equivalent in Dollars of Sterling determined by using the quoted spot rate at which the Agent’s principal office in New York offers to exchange Dollars for Sterling in London prior to 3:00 p.m. (New York time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in Sterling of Dollars means the equivalent in Sterling of Dollars determined by using the quoted spot rate at which the Agent’s principal office in New York offers to exchange Sterling for Dollars in London prior to 3:00 p.m. (New York time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.
          “ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.
          “ERISA Affiliate” means (a) any Person that, together with the Borrower, is treated as a “single employer” under Section 414 of the Code and the regulations thereunder, and (b) any Subsidiary of the Borrower.
          “Escrow Account” means (i) a client trust or similar account of a law firm whereby cash is held on a temporary basis for the purpose of providing security for or payments in respect of the Seller Notes or (ii) an account maintained at a financial institution whereby cash is held for the purpose of securing payment of, or a guaranty issued by such financial institution in respect of, the Seller Notes.
          “Eurocurrency Liabilities” has the meaning specified in Regulation D as in effect from time to time.
          “Events of Default” has the meaning specified in Section 9.01.
          “Excess Cash Flow” means, with respect to the Borrower and its Subsidiaries determined on a consolidated basis, the result of the following: (a) EBITDA for such period, minus (b) the amount equal to actual Capital Expenditures (exclusive of (x) Capitalized Lease Obligations and (y) Permitted Acquisitions) incurred during such period, minus (c) cash taxes, cash Interest Expense and scheduled payments or any voluntary prepayment of principal made under the Term Loan or any voluntary prepayment of principal made under the Revolving Credit Loans resulting in a permanent reduction in the Total Revolving Credit Commitment, minus (d) any dividend or payment permitted under Section 8.07(a)(ii) to the extent not deducted in determining EBITDA for such period, minus (e) scheduled principal payments under Capitalized Lease Obligations made during such period, and minus (f) scheduled principal payments under all other Indebtedness made during such period.
Third Amended and Restated Credit Agreement

          “Exchange Calculation Date” means, with respect to any LIBOR Rate Advance denominated in Sterling, the last Business Day of each month and, if different, the last day of each Interest Period applicable to such Advance.
          “Execution Date” means the date upon which this Agreement shall have been executed by the Loan Parties, the Lenders and the Agent.
          “Existing Lenders” has the meaning specified in the Preliminary Statements.
          “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.
          “Fees” means all amounts payable pursuant to Section 4.01.
          “Financial Statement Delivery Date” means the last day on which the quarterly or annual financial statements of the Borrower are to be delivered to the Agent and the Lenders pursuant to Section 7.01(a) or Section 7.01(b), as the case may be.
          “Financials” has the meaning specified in Section 6.07.
          “Fixed Charge Coverage Ratio” means, as to the Borrower and its Subsidiaries determined on a consolidated basis, for any period the ratio of (i) EBITDA minus Required Capital Expenditures for such period, to (ii) the sum of (a) Interest Expense (excluding interest payable in kind) for such period, (b) cash dividends paid by the Borrower for such period, (c) scheduled principal payments under any Indebtedness for such period, and (d) cash taxes paid for such period.
          “Foreign Subholdco” means a limited liability company formed under the laws of a state of the United States, (a) the sole assets of which are the Equity Interests in a Foreign Subsidiary described in clause (a) of the definition thereof, and (b) all of the Equity Interests in which are directly owned by the Borrower.
          “Foreign Subsidiary” means, with respect to any Person, (a) any Subsidiary of such Person that is not a Domestic Subsidiary and is organized under the laws of, and located in, a member state of the European Union as in existence on the Execution Date, the Federal Republic of Mexico and such other jurisdictions as approved by the Agent (such approval not to be unreasonably withheld), and (b) in the case of the Borrower, any Foreign Subholdco.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
Third Amended and Restated Credit Agreement

          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States applied on a consistent basis.
          “General Partner” has the meaning specified in the introduction to the Agreement.
          “Guaranteed Obligations” has the meaning specified in Section 11.01.
          “Guarantor” means, individually and collectively, the Partnership, the General Partner, the Limited Partner and each Domestic Subsidiary that becomes a Loan Party pursuant to Section 7.09.
          “Guarantor Claims” has the meaning specified in Section 11.05(a).
          “Guaranty” means Article XI of this Agreement.
          “Hazardous Materials” means (a) hazardous waste as defined in applicable regulations issued pursuant to the Resource Conservation and Recovery Act of 1976, or in any applicable federal, state or local law or regulation, (b) hazardous substances, as defined in CERCLA, or in applicable state or local law or regulation, (c) gasoline or any other petroleum product, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable federal, state or local law or regulation, (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable federal, state or, local law or regulation as each such act, statute or regulation may be amended from time to time, and (f) asbestos.
          “Highest Lawful Rate” means, as to any Lender, the maximum nonusurious rate of interest that, under applicable law, may be contracted for, taken, reserved, charged or received by such Lender on the Loans or other obligations under the Loan Documents at any time or from time to time after taking into account all amounts that constitute interest. If the maximum rate of interest which, under applicable law, any of the Lenders is permitted to charge the Borrower on the Loans or other obligations shall change after the date hereof, then, to the extent permitted or required by applicable law, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, as of the effective time of such change without notice to the Borrower or any other Person.
          “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than accounts payable), (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to any property, (c) Capitalized Lease Obligations of such Person, (d) all guaranties of such Person of indebtedness of others (including the granting of a Lien on the Borrower’s or any Subsidiaries’ assets or security for such indebtedness) or other contingent liabilities of such Person for indebtedness of others of any kind (including any letter of credit, any other letter of credit reimbursement obligations, any guarantee of the financial position or covenants of any Person or any obligation as buyer under any “take or pay” contract or similar arrangement), and (e) all obligations to deliver goods or services in consideration of advance payments, excluding such obligations incurred in the ordinary course of business as conducted by the Borrower and its
Third Amended and Restated Credit Agreement

Subsidiaries. Anything contained herein to the contrary notwithstanding, the Seller Notes shall not be Indebtedness for purposes of this Agreement.
          “Intercreditor Agreement” means the Intercreditor Agreement, in substantially the form of Exhibit 5.01(f) hereto, among the Agent, the “Agent” referred to in the Second Lien Credit Agreement, the Borrower and the other Loan Parties, as amended.
          “Interest Expense” means, with respect to the Borrower and its Subsidiaries determined on a consolidated basis, for any period the total interest expense for such period determined in conformity with GAAP and including any interest expense attributable to Capitalized Lease Obligations, but excluding amortization of loan origination fees.
          “Interest Period” has the meaning specified in Section 2.11(a).
          “Inventory” means inventory as defined in Article 9 of the Uniform Commercial Code.
          “Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of the stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, and any other item which would be classified as an “investment” on a balance sheet of such Person prepared in accordance with GAAP, including any direct or indirect contribution by such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest, or any other transfer of property or assets to such Person if such Person is a Subsidiary that is not a wholly-owned Subsidiary of the Borrower.
          “Issuing Bank” means, for each Letter of Credit, the Agent (or, at the option of the Borrower, any other Lender designated by the Borrower and approved in writing by the Agent, such approval not to be unreasonably withheld or delayed) as the issuing bank for such Letter of Credit.
          “Large Program” means ATM Equipment purchased by the Borrower or a Subsidiary in a single transaction or in a series of transactions for Total Consideration of at least $300,000, which are located or installed under a merchant agreement with a merchant at multiple locations of the merchant that have a record of historical transaction volumes from ATM Equipment at such locations with another ATM service provider with respect to such ATM Equipment.
          “Large Program Expenditures” means all Capital Expenditures and related costs incurred directly in connection with a Large Program.
          “Lender” has the meaning provided in the introduction to this Agreement.
          “Letter of Credit Fee” shall mean, for any Letter of Credit, (a) payable to the Issuing Bank, (i) a 0.25% per annum fronting fee on the face amount of each Letter of Credit and (ii) with respect to the issuance, amendment, transfer or payment of such Letter of Credit, documentary and processing charges in accordance with the Issuing Bank’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be, and (b) payable pro rata to the Revolving Credit Lenders, a fee at a percentage per
Third Amended and Restated Credit Agreement

annum equal to the applicable Margin in effect from time to time on the face amount of such Letter of Credit.
          “Letter of Credit Obligations” means at any time the sum of (a) the aggregate then undrawn and unexpired amount of outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit not reimbursed pursuant to Section 3.03(c).
          “Letter of Credit Request” has the meaning specified in Section 3.02(a).
          “Letters of Credit” has the meaning specified in Section 3.01(a).
          “LIBOR Lending Office” means, with respect to each Lender, the branches or affiliates of such Lender designated as its “LIBOR Lending Office” from time to time hereunder.
          “LIBOR Rate” means, for any Interest Period with respect to a LIBOR Rate Advance, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for Dollar or Sterling deposits (for delivery on the first day of such Interest Period), as the case may be, with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars or Sterling, as the case may be, for delivery on the first day of such Interest Period in same day funds in the approximate amount of the portion of the LIBOR Rate Advance being made, continued or converted by BNP Paribas and with a term equivalent to such Interest Period would be offered by BNP Paribas’ London Branch to major banks in the London interbank market for eurodollar or Sterling, as the case may be, at their request at approximately 4:00 p.m. (London time) two Business Days prior to the commencement of such Interest Period.
          “LIBOR Rate Advance” means any Advance in Dollars or Sterling bearing interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article II.
          “Lien” means when used with respect to any Person, any mortgage, lien, charge, pledge, security interest or encumbrance of any kind (whether voluntary or involuntary and whether imposed or created by operation of law or otherwise) upon, or pledge of, any of its property or assets, whether now owned or hereafter acquired, any lease that constitutes a security interest pursuant to Section 1-201 of the Uniform Commercial Code of the State of New York, any capital lease in the nature of the foregoing, any conditional sale agreement or other title retention agreement, in each case, for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.
          “Limited Partner” has the meaning specified in the introduction to the Agreement.
          “Loan” and “Loans” means the Revolving Credit Loans, the Term Loan and any Advances under Letters of Credit.
Third Amended and Restated Credit Agreement

          “Loan Documents” means this Agreement, the Notes, the Intercreditor Agreement, any agreement with respect to a Derivative entered into with a Lender or any Affiliate of a Lender existing from time to time and the Security Documents.
          “Loan Parties” means, collectively, the Borrower and the Guarantors and, individually, any one of the foregoing.
          “Margin” means, with respect to any Advance made under any Loan, any Revolving Credit Commitment Fee or any Letter of Credit Fee payable to the Revolving Credit Lenders, the rate per annum determined by reference to the following grid:

		Applicable		Applicable
Total Debt to		Margin for		Margin for
Acquisition	Commitment	LIBOR Rate	Letter of	Alternate Base
EBITDA Ratio	Fee	Advances	Credit Fee	Rate Advances
Less than 3.0:1.0	0.25%	2.25%	2.25%	1.50%
Less than 3.5:1.0 but greater than or equal to 3.0:1.0	0.30%	2.50%	2.50%	1.75%
Less than 4.0:1.0 but greater than or equal to 3.5:1.0	0.35%	2.75%	2.75%	2.00%
Less than 4.5:1.0 but greater than or equal to 4.0:1.0	0.40%	3.00%	3.00%	2.25%
Greater than 4.5:1.0	0.50%	3.25%	3.25%	2.50%
From the Effective Date until the later of (a) the Bridge Termination Date and (b) the first delivery of quarterly or annual Financials by the Borrower after the Effective Date pursuant to Section 7.01(a) or (b), (i) the applicable Margin for LIBOR Rate Advances shall be 3.25%, (ii) the applicable Margin for Alternate Base Rate Advances shall be 2.50%, (iii) the applicable Margin for the Letter of Credit Fee shall be 3.25% and (iv) the applicable Margin for the Commitment Fee shall be 0.50%. Commencing on the later of the dates referred to in clauses (a) and (b) above, the applicable Margin shall be determined in accordance with the foregoing table based on the Borrower’s most recent Financials. Adjustments, if any, to the applicable Margin
Third Amended and Restated Credit Agreement

shall be effective five (5) Business Days after Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to this Agreement, then the applicable Margin shall be the highest applicable Margin set forth in the foregoing table until five (5) days after such Financials are so delivered.
          “Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), (a) a material adverse effect on the financial condition, business, operations, prospects or assets of the Borrower and its Subsidiaries taken as a whole, or (b) a material impairment of the ability of the Borrower and its Subsidiaries taken as a whole to perform obligations under the Loan Documents or (c) an impairment of the validity or enforceability of any Loan Document which materially affects the benefits intended to be bestowed thereunder.
          “Material Contracts” means any contract to which a Loan Party or any Subsidiary of a Loan Party is a party that produces, or could reasonably be expected to produce, annual revenues in excess of three percent (3%) of the total consolidated revenue of the Borrower and its Subsidiaries for the prior fiscal year.
          “Maturity Date” means the fifth (5th) anniversary of the Execution Date, unless accelerated pursuant to Section 9.02.
          “Maximum Liability” has the meaning assigned to it in Section 11.10.
          “Multiemployer Plan” means any plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or has any obligation or liability to make contributions, including any withdrawal liability, contingent or otherwise.
          “Non-Paying Guarantor” has the meaning assigned to it in Section 11.11.
          “Notes” means the Revolving Credit Notes, the Swing Line Note and the Term Loan Notes and “Note” means any one of the same.
          “Notice of Advance” means, with respect to a request for a Revolving Credit Loan, a written notice given in accordance with Section 2.02(a).
          “Notice of Conversion” has the meaning specified in Section 2.05.
          “Notice of Default” has the meaning specified in Section 9.02.
          “Obligations” means all the obligations of the Loan Parties now or hereafter existing under the Loan Documents, whether for principal, interest, Fees, expenses, indemnification or otherwise.
          “Original Credit Agreement” has the meaning specified in the Preliminary Statements.
          “Other Activities” has the meaning specified in Section 10.03.
Third Amended and Restated Credit Agreement

          “Other Financings” has the meaning specified in Section 10.03.
          “Partnership” has the meaning specified in the introduction to the Agreement.
          “Paying Guarantor” has the meaning assigned to it in Section 11.11.
          “Payment Office” means the office of the Agent located at 919 Third Avenue, New York, New York 10022, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.
          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.
          “Permanent Securities” means senior subordinated unsecured notes or any other debt securities of the Borrower which are issued after the Effective Date for the purpose of refinancing all or a portion of the loans outstanding under the Second Lien Credit Agreement, in each case in form and substance reasonably satisfactory to the Requisite Lenders.
          “Permitted Acquisitions” shall mean Acquisitions that satisfy all the applicable criteria set out in Section 5.04 which have not otherwise been waived by the Requisite Lenders, including, without limitation, the UK Acquisition.
          “Permitted Investments” means, as to any Person:
          (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of not more than twelve months from the date of acquisition by such Person.
          (b) bankers acceptances or time deposits and certificates of deposit with maturities of not more than twelve months from the date of acquisition by such Person which deposits or certificates are either (i) insured by the Federal Deposit Insurance Corporation or (ii) in any Lender or commercial bank incorporated in the United States or any United States branch of any other commercial bank and, in the case of any such other commercial bank, having capital, surplus and undivided profits aggregating $500,000,000 or more with a short-term unsecured debt rating of at least AI from Standard & Poor’s Ratings Group and P1 from Moody’s Investors Service.
          (c) commercial paper issued by any Person incorporated in the United States rated at least Al or the equivalent thereof by Standard & Poor’s Ratings Group and at least PI or the equivalent thereof by Moody’s Investors Service and, in each case, maturing not more than six months after the date of acquisition by such Person.
          (d) investments in any security issued by an investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8) that is a money market fund in compliance with all applicable requirements of SEC Rule 2a-7 (17 CFR 270.2a-7); and of not more than entered into with any bank listed in or meeting the qualifications specified in clause (b) above.
Third Amended and Restated Credit Agreement

          “Permitted Liens” has the meaning specified in Section 8.04.
          “Person” means an individual partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a federal, foreign or domestic state or political subdivision thereof or any agency of such state or subdivision.
          “Plan” means any employee pension benefit plan (as defined in section 3(2) of ERISA), subject to Title IV of ERISA or section 412 of the Code, other than a Multiemployer Plan, with respect to which the Borrower or an ERISA Affiliate contributes or has an obligation or liability to contribute, including any such plan that may have been terminated.
          “Prime Rate” means the rate which Bank of America announces from time to time as its prime rate, effective as of the date announced as the effective date of any change in such prime rate. Without notice to the Borrower or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which such prime rate shall fluctuate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Prior Large Program Expenditure” means as of any date of determination all Large Program Expenditures that have been consummated by the Borrower or one of its Subsidiaries on or prior to such date of determination.
          “Prior Target” means all Targets acquired or whose assets have been acquired in a Permitted Acquisition.
          “Receivable” means, at any time of determination thereof the unpaid portion of the obligation, as stated on the respective invoice, or if no invoice, other writing or an electronic medium, of an account debtor in respect of Inventory, goods, technology or other assets purchased and shipped or services rendered in the ordinary course of business.
          “Reference Banks” means Bank of America and BNP Paribas.
          “Refinancing” has the meaning specified in the Preliminary Statements.
          “Refunded Swing Line Loans” has the meaning specified in Section 2.01(b)(ii).
          “Register” has the meaning specified in Section 12.10(d).
          “Regulation D” means Regulation D of the Board (respecting reserve requirements), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
          “Regulation T” means Regulation T of the Board (respecting borrowers who obtain margin credit), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
Third Amended and Restated Credit Agreement

          “Regulation U” means Regulation U of the Board (respecting margin credit extended by banks), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
          “Regulation X” means Regulation X of the Board (respecting borrowers who obtain margin credit), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles) other than in accordance with Environmental Laws.
          “Reportable Event” means an event described in section 4043(c) of ERISA with respect to a Plan, other than an event described in paragraphs (1) through (8) as to which the 30 day notice requirement has been waived by the PBGC.
          “Required Capital Expenditures” means $6,000,000 per annum.
          “Requisite Lenders” means Lenders, as of any date of determination, holding at least 50.1% of the Total Commitment (notwithstanding any reduction or termination of the Total Commitment pursuant to Section 4.02, 4.03 or 9.02).
          “Reserve Percentage” means, for any Interest Period and for any Lender, the reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board (or if more than one such percentage is so applicable, the daily average for such percentages for those days in such Interest Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including any marginal, supplemental or emergency reserves) for such Lender in respect of liabilities or assets consisting of or including Eurocurrency Liabilities.
          “Responsible Officer” means, with respect to any Loan Party or any Subsidiary of any Loan Party, the general partner, the chairman of the board of directors, the president, any vice president, chief financial officer or treasurer of such Person.
          “Revolving Credit Commitment” means with respect to the Revolving Credit Loans and as to each Lender, the amount set forth opposite such Lender’s name on the signature pages hereof under the heading “Revolving Credit Commitment” as modified from time to time pursuant to the terms hereof.
          “Revolving Credit Commitment Fee” has the meaning specified in Section 4.01(a).
          “Revolving Credit Lender” means any Lender having a Revolving Credit Commitment.
          “Revolving Credit Loans” has the meaning specified in Section 2.01(a).
          “Revolving Credit Note” has the meaning specified in Section 2.03(a).
Third Amended and Restated Credit Agreement

          “Scheduled Capital Expenditures” has the meaning specified in Section 8.13.
          “Second Lien Credit Agreement” has the meaning specified in the Preliminary Statements.
          “Second Lien Loan Documents” means the “Loan Documents” as defined in the Second Lien Credit Agreement.
          “Security Documents” means all those certain security agreements, pledge agreements, stock certificates, mortgages, assignments, UCC financing statements, lien consents and waivers and all other similar documents executed by the Loan Parties, as the case may be, in connection with granting to the Agent for the benefit of the Lenders a Lien in substantially all of the assets of the Loan Parties as security for the Obligations.
          “Seller Notes” means the floating rate unsecured loan notes 2008 issued by Bidco pursuant to the Instrument dated the Execution Date, in favor of certain of the Sellers, in an aggregate principal amount of approximately £1,800,000, which represent a portion of the purchase price for the UK Acquisition.
          “Sellers” has the meaning specified in the Preliminary Statements.
          “Senior Facilities Reallocation” has the meaning specified in Section 4.03.
          “Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Senior Indebtedness as of such date to (b) Acquisition EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the period of the four fiscal quarters most recently ended.
          “Sterling” or “£” means lawful money of the United Kingdom.
          “Subsidiary” means with respect to any Person (a) any corporation, partnership, association, joint venture or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the directors (or other Persons performing similar functions) are at the time owned by such Persons directly or indirectly and (b) any corporation, partnership, association, joint venture or other entity in which such Person, directly or indirectly, has greater than 50% of the equity interest. From and after the Effective Date, each of the Company and Bidco shall be deemed to be a Subsidiary of the Borrower.
          “Swing Line Commitment” means the Swing Line Lender’s obligation to make Swing Line Loans pursuant to Section 2.01(b).
          “Swing Line Lender” means BNP Paribas, in its capacity as provider of the Swing Line Loans.
          “Swing Line Loans” or “Swing Line Loan” has the meaning specified in Section 2.01(b).
          “Swing Line Note” has the meaning specified in Section 2.03(b).
          “TA Associates” means TA Associates, Inc. and any of its Affiliates.
Third Amended and Restated Credit Agreement

          “Target” means a Person whose stock or assets are to be acquired pursuant to a Permitted Acquisition.
          “Target EBITDA” means with respect to any Target or any Large Program Expenditure for any measurement period, without duplication, the result of net income less any non-cash income to the extent included in determining net income and without giving effect to any non-recurring items, extraordinary gains or losses from the sale of assets or write-down in the value of assets owned by such Target or pertaining to such Large Program Expenditure, as the case may be, for such period plus depreciation, amortization, Interest Expense, taxes and other non-cash charges for such period to the extent deducted in determining net income.
          “Term Loan” has the meaning specified in Section 2.01(c).
          “Term Loan Commitment” means, with respect to the Term Loan and as to any Lender, the amount set forth under such Lender’s name on the signature pages hereof under the heading “Term Loan Commitment” aggregating $125,000,000 on the Effective Date and as modified from time to time pursuant to the terms hereof.
          “Term Loan Lender” means any Lender having a Term Loan Commitment hereunder.
          “Term Note” has the meaning specified in Section 2.03(c).
          “Test Period” means a period of twelve consecutive months ending on the last day of a fiscal quarter of the Borrower.
          “Total Commitment” means the Total Revolving Credit Commitment (including the Swing Line Commitment) and the Term Loan Commitment, as same may be reduced pursuant to Section 4.02, Section 4.03 and Section 9.02.
          “Total Consideration” means the present and future cash consideration to be paid by the Borrower and/or any other Loan Party or any Subsidiary of any Loan Party in connection with a Permitted Acquisition, plus all Indebtedness assumed by any Loan Party or any such Subsidiary in connection with any Permitted Acquisition.
          “Total Debt” means, as to the Loan Parties and their respective Subsidiaries on a consolidated basis at any time without duplication, all Indebtedness for borrowed money, all obligations evidenced by bonds, debentures, notes, or other similar instruments, all Capitalized Lease Obligations, and all guaranties of funded Indebtedness (without regard to maturity) of other Persons.
          “Total Leverage Ratio” has the meaning set forth in Section 8.12(a).
          “Total Revolving Credit Commitment” means $100,000,000 as the same may be reduced or increased pursuant to Section 4.02, Section 4.03 and Section 9.02.
          “Total Senior Indebtedness” means, as to the Loan Parties and their respective Subsidiaries on a consolidated basis at any time without duplication, all Indebtedness outstanding under the Loan Documents at such time.
Third Amended and Restated Credit Agreement

          “Transaction” has the meaning specified in the Preliminary Statements.
          “Type” has the meaning specified in Section 1.02.
          “UK Acquisition” has the meaning specified in the Preliminary Statements.
          “UK Acquisition Agreement” means, collectively, the Share Sale and Purchase Agreement relating to Bank Machine (Holdings) Limited dated May 17, 2005 among Bidco and the sellers named therein, the Share Sale and Purchase Agreement relating to the issued share capital of Bank Machine (Acquisitions) Limited dated May 17, 2005 between Bidco and Bank Machine (Holdings) Limited dated May 17, the share Sale and Purchase Agreement relating to shares in Bank Machine (Holdings) Limited dated May 17 among Bidco and the sellers named therein, the Warranty Deed relating to the Sellers dated May 17, 2005 and each other agreement relating to the foregoing and entered into in connection with the Acquisition.
          “UK Acquisition Debt” means the unsecured discounted loan stock 2005 in the aggregate principal amount of £38,346,888 issued by Bidco to the Borrower in consideration of the loan by the Borrower to Bidco on the Execution Date in the principal amount of £38,346,888 or any indebtedness arising from the refinancing of the principal and accrued interest of such indebtedness provided that (a) the holder of such refinancing indebtedness is a wholly-owned Subsidiary of the Borrower, (b) such indebtedness is unsecured, and (c) such refinancing indebtedness shall otherwise be on terms substantially the same as the original UK Acquisition Debt, except for maturity and interest rate (which interest rate shall be at a market rate).
          “Unfunded Current Liability” means, with respect to any Plan, the amount, if any, by which the value of the benefit liabilities under the Plan as of the close of its most recent Plan year exceeds the fair market value of the assets of the Plan, determined in accordance with Section 412 of the Code.
          “Unutilized Commitment” at any time means the Total Revolving Credit Commitment less the Letter of Credit Obligations less the then outstanding Advances under the Revolving Credit Loans and Swing Line Loans, as the same may be reduced pursuant to Section 4.02, Section 4.03 and Section 9.02.
          “Voting Equity Interests” means the Equity Interests in a corporation or other Person with voting power under ordinary circumstances for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.
          SECTION 1.02 Loss of Advances. Advances hereunder are distinguished by “Type.” The Type of an Advance refers to the determination whether such Advance is a LIBOR Rate Advance or an Alternate Base Rate Advance.
          SECTION 1.03 Accounting Terms. All accounting terms not defined herein shall be construed in accordance with GAAP, as applicable, and all calculations required to be made hereunder and all financial information required to be provided hereunder shall be done or prepared in accordance with GAAP.
Third Amended and Restated Credit Agreement

ARTICLE II
THE LOANS

SECTION 2.01	The Revolving Credit, Swing Line and Term Loans.
          (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees at any time and from time to time on and after the Effective Date and prior to the Maturity Date, to make and maintain revolving credit loans denominated in Dollars or Sterling (the “Revolving Credit Loans”) in an amount (based in respect of any Revolving Credit Advances to be denominated in Sterling by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Advance) up to the amount of such Lender’s Revolving Credit Commitment to the Borrower, which Loans (1) shall, at the option of the Borrower, be made and maintained pursuant to one or more Advances comprised of Alternate Base Rate Advances or LIBOR Rate Advances; provided that all Loans comprising all or a portion of the same Advance shall when made be of the same Type, (2) in the case of any LIBOR Rate Advance denominated in Dollars, shall be made in the minimum amount of $250,000 and integral multiples of $100,000, (3) in the case of any LIBOR Rate Advance denominated in Sterling, shall be made in the minimum amount of £250,000 and integral multiples of £100,000, (4) in the case of any Alternate Base Rate Advance, shall be made in the minimum amount of $200,000 (or if less, in the aggregate amount of the Unutilized Commitment) and integral multiples of $100,000, (5) if made on the Effective Date, shall not exceed $42,000,000 in aggregate principal amount (including the Equivalent in Dollars at such time in the case of Revolving Credit Loans denominated in Sterling) thereof, and (6) may be repaid and, so long as no Default or Event of Default exists hereunder, reborrowed, at the option of the Borrower in accordance with the provisions hereof. Notwithstanding the foregoing but subject to the provisions of Section 2.06(a)(ii), the aggregate outstanding principal balance at any time (based in respect of any Revolving Credit Advances to be denominated in Sterling by reference to the Equivalent thereof in Dollars determined at such time) of all Revolving Credit Loans and Swing Line Loans plus the Letter of Credit Obligations shall not exceed the Total Revolving Credit Commitment. Anything contained herein to the contrary notwithstanding, the Revolving Credit Lenders shall not be required to making LIBOR Advances denominated in Sterling hereunder if such LIBOR Advances would cause the aggregate amount of LIBOR Rate Advances denominated in Sterling outstanding hereunder to exceed the Equivalent in Dollars of $50,000,000. There shall be no further Advances under the Revolving Credit Loans after the Maturity Date.
          (b) (i) Subject to the terms and conditions hereof, the Swing Line Lender agrees at any time and from time to time on and after the Effective Date and prior to the Maturity Date, to make swing line loans (each a “Swing Line Loan” and collectively, the “Swing Line Loans”) to the Borrower in an aggregate principal amount at any one time outstanding not to exceed $10,000,000, which Loans (1) shall be made and maintained pursuant to one or more Advances comprised of Alternate Base Rate Advances and which shall not be entitled to be converted into LIBOR Rate Advances, (2) shall be made in the minimum amount of $200,000 (or if less, in the aggregate amount of the Unutilized Commitment) and integral multiples of $100,000 and (3) may be repaid and, so long as
Third Amended and Restated Credit Agreement

no Default or Event of Default exists hereunder, reborrowed, at the option of the Borrower, in accordance with the provisions hereof. Swing Line Loans shall constitute “Revolving Credit Loans” for all purposes hereunder, except they shall be held by the Swing Line Lender (subject to subclause (ii) below) and shall not be considered a utilization of the Revolving Credit Commitment of any Revolving Credit Lender hereunder for purposes of calculating the Revolving Credit Commitment Fee. Notwithstanding the foregoing, the aggregate outstanding principal balance of all Revolving Credit Loans and Swing Line Loans plus the Letter of Credit Obligations shall not exceed the Total Revolving Credit Commitment.
          (ii) At any time before or after a Default or Event of Default, the Swing Line Lender, in its sole and absolute discretion, may give notice to the Agent to request each Revolving Credit Lender, including the Swing Line Lender, to make a Revolving Credit Loan as an Alternate Base Rate Loan in an amount equal to such Lender’s percentage participation in the Total Revolving Credit Commitment multiplied by the outstanding principal balance of any Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given; provided, that notwithstanding the foregoing, the Swing Line Lender shall make such request on Wednesday (or if any such day is not a Business Day, then the next Business Day after such day) of each week; provided further, that the provision of this subsection shall not affect the obligation of the Borrower to repay the Swing Line Loans in accordance with Section 2.06(e). Unless the Revolving Credit Commitments shall have expired or terminated, each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Agent for the account of the Swing Line Lender on the next Business Day following such request, in immediately available funds. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loan.
          (iii) At any time before or after a Default or Event of Default, if the Revolving Credit Commitments shall have expired or be terminated while any Swing Line Loan is outstanding, each Revolving Credit Lender, at the sole option of the Swing Line Lender, shall either (A) notwithstanding the expiration or termination of the Revolving Credit Commitments, make a Revolving Credit Loan as an Alternate Base Rate Loan which such Revolving Credit Loan shall be deemed a “Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents or (B) be deemed, without further action by any Person, to have purchased from the Swing Line Lender a participation in such Swing Line Loan in either case in an amount equal to such Lender’s percentage participation in the Total Revolving Credit Commitment multiplied by the outstanding principal balance of such Swing Line Loan. The Agent shall notify each such Lender of the amount of such Revolving Credit Loan or participation and such Lender will transfer to the Agent for the account of the Swing Line Lender on the next Business Day following such notice, in immediately available funds, the amount of its Revolving Credit Loan or participation.
Third Amended and Restated Credit Agreement

          (iv) If any such Lender shall not have so made its Revolving Credit Loans or its percentage participation available to the Agent pursuant to Section 2.01(b)(iii), such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (1) the Federal Funds Effective Rate on the date payment is to be made to the Agent and (2) the Highest Lawful Rate. Whenever, at any time after the Agent has received from any Revolving Credit Lender such Lender’s Revolving Credit Loan or participating interest in a Swing Line Loan, the Agent receives any payment on account thereof, the Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded) which payment shall be subject to repayment by such Lender if such payment received by the Agent is required to be returned. Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans or purchase such participating interests pursuant to this Section 2.01(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any setoff, counterclaim recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Lender, the Agent or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the termination of the Revolving Credit Commitments, (C) the occurrence of any Material Adverse Effect, (D) any breach of this Agreement by the Borrower or any other Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swing Line Loan, once so participated by any Revolving Credit Lender, shall cease to be a Swing Line Loan with respect to that amount for purposes of this Agreement but shall continue to be a Revolving Credit Loan and be evidenced by such Lender’s Revolving Credit Note.
          (c) Subject to the terms and conditions herein set forth, each Term Loan Lender agrees to make and maintain a term loan in the amount of such Lender’s Term Loan Commitment (the “Term Loan”) to the Borrower. The Term Loan shall be fully advanced on the Effective Date, and no Term Loan Lender shall have an obligation to make any additional Advance under the Term Loan after such date. Any amount repaid under the Term Loan may not be reborrowed. All amounts outstanding under the Term Loan shall at the option of the Borrower, be made and maintained as Alternate Base Rate Advances or LIBOR Rate Advances; provided that (i) all Loans comprising all or a portion of the same Advance shall when made be of the same Type and (ii) on the Effective Date, all Loans shall be made as Alternative Base Rate Advances.

SECTION 2.02	Notice of Advance.
          (a) Whenever the Borrower requires an Advance under the Revolving Credit Loans, the Borrower shall give written notice thereof (or telephonic notice promptly confirmed in writing) to the Agent (i) in the case of an Alternate Base Rate Advance, not later than 11:00 a.m. (New York time) on the date of such Advance, (ii) in the case of a LIBOR Rate Advance denominated in Dollars, not later than 12:00 p.m. (New York time) three (3) Business Days prior to the date of such Advance and (iii) in the case of a
Third Amended and Restated Credit Agreement

LIBOR Rate Advance denominated in Sterling, not later than 11:00 a.m. (New York time) four (4) Business Days prior to the date of such Advance. Each Notice of Advance shall be irrevocable and shall be in the form of Exhibit 2.02 hereto, specifying (A) the aggregate principal amount of the Advance to be made, (B) the date of such Advance (which shall be a Business Day), (C) whether it is to be an Alternate Base Rate Advance or a LIBOR Rate Advance, (D) if the proposed Advance is to be a LIBOR Rate Advance, whether it is to be denominated in Dollars or Sterling and (E) if the proposed Advance is to be a LIBOR Rate Advance, the initial Interest Period to be applicable thereto. The Agent shall promptly give the Lenders written notice or telephonic notice (promptly confirmed in writing) of each proposed Advance, of each such Lender’s proportionate share thereof and of the other matters covered by each Notice of Advance.
          (b) Whenever the Borrower requires an Advance under the Swing Line Loans, it shall give written notice thereof (or telephonic notice promptly confirmed in writing) to the Swing Line Lender not later than 2:00 p.m. (New York time) on the date of such Advance. Each notice shall be irrevocable and shall specify the aggregate principal amount of such Advance and the date of such Advance (which shall be a Business Day).

SECTION 2.03	The Notes.
          (a) The Borrower’s obligations to repay the Revolving Credit Loans made by each Revolving Credit Lender shall be evidenced by a revolving credit promissory note duly executed and delivered by the Borrower to each Revolving Credit Lender substantially in the form of Exhibit 2.03(a) hereto (each a “Revolving Credit Note” and collectively, the “Revolving Credit Notes”), and each Revolving Credit Note shall (i) be payable to the order of such Lender, (ii) be in a stated principal amount equal to the Revolving Credit Commitment of such Lender, (iii) be payable prior to maturity as provided herein and mature on the Maturity Date, (iv) bear interest as provided in the appropriate clause of Section 2.10 and (v) be entitled to the benefits of this Agreement and the other Loan Documents.
          (b) The Borrower’s obligations to repay the Swing Line Loans made by the Swing Line Lender shall be evidenced by a swing line promissory note duly executed and delivered by the Borrower to the Swing Line Lender substantially in the form of Exhibit 2.03(b) hereto (the “Swing Line Note”), and the Swing Line Note shall (i) be payable to the order of the Swing Line Lender, (ii) be in a stated principal amount equal to the Swing Line Commitment, (iii) be payable prior to maturity as provided herein and mature on the Maturity Date, (iv) bear interest as provided in the appropriate clause of Section 2.10 and (v) be entitled to the benefits of this Agreement and the other Loan Documents.
          (c) The Borrower’s obligation to repay the Term Loan made by each Term Loan Lender shall be evidenced by a term promissory note duly executed and delivered by the Borrower to each Term Loan Lender substantially in the form of Exhibit 2.03(c) hereto (each a “Term Note” and collectively, the “Term Notes”), and each Term Note shall (i) be payable to the order of such Lender, (ii) be in a stated principal amount equal to the Term Loan Commitment of such Lender, (iii) be payable prior to maturity as
Third Amended and Restated Credit Agreement

provided herein and mature on the Maturity Date, (iv) bear interest as provided in the appropriate clause of Section 2.10 and (v) be entitled to the benefits of this Agreement and the other Loan Documents.

SECTION 2.04	Disbursement of Funds.
          (a) (i) With respect to any Advance denominated in Dollars to be made under any Loan other than the Swing Line Loan, no later than 2:00 p.m. (New York time on any Advance Date, each Lender shall make available its pro rata portion of the amount of such Advance in Dollars and in immediately available funds at the Payment Office and (ii) with respect to any Advance denominated in Sterling, no later than 1:00 p.m. (New York time) on any Advance Date, each Lender shall make available its pro rata portion of the amount of such Advance in Sterling and in immediately available funds at the Payment Office. The Agent shall credit the amounts in Dollars so received to the general deposit account of the Borrower maintained with the Agent or as otherwise directed by the Borrower, and the amounts in Sterling so received to the general deposit account of the Borrower maintained with Bank of America or as otherwise directed by the Borrower.
          (b) With respect to any Advance to be made under the Swing Line Loan, no later than 3:00 p.m. (New York time) on the requested Advance Date, the Swing Line Lender shall make available to the Borrower in immediately available funds the amount of such Advance at the Borrower’s general deposit account maintained with the Agent or as otherwise directed by the Borrower.
          (c) Unless the Agent shall have been notified by any Lender prior to disbursement of an Advance by the Agent that such Lender does not intend to make available to the Agent such Lender’s portion of the Advance to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on such Advance Date and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender and the Agent has made available same to the Borrower, the Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall pay such corresponding amount to the Agent within two (2) Business Days after demand therefor. The Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to, (i) as to any Lender, (A) the Federal Funds Effective Rate on the date of such Advance in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Sterling and (ii) as to the Borrower, the higher of (A) the rate per annum applicable to such Loan plus the applicable Margin and (B) the cost of funds incurred by the Agent in respect of such amount. Nothing herein shall be deemed to relieve any Lender from its obligation for its Commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
Third Amended and Restated Credit Agreement

SECTION 2.05 Conversions and Continuances.
     (a) Subject to the provisions of Section 2.15 hereof, the Borrower shall have the option to convert on any Business Day all or a portion of the outstanding principal amount of one Type of Advance into another Type of Advance (other than (i) Advances under the Swing Line Loan which at all times must be maintained as Alternate Base Rate Advances and (ii) LIBOR Rate Advances denominated in Sterling) or continue any LIBOR Rate Advance for an additional Interest Period, provided, no Advances may be converted into or continued as LIBOR Rate Advances if an Event of Default is in existence on the date of the conversion or continuation. Except as provided in Section 2.11(b) hereof, each such conversion or continuation shall be effected by the Borrower giving the Agent written notice (each a “Notice of Conversion”) (a) prior to 12:00 p.m. (New York time) at least three (3) Business Days prior to the date of such conversion in the case of conversion or continuation into or continuance as a LIBOR Rate Advance denominated in Dollars, (b) prior to 12:00 p.m. (New York time) at least four (4) Business Days prior to the date of such conversion in the case of conversion or continuation into or continuance as a LIBOR Rate Advance denominated in Sterling and (c) prior to 12:00 p.m. (New York time) on the date of such conversion in the case of a conversion into an Alternate Base Rate Advance, specifying each Advance (or portions thereof) to be so converted or continued and, if to be converted into or continued as a LIBOR Rate Advance, the Interest Period to be initially applicable thereto. The Agent shall thereafter promptly notify each affected Lender of such Notice of Conversion.
     (b) If, with respect to any LIBOR Rate Advances, the Requisite Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London interbank market at or about 11:00 a.m. (London time) on the fourth Business Day before the making of an Advance in sufficient amounts to fund their respective Revolving Credit Loans as a part of such Advance during its Interest Period or (ii) the LIBOR Rate for any Interest Period for such Advances will not adequately reflect the cost to such Requisite Lenders of making, funding or maintaining their respective LIBOR Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, (1) if such LIBOR Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) convert such Advances into Alternate Base Rate Advances and (2) if such LIBOR Rate Advances are denominated in Sterling, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and convert such Advances into Alternate Base Rate Advances and (B) the obligation of the Lenders to make, or to convert Advances into, LIBOR Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided that, if the circumstances set forth in clause (2) above are applicable, the Borrower may elect, by notice to the Agent and the Lenders, to continue such Advances in Sterling for Interest Periods of not longer than one month, which Advances shall thereafter bear interest at a rate per annum equal to the applicable Margin plus, for each Lender, the cost to such Lender (expressed as a rate per annum) of funding its LIBOR Rate Advances by whatever means it reasonably determines to be appropriate. Each Lender shall certify its cost of funds for each Interest Period to the
Third Amended and Restated Credit Agreement

Agent and the Borrower as soon as practicable (but in any event not later than ten Business Days after the first day of such Interest Period).
SECTION 2.06 Mandatory Repayments.
     (a) (i) All outstanding principal (and any accrued, unpaid interest) on the Revolving Credit Notes shall be due and payable on the Maturity Date. Notwithstanding anything to the contrary contained in this Agreement, the Original Credit Agreement or in any other Loan Document, the aggregate outstanding principal balance (based in respect of any Revolving Credit Advances denominated in Sterling by reference to the Equivalent thereof in Dollars determined on the applicable Exchange Calculation Date) of the Revolving Credit Notes and Swing Line Loans plus the Letter of Credit Obligations shall not exceed the Total Revolving Credit Commitment. The Revolving Credit Lenders shall never be required to make any Advance under the Revolving Credit Loans (or the Swing Line Lender to make any Swing Line Loan) or issue any Letter of Credit that would cause the aggregate outstanding principal balance (based in respect of any Revolving Credit Advances denominated in Sterling by reference to the Equivalent thereof in Dollars determined on the applicable Exchange Calculation Date) of the Revolving Credit Notes and Swing Line Loans plus the Letter of Credit Obligations to exceed the Total Revolving Credit Commitment. Subject to the provisions of subclause (ii) of this Section 2.06(a), if the aggregate outstanding principal balance (based in respect of any Revolving Credit Advances denominated in Sterling by reference to the Equivalent thereof in Dollars determined on the applicable Exchange Calculation Date) of the Revolving Credit Notes and Swing Line Loans plus the Letter of Credit Obligations at any time exceeds the Total Revolving Credit Commitment, the Borrower shall immediately repay the principal of the Revolving Credit Notes in an amount at least equal to such excess. If after giving effect to any such principal repayment, the Letter of Credit Obligations exceed the Total Revolving Credit Commitment, the Borrower shall pay an amount of cash equal to such excess to the Agent to be held as security for the Letter of Credit Obligations.
     (ii) If, on any date, the Agent notifies the Borrower that, on the most recent Exchange Calculation Date, the sum of (A) the aggregate principal amount of all Loans denominated in Dollars then outstanding plus (B) the aggregate principal amount of all Letter of Credit Obligations then outstanding plus (C) the Equivalent in Dollars (determined as of such Exchange Calculation Date) of the aggregate principal amount of all Advances denominated in Sterling then outstanding exceeds 103% of the Total Revolving Credit Commitment on such date, the Borrower shall, as soon as practicable and in any event within four (4) Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Loans owing by the Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the Total Revolving Credit Commitment on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Loans prepaid; provided that if the aggregate principal amount of Alternate Base Rate Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of
Third Amended and Restated Credit Agreement

such required prepayment in excess of the aggregate principal amount of Alternate Base Rate Advances then outstanding shall be deferred until the earliest to occur of the last day of the Interest Period of the outstanding LIBOR Rate Advances, in an aggregate amount equal to the excess of such required prepayment. If, on any date, the Agent notifies the Borrower that, on the most recent Exchange Calculation Date, the Equivalent in Dollars (determined as of such Exchange Calculation Date) of the aggregate principal amount of all Advances denominated in Sterling then outstanding exceeds $50,000,000, the Borrower shall, as soon as practicable and in any event within four (4) Business Days after receipt of such notice, prepay the outstanding principal amount of any Loans owing by the Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed such amount together with any interest accrued to the date of such prepayment on the aggregate principal amount of Loans prepaid. The Agent shall give prompt notice of any prepayment required under this Section 2.06(a)(ii) to the Borrower and the Lenders, and shall provide prompt notice to the Borrower of any such notice of required prepayment received by it from any Lender.
     (iii) Each prepayment made pursuant to this Section 2.06(a) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a LIBOR Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 2.15. The Agent shall give prompt notice of any prepayment required under this Section 2.06(a)(iii) to the Borrower and the Lenders.
     (b) Outstanding principal on the Term Loan shall be due and payable on each Designated Payment Date commencing June 30, 2006, in such aggregate amounts and for such Designated Payment Dates as follows:

Percentage of Term Loan
Commitment Due On Each
Designated Payment Date	Designated Payment Date
June 30, 2006	2.50%
September 30, 2006	2.50%
December 31, 2006	2.50%
March 31, 2007	2.50%
June 30, 2007	5.00%
September 30, 2007	5.00%
December 31, 2007	5.00%
March 31, 2008	5.00%
June 30, 2008	5.00%
September 30, 2008	5.00%
December 31, 2008	5.00%
Third Amended and Restated Credit Agreement

Percentage of Term Loan
Commitment Due On Each
Designated Payment Date	Designated Payment Date
March 31, 2009	5.00%
June 30, 2009	5.00%
September 30, 2009	5.00%
December 31, 2009	5.00%
March 31, 2010	5.00%
Maturity Date	Remaining unpaid balance
     The amount of the Term Loan repaid in accordance with this Section 2.06 may not be reborrowed.
(c) The Borrower shall prepay the Term Loan in amounts equal to:
     (i) 100% of the net cash proceeds of all asset sales generating net after-tax proceeds individually or in the aggregate in excess of $2,500,000 per annum or other dispositions (except Inventory in the ordinary course of business and excluding net cash proceeds of up to $2,000,000 received in any fiscal year to the extent used by the Person selling the same to acquire similar assets within 120 days after the date of receipt of such net cash proceeds) by the Borrower or any of its Subsidiaries (such prepayment to be made within five (5) days after such threshold is exceeded);
     (ii) 75% of Excess Cash Flow (such prepayment to be made annually within fifteen (15) days after delivery of the annual audited financial statements pursuant to Section 7.01(b) beginning with the delivery of the financial statements dated December 31, 2006); provided, however, if the ratio of Total Debt to Acquisition EBITDA for the Borrower and its Subsidiaries is less than 3.50:1.00 at the time such prepayment is otherwise required to be made, then the Borrower shall not be required to prepay the Term Loan with any Excess Cash Flow;
     (iii) 100% of the net cash proceeds of any debt or equity financing of the Borrower or any of its Subsidiaries (such prepayment to be made within five (5) days of the receipt of such proceeds), excluding (A) equity contributions relating to Permitted Acquisitions, (B) proceeds from the exercise of rights by employees under customary incentive compensation plans and stock options, (C) Indebtedness permitted under Section 8.03 (other than clause (b) thereof), (D) proceeds of up to $10,000,000 from additional equity issued to CapStreet and/or TA, and (E) net cash proceeds from the issuance of the Permanent Securities up to an amount sufficient to refinance in full all loans under the Second Lien Credit Agreement and unpaid interest thereon (provided that, if the Borrower has made the election contemplated by Section 4.03, the Borrower shall not be required to prepay the Term Loan Pursuant to this clause (D) to an amount less than the amount of the Term Loan to remain outstanding in connection with the Senior Facilities Reallocation); and
Third Amended and Restated Credit Agreement

     (iv) 100% of the net cash proceeds of any casualty or condemnation related to the Borrower or any of its Subsidiaries; provided, that the Borrower or such Subsidiary may reinvest such proceeds in an amount up to $5,000,000 if such casualty or condemnation does not have a Material Adverse Effect.
(d) All mandatory prepayments under Section 2.06(c) shall be applied to the principal installments of the Term Loan in order of maturity and to the Term Loan Lenders on a ratable basis until repayment of the Term Loan in full. The amount of the Term Loan prepaid may not be reborrowed and each Lenders’ Term Loan shall proportionately and permanently be reduced by the amount of the Term Loan prepaid pursuant to Section 2.06(c).
(e) All outstanding principal (and any accrued, unpaid interest) on the Swing Line Note shall be due and payable on the Maturity Date.
        SECTION 2.07 Voluntary Prepayments. The Borrower shall have the right to voluntarily prepay Advances in whole or in part upon giving two (2) Business Days’ prior written notice to the Agent; provided, however, with respect to Swing Line Loans comprised of Alternate Base Rate Advances, Borrower shall have the right to prepay such Advances in whole or in part upon giving notice to the Agent prior to 2:00 p.m. (New York time) on the date of such prepayment. Upon receipt of such notice, the Agent shall promptly notify each Lender of the contents thereof and of such Lender’s percentage participation of such prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein and (a) no LIBOR Rate Advance may be prepaid prior to the last day of its Interest Period unless, simultaneously therewith, the Borrower pays to the Agent for the benefit of the affected Lenders, all sums due under Section 2.15 hereof; and (b) each partial prepayment shall be made (i) in the case of any LIBOR Rate Advance denominated in Dollars, in the minimum amount of $250,000 and integral multiples of $100,000, (ii) in the case of any LIBOR Rate Advance denominated in Sterling, in the minimum amount of £250,000 and integral multiples of £100,000, and (iii) in the case of a prepayment of an Alternate Base Rate Advance, in a minimum aggregate amount of $250,000 and integral multiples of $100,000 (or, in each case, if less, the aggregate amount of the outstanding balance). The prepayment of the Term Loan pursuant to this Section 2.07 shall be applied to the remaining principal installments of the Term Loan in order of maturity in order of maturity and to the Term Loan Lenders on a ratable basis until repayment of the Term Loan in full. The amount of the Term Loan may not be reborrowed and each Lenders’ Term Loan shall proportionately and permanently be reduced by the amount of the Term Loan prepaid pursuant to this Section 2.07. Prepayments of any Revolving Credit Loan under this Section 2.07 may be reborrowed until the Maturity Date.
SECTION 2.08 Method and Place of Payments.
     (a) Except as otherwise specifically provided herein, all payments under this Agreement (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in Sterling) due from the Borrower shall be made to the Agent for the benefit of the affected Lenders not later than 12:00 p.m. (New York time) on the date when due and shall be made in lawful money of the United States in immediately available funds at the Payment Office. Notwithstanding the foregoing, all payments
Third Amended and Restated Credit Agreement

under this Agreement in respect of Swing Line Loans due from the Borrower shall be made to the Agent for the benefit of the Swing Line Lender not later than 2:00 p.m. (New York time) on the date when due and shall be made in lawful money of the United States in immediately available funds at the Payment Office. All payments with respect to principal of, interest on, and other amounts relating to, Advances denominated in Sterling due from the Borrower shall be made to the Agent for the benefit of the affected Lenders not later than 11:00 p.m. (New York time) on the date when due and shall be made in lawful money of the United Kingdom in immediately available funds at the Payment Office.
     (b) Except as specifically provided in Section 2.16(a), all payments (whether of principal, interest, Fees, reimbursements or otherwise) by the Borrower, under this Agreement shall be made without set-off or counterclaim and shall be made free and clear of and without deduction for any present or future tax, levy, impost or any other charge, if any, of any nature whatsoever now or hereafter imposed by any taxing authority. Except as specifically provided in Section 2.16(a), if the making of such payments by the Borrower is prohibited by law unless such a tax, levy, impost or other charge is deducted or withheld therefrom, the Borrower shall pay to the Agent, on the date of each such payment, such additional amounts (without duplication of any amounts required to be paid by the Borrower pursuant to Section 2.14 or Section 3.04) as may be necessary in order that the net amounts received by the Lenders after such deduction or withholding shall equal the amounts which would have been received if such deduction or withholding were not required. The Borrower shall confirm that all applicable taxes, if any, imposed on this Agreement or transactions hereunder shall have been properly and legally paid by it to the appropriate taxing authorities by sending, if available, official tax receipts or notarized copies of such receipts, or other evidence of payments reasonably acceptable to the applicable Lender, to the Agent within thirty (30) days after payment of any applicable tax. Notwithstanding the foregoing, in no event shall the compensation payable under this Section 2.08(b) (to the extent, if any, constituting interest under applicable laws) together with all amounts constituting interest under applicable laws and payable in connection with this Agreement, the Notes and the other Loan Documents exceed the Highest Lawful Rate.
     (c) To the extent that the Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.08, the Agent shall be entitled to convert or exchange such funds into Dollars or into Sterling or from Sterling to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.08; provided that the Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.08(c) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided further that the Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by
Third Amended and Restated Credit Agreement

the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.08(c).
        SECTION 2.09 Pro Rata Advances/Payments. All Advances (other than Advances made under the Swing Line Loans) under this Agreement shall be made by the affected Lenders pro rata (provided, however, that nothing hereunder shall limit or impair Agent’s rights under Section 2.04(b)), and all payments in respect of any Revolving Credit Loan and Term Loan from the Borrower to the Agent shall be applied, on the basis of the Lenders’ respective percentage participations in the Total Revolving Credit Commitment or the Term Loan Commitment, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Advances hereunder and that each Lender shall be obligated to make the Advances provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.
SECTION 2.10 Interest.
     (a) Subject to Section 12.08, the Borrower agrees to pay interest on the total outstanding principal balance from time to time of all Alternate Base Rate Advances from the date of each respective Advance to maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be equal to the lesser of (i) the Highest Lawful Rate and (ii) the Alternate Base Rate in effect from time to time plus the applicable Margin as such applicable Margin may change from time to time. Interest accrued under this Section 2.10(a) shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be.
     (b) Subject to Section 12.08, the Borrower agrees to pay interest on the total outstanding principal balance of all LIBOR Rate Advances from time to time from the date of each respective Advance to maturity (whether by acceleration or otherwise) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days in the case of LIBOR Rate Advances denominated in Dollars and 365 or 366 days, as the case may be, in the case of LIBOR Rate Advances denominated in Sterling) which shall, during each Interest Period applicable thereto, be equal to the lesser of (i) the Highest Lawful Rate and (ii) the applicable LIBOR Rate for such Interest Period plus the applicable Margin.
     (c) Subject to Section 12.08, upon the occurrence and during the continuance of a Default under Section 9.01(a), (f) or (g), all principal and, to the extent permitted by law, interest, in respect of any Advance and all other amounts owing hereunder shall bear interest at a rate per annum equal to the Default Rate.
     (d) Interest on each Advance shall accrue from and including the date of such Advance to but excluding the date of any repayment thereof and shall be payable in arrears (i) in respect of LIBOR Rate Advances (A) on the last day of the Interest Period applicable thereto and, in the case of any Interest Period in excess of three months, on the last day of the third month, the last day of the sixth month (if applicable) and the last day of the ninth month (if applicable) of the Interest Period and on the last day of the Interest Period, and (B) on the date of any voluntary or mandatory repayment or any conversion
Third Amended and Restated Credit Agreement

or continuance, (ii) in respect of Alternate Base Rate Advances (A) on each Designated Payment Date and (B) on the date of any voluntary or mandatory repayment and (iii) in respect of each Advance, at maturity (whether by acceleration or otherwise) and, after maturity, on demand.
     (e) The Agent, upon determining the LIBOR Rate for any Interest Period, shall notify the Borrower thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto. In addition, prior to the due date for the payment of interest on any Advances set forth in the immediately preceding paragraph, the Agent shall notify the Borrower of the amount of interest due by the Borrower on all outstanding Advances on the applicable due date, but any failure of the Agent to so notify the Borrower shall not reduce the Borrower’s liability for the amount owed.
     (f) Subject to Section 12.08, the Borrower shall pay to the Agent for the account of each affected Lender, so long as the Lenders shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each such LIBOR Rate Advance from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times during the relevant Interest Period for such Advance to the lesser of (i) the Highest Lawful Rate and (ii) the remainder obtained by subtracting (A) the LIBOR Rate for such Interest Period from (B) the rate obtained by dividing such LIBOR Rate referred to in clause (A) above by that percentage equal to 100% minus the Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender as incurred and shall be payable upon demand therefor by the Borrower to such Lender. Each determination by such Lender of additional interest due under this Section 2.10(f) shall be conclusive and binding for all purposes in the absence of manifest error.
SECTION 2.11 Interest Periods.
     (a) At the time the Borrower gives any Notice of Advance or Notice of Conversion in respect of the making of, or conversion into, a LIBOR Rate Advance, the Borrower shall have the right to elect, by giving the Agent on the dates and at the times specified in Section 2.02 or Section 2.05, notice of the interest period (each an “Interest Period”) applicable to such LIBOR Rate Advance, which Interest Period shall be either a one, two, three, six, or, if deposits in the applicable currency are available to all the Lenders in the applicable market, nine or twelve-month period; provided, that:
     (i) the Initial Interest Period for any LIBOR Rate Advance shall commence on the date of such LIBOR Rate Advance (including the date of any conversion thereto or continuance thereof pursuant to Section 2.05); each Interest Period occurring thereafter in respect of such LIBOR Rate Advance shall commence on the expiration date of the immediately preceding Interest Period;
Third Amended and Restated Credit Agreement

     (ii) if any Interest Period relating to a LIBOR Rate Advance begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
     (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, that if there are no more Business Days in that month, the Interest Period shall expire on the preceding Business Day; and
     (iv) no Interest Period for Advances shall extend beyond the Maturity Date.
     (b) If, upon the expiration of any Interest Period applicable to a LIBOR Rate Advance, the Borrower has failed to elect a new Interest Period to be applicable to such Advance as provided above, (A) if such LIBOR Rate Advances are denominated in Dollars, the Borrower shall be deemed to have elected to convert such Advance into an Alternate Base Rate Advance effective as of the expiration date of such current Interest Period and (B) if such LIBOR Rate Advances are denominated in Sterling, be exchanged for an Equivalent amount of Dollars and convert into Alternate Base Rate Advances.
     (c) After giving effect to any Loan, Advance, continuation or conversion of any LIBOR Rate Advance, there may not be more than twelve (12) different Interest Periods in effect hereunder.
        SECTION 2.12 Interest Rate Not Ascertainable. In the event that the Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining the LIBOR Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the LIBOR interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate, then, and in any such event, the Agent shall forthwith give notice to the Borrower and to the Lenders of such determination. Until the Agent notifies the Borrower that the circumstances giving rise to the suspension described herein no longer exist, (a) the obligations of the Lenders to make LIBOR Rate Advances shall be suspended and (b) each LIBOR Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (i) if such LIBOR Rate Advance is denominated in Dollars, convert into an Alternate Base Rate Advance and (ii) if such LIBOR Rate Advance is denominated in Sterling, be prepaid by the Borrower or be automatically exchanged for an Equivalent amount of Dollars and be converted into an Alternate Base Rate Advance.
SECTION 2.13 Change in Legality.
     (a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender or its LIBOR Lending Office to make or maintain any LIBOR Rate Advance or to
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give effect to its obligations as contemplated hereby, then, by prompt written notice to the Borrower, such Lender may:
     (i) declare that LIBOR Rate Advances will not thereafter be made by such Lender hereunder, whereupon the Borrower shall be prohibited from requesting LIBOR Rate Advances from such Lender hereunder (and instead, any request for a LIBOR Rate Advance in Dollars, as to such Lender, shall be deemed to be a request for an Alternate Base Rate Advance and any request for a LIBOR Rate Advance in Sterling shall be void and of no force and effect) unless such declaration is subsequently withdrawn; and
     (ii) require that all LIBOR Rate Advances in Sterling made by such Lender be exchanged into an Equivalent amount of Dollars and be converted into an Alternate Base Rate Advance and that all outstanding LIBOR Rate Advances in Dollars made by such Lender be converted to Alternate Base Rate Advances, in which event (A) all such LIBOR Rate Advances made by such Lender shall be automatically converted to Alternate Base Rate Advances as of the effective date of such notice as provided in paragraph (b) below (or if so designated by such Lender in such notice, effective as of another date) and (B) all payments and prepayments of principal which would otherwise have been applied to repay the converted LIBOR Rate Advances shall instead be applied to repay the Alternate Base Rate Advances resulting from the conversion of such LIBOR Rate Advances.
     (b) For purposes of this Section 2.13, a notice to the Borrower by the Agent pursuant to paragraph (a) above shall be effective on the date of receipt thereof by the Borrower.
SECTION 2.14 Increased Costs, Taxes or Capital Adequacy Requirements.
     (a) If, after the Execution Date, the application or effectiveness of any applicable law or regulation or compliance by any Lender with any applicable guideline or request from any central bank or governmental authority (whether or not having the force of law) (i) shall change the basis of taxation of payments to such Lender of the principal of or interest on any LIBOR Rate Advance made by such Lender or any other Fees or amounts payable hereunder (other than taxes imposed or measured on the overall net or gross income or revenue of such Lender or its Applicable Lending Office or franchise taxes imposed upon it by the jurisdiction in which such Lender or its Applicable Lending Office has an office), (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement with respect to any LIBOR Rate Advance made by such Lender against assets of, deposits with or for the account of, or credit extended by, such Lender (without duplication of any amounts paid pursuant to Section 2.10(f)) or (iii) shall impose on such Lender any other condition affecting this Agreement or any LIBOR Rate Advance made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of maintaining its Revolving Credit Commitment, or of making or maintaining any LIBOR Rate Advance or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or
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otherwise) in respect thereof by an amount deemed in good faith by such Lender to be material, then the Borrower shall pay to such Lender such additional amount as will compensate it for such increase or reduction upon demand.
     (b) If any Lender shall have determined in good faith that any change after the Execution Date of any law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof or compliance with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency issued after the Execution Date has or would have the effect of reducing the rate of return on the capital of such Lender as a consequence of, or with reference to, such Lender’s obligations hereunder to a level below that which it could have achieved but for such change by an amount deemed by such Lender to be material, then, from time to time, the Borrower shall pay to the Agent for the benefit of such Lender such additional amount as will reasonably compensate it for such reduction upon demand.
     (c) Each Lender will notify the Borrower through the Agent of any event occurring after the date of this Agreement which will entitle it to compensation pursuant to this Section 2.14, as promptly as practicable. A certificate (i) stating that the compensation sought to be recovered pursuant to this Section 2.14 is generally being charged to other similarly situated customers and (ii) setting forth in reasonable detail the amount necessary to compensate the Lender in question as specified in paragraph (a) or (b) above, as the case may be, and the calculation of such amount under clause (a)(i), shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to the Agent for the account of such Lender the amount shown as due on any such certificate upon demand. The failure on the part of any Lender to demand increased compensation with respect to any Interest Period shall not constitute a waiver of the right to demand compensation thereafter, provided that with respect to events occurring prior to any notice given under this Section 2.14(c), such Lenders shall only be entitled to recover compensation for such events occurring over a period of 120 days. Upon the request of the Borrower, each Lender agrees that it will use reasonable efforts to designate a different Applicable Lending Office for the Loans due to it affected by the matter described in Sections 2.14(a) and 2.14(b), if such designation will avoid or reduce the liability of the Borrower to such Lender under this Section 2.14 so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion.
     (d) Except as expressly provided in Section 2.14(c) failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any Interest Period shall not constitute a waiver of such Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such Interest Period or any other Interest Period.
        SECTION 2.15 LIBOR Advance Prepayment and Default Penalties. Subject to Section 12.08, the Borrower shall indemnify each Lender against any loss or expense (other than loss of profit) which it may sustain or incur as a consequence of (a) an advance of, or a
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conversion into,or a continuance of, LIBOR Rate Advances that does not occur on the date specified therefor in a Notice of Advance or Notice of Conversion, (b) any payment, prepayment or conversion of a LIBOR Rate Advance required by any other provision of this Agreement or otherwise made on a date other than the last day of the applicable Interest Period or (c) any default in the payment or prepayment of the principal amount of any LIBOR Advance or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise). Such loss or expense shall include the amount equal to the excess determined by each Lender of (i) its cost of obtaining the funds for the Advance being paid, prepaid or converted or not borrowed (based on the LIBOR Rate) for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Advance (or, in the case of a failure to borrow, the Interest Period for the Advance which would have commenced on the date of such failure to borrow) over (ii) the amount of interest (as determined by each Lender) that would be realized in reemploying the funds so paid, prepaid or converted or not borrowed for such period or Interest Period, as the case may be.
     The Agent on behalf of the Lenders, will notify the Borrower of any loss or expense which will entitle the Lenders to compensation pursuant to this Section 2.15, as promptly as is practicable. A certificate of any Lender setting forth any amount which it is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to the Agent for the account of the Lenders the amount shown as due on any certificate upon demand. Without prejudice to the survival of any other obligations of the Borrower hereunder, the obligations of the Borrower under this Section 2.15 shall survive the termination of this Agreement and the assignment of any of the Notes. The failure on the part of any Lender to demand compensation with respect to this Section 2.15 shall not constitute a waiver of the right to demand compensation thereafter, provided that with respect to any loss or expense incurred prior to any notice given under this Section 2.15, such Lender shall only be entitled to recover compensation for such loss or expense incurred over a period of 120 days.
SECTION 2.16 Taxes.
     (a) With respect to each Lender (including but not limited to any Lender added by assignment pursuant to Section 12.10 hereof) which is organized under the laws of a jurisdiction outside the United States, on the date of the initial Advance hereunder, and from time to time thereafter if requested by the Borrower or the Agent, each such Lender (including assignees of any thereof from time to time) shall provide the Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying as to such Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Lender hereunder or other documents satisfactory to the Borrower and the Agent indicating that all payments to be made to such Lender hereunder are subject to such tax at a rate reduced by an applicable tax treaty. Unless the Borrower and the Agent have received such forms or such documents indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the
Third Amended and Restated Credit Agreement

laws of a jurisdiction outside the United States. For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form or other document described above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date of the initial Advance or if such form or other document otherwise is not required), such Lender shall not be entitled to indemnification under Section 2.08(b) or Section 2.16 with respect to taxes imposed by the United States by reason of such failure.
     (b) The Loan Parties shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, or the other Loan Documents (“Other Taxes”).
     (c) The Loan Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of taxes (excluding franchise taxes and taxes imposed on overall net income of the Lender by the United States or the jurisdiction in which the Lender is located) and Other Taxes imposed or asserted by any jurisdiction on amounts payable under Section 2.08(b) or Section 2.16, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.
        SECTION 2.17 Replacement Lenders. If any Lender shall assert that any adoption or change of the type described in Section 2.13 hereof has occurred with respect to it or shall assert (together with other Lenders comprising the Requisite Lenders for purposes of such Section) that any event described in Section 2.05(b) has occurred with respect to it, or if any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.05(b), Section 2.08(b) or Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its expense and effort, upon notice to such Lender and the Agent, require such Lender to, and such Lender promptly shall, assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.10), all its interest, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such assignee is not a Lender or an Affiliate thereof, the Borrower shall have received the prior written consent of the Agent which consent shall not be unreasonably withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (at least to the extent of such outstanding principal) and the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.08(b) or Section 2.16, such assignment will result in a reduction in such compensation or payments compared to the compensation or payments payable to the assigning Lender, and (iv) in the case of Section 2.05(b), no such assignment shall be made unless all Lenders making such assertion are replaced.
Third Amended and Restated Credit Agreement

A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation no longer exist or cease to apply.
ARTICLE III
LETTERS OF CREDIT
SECTION 3.01 Letters of Credit.
     (a) Subject to and upon the terms and conditions herein set forth, the Issuing Bank agrees that it will at any time and from time to time on or after the Effective Date and to but excluding the thirtieth (30th) day prior to the Maturity Date, following its receipt of a Letter of Credit Request and Application for Letter of Credit, issue for the account of the Borrower and in support of the obligations of the Borrower or any of its Subsidiaries, one or more standby or commercial letters of credit (the “Letters of Credit”), up to a maximum amount outstanding at any one time for all Letters of Credit of $10,000,000, provided that the Issuing Bank shall not issue any Letter of Credit if at the time of such issuance: (i) Letter of Credit Obligations shall be greater than an amount which, when added to all Advances under the Revolving Credit Notes and the Swing Line Note then outstanding, would exceed the Total Revolving Credit Commitment or (ii) the expiry date of such Letter of Credit is a date that is later than the earlier of (x) the thirtieth (30th) day prior to the Maturity Date and (y) one year after its issuance; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (x) above).
     (b) The Issuing Bank shall neither renew or extend nor permit the renewal or extension of any Letter of Credit (which renewal or extension will not be for any period ending after the Maturity Date) if any of the conditions precedent to such renewal set forth in Section 5.02 are not satisfied or waived or, after giving effect to such renewal, the expiry date of such Letter of Credit would be a date that is later than the thirtieth (30th) day prior to the Maturity Date.
SECTION 3.02 Letter of Credit Requests.
     (a) Whenever the Borrower desires that a Letter of Credit be issued for their account or that the existing expiration date shall be extended, they shall give the Issuing Bank (with copies to be sent to the Agent and each other Revolving Credit Lender) (i) in the case of a Letter of Credit to be issued, at least five (5) Business Days’ prior written request therefor and (ii) in the case of the extension of the existing expiry date of any Letter of Credit, at least five (5) Business Days prior to the date on which the Issuing Bank must notify the beneficiary thereof that the Issuing Bank does not intend to extend such existing expiry date. Each such request shall be executed by the Borrower and shall be in the form of Exhibit 3.02 attached hereto (each a “Letter of Credit Request”) and shall be accompanied by an Application for Letter of Credit therefor, completed to the reasonable satisfaction of the Issuing Bank, and such other certificates, documents and
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other papers and information as the Issuing Bank or the Agent may reasonably request. Each Letter of Credit shall be denominated in Dollars, shall expire no later than the date specified in Section 3.01, shall not be in an amount greater than is permitted under the clause (i) of Section 3.01(a) and shall be in such form as may be reasonably approved from time to time by the Issuing Bank and the Borrower.
     (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of this Agreement. Unless the Issuing Bank has received notice from any Revolving Credit Lender before it issues the respective Letter of Credit or extends the existing expiry date of a Letter of Credit that one or more of the conditions specified in Article V are not then satisfied, or that the issuance of such Letter of Credit would violate this Agreement, then the Issuing Bank shall issue the requested Letter of Credit for the account of the Borrower in accordance with the Issuing Bank’s usual and customary practices. Upon its issuance of any Letter of Credit or the extension of the existing expiry date of any Letter of Credit, as the case may be, the Issuing Bank shall promptly notify the Borrower and the Agent and the Agent shall notify each Revolving Credit Lender of such issuance or extension, which notices shall be accompanied by a copy of the Letter of Credit actually issued or a copy of any amendment extending the existing expiry date of any Letter of Credit, as the case may be.
SECTION 3.03 Letter of Credit Participations.
     (a) All Letters of Credit issued subsequent hereto shall be deemed to have been sold and transferred by the Issuing Bank to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, (to the extent of such Lender’s percentage participation in the Total Revolving Credit Commitment) in each such Letter of Credit (including extensions of the expiry date thereof), each substitute Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement and the other Loan Documents with respect thereto, and any security therefor or guaranty pertaining thereto.
     (b) In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation relative to the Revolving Credit Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.
     (c) In the event that the Issuing Bank makes any payment under any Letter of Credit, the same shall be considered an Alternate Base Rate Advance without further action by any Person. The Issuing Bank shall promptly notify the Agent, which shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender shall immediately pay to the Agent for the account of the Issuing Bank the amount of such Lender’s percentage participation of such Advance. If any Revolving Credit Lender
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shall not have so made its percentage participation available to the Agent, such Lender agrees to pay interest thereon, for each day from such date until the date such amount is paid at the lesser of (i) the Federal Funds Effective Rate and (ii) the Highest Lawful Rate.
     (d) The Issuing Bank shall not be liable for, and the obligations of the Borrower and the Lenders to make payments to the Agent for the account of the Issuing Bank with respect to Letters of Credit shall not be subject to, any qualification or exception whatsoever, including any of the following circumstances:
     (i) any lack of validity or enforceability of the Original Credit Agreement, this Agreement or any of the other Loan Documents;
     (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit, the Agent, any Issuing Bank, any Revolving Credit Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
     (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or
     (v) the occurrence of any Default or Event of Default.
     (e) The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Bank’s gross negligence or willful misconduct. It is the express intention of the parties hereto that such Issuing Bank, its officers, directors, employees and agents (other than with respect to any claims by the Issuing Bank against any such officer, director, employee or agent thereof) shall be indemnified and held harmless from, subject to the same type of protections set forth in Section 12.05(b), any action taken or omitted by such Person under or in connection with any Letter of Credit or any related draft or document arising out of or resulting from such Person’s sole or contributory negligence, but not from the gross negligence or willful misconduct of such Person. The Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in accordance with the standards of care specified in the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Bank) and, to the extent not inconsistent therewith, the Uniform
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Commercial Code of the State of New York, shall not result in any liability of the Issuing Bank to the Borrower.
SECTION 3.04 Increased Costs.
     (a) Notwithstanding any other provision herein, but subject to Section 12.08, if any Revolving Credit Lender shall have determined in good faith that any change after the Execution Date of any law, rule, regulation or guideline or the application or effectiveness of any applicable law or regulation or any change after the Execution Date in the interpretation or administration thereof, or compliance by any Revolving Credit Lender (or any lending office of such Lender) with any applicable guideline or request from any central bank or governmental authority (whether or not having the force of law) issued after the Effective Date either (i) shall impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued, or participated in, by any Revolving Credit Lender or (ii) shall impose on any Revolving Credit Lender any other conditions affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Revolving Credit Lender of issuing, maintaining or participating in any Letter of Credit, or reduce the amount received or receivable by any Revolving Credit Lender hereunder with respect to Letters of Credit, by an amount deemed by such Lender to be material, then, from time to time, the Borrower shall pay to the Agent for the account of such Lender such additional amount or amounts as will reasonably compensate such Lender for such increased cost or reduction by such Lender.
     (b) Each Revolving Credit Lender will notify the Borrower through the Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to subsection (a) above, as promptly as practicable. A certificate of such Lender (i) stating that the compensation sought to be recovered pursuant to this Section 3.04 is generally being charged to other similarly situated customers and (ii) setting forth in reasonable detail such amount or amounts as shall be necessary to compensate such Lender as specified in subsection (a) above may be delivered to the Borrower (with a copy to the Agent) and shall be conclusive absent manifest error. The Borrower shall pay to the Agent for the account of such Lender the amount shown as due on any such certificate upon demand; provided that with respect to events occurring prior to any notice given under this Section 3.04(b), such Lender shall only be entitled to recover compensation for such events occurring over a period of 120 days.
     (c) Except as expressly provided in Section 3.04(b), failure on the part of any Revolving Credit Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any Letter of Credit shall not constitute a waiver of such Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such Letter of Credit.
        SECTION 3.05 Conflict between Applications and Agreement. To the extent that any provision of any application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control.
Third Amended and Restated Credit Agreement

ARTICLE IV
FEES; COMMITMENTS
SECTION 4.01 Fees.
     (a) The Borrower agrees to pay to the Agent for the account of each Revolving Credit Lender a commitment fee (the “Revolving Credit Commitment Fee”) for the period from and including the Effective Date to the Maturity Date, computed at a rate per annum equal to the Margin applicable to the Revolving Credit Commitment Fee set forth in the definition of “Margin” on the average daily unused amount of the Revolving Credit Commitments calculated on the basis of a 360-day year. Accrued Revolving Credit Commitment Fees shall be calculated to the day immediately preceding each Designated Payment Date and to the date the Revolving Credit Commitment is terminated. Revolving Credit Commitment Fees shall be due and payable in arrears (i) on each Designated Payment Date commencing on the first such date following the Execution Date and (ii) on the Maturity Date.
     (b) The Borrower agrees to pay Letter of Credit Fees to the Issuing Bank and each Lender in the applicable amount of the same payable thereto as set forth in the definition of Letter of Credit Fee set forth in Section 1.01. Accrued Letter of Credit Fees shall be due and payable in arrears (i) on each Designated Payment Date commencing on the first such date following the Execution Date and (ii) on the Maturity Date, and shall be calculated on the basis of a 360-day year.
     (c) Without duplication of the other fees in this Section 4.01, the Borrower agrees to pay to the Agent, for the account of Agent, in connection with its arrangement and syndication of the credit facility; and for the account of each Lender as consideration for such Lender making available the Loans, all of such other fees as have been agreed to pursuant to the Agent’s Letter.
     (d) In no event shall the Fees payable under this Section 4.01 (to the extent, if any, constituting interest under applicable laws) together with all amounts constituting interest under applicable laws and payable in connection with this Agreement, the Notes and the other Loan Documents exceed the Highest Lawful Rate.
SECTION 4.02 Reduction of Total Commitment.
     (a) Upon at least one (1) Business Day’s prior written notice to the Agent, the Borrower shall have the right, without premium or penalty, to reduce or terminate the Unutilized Commitment in part or in whole; provided, that (i) any such reduction shall reduce proportionately the Revolving Credit Commitment of each of the Revolving Credit Lenders and (ii) any partial reduction shall be in a minimum amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof.
     (b) The Revolving Credit Commitment, if not sooner terminated, shall terminate on the Maturity Date.
Third Amended and Restated Credit Agreement

        SECTION 4.03 Reallocation of Commitments. The Borrower shall have the one-time right to elect to restructure (the “Senior Facilities Reallocation”) the Commitments and the Loans as follows:
     (a) in the event that the amount of the gross cash proceeds received by the Borrower from the issuance and sale of the Permanent Securities is greater than or equal to $150,000,000 and such proceeds are applied in accordance with the terms of the Second Lien Credit Agreement and the terms set forth herein, the Borrower may elect, by written notice to the Agent and the Lenders at least five (5) Business Days prior to the date of receipt of such gross proceeds, to reallocate the Total Commitment remaining hereunder after such application in an amount not to exceed $180,000,000, which shall be comprised (at the election of the Borrower as specified in such notice) of (i) a Total Revolving Credit Commitment of up to $150,000,000 and (ii) a Term Loan Commitment of up to $30,000,000 (it being understood that the notice of such reallocation given by the Borrower to the Agent and the Lenders may indicate different proposed reallocations that are dependent on the amount of the net proceeds available from such issuance and sale); or
     (b) in the event that the gross proceeds received by the Borrower from the issuance and sale of the Permanent Securities is at least $75,000,000 but less than $150,000,000 and such proceeds are applied in accordance with the terms of the Second Lien Credit Agreement and the terms set forth herein, the Borrower may elect, by written notice to the Agent and the Lenders at least five (5) Business Days prior to the date of receipt of such gross proceeds, to reallocate the Total Commitment remaining hereunder after such application as mutually agreed by the Borrower, the Agent and the Lenders in their sole discretion.
     Any reallocation of the Commitments pursuant to this Section 4.03 shall be made on a pro rata basis among all of the Lenders such that (a) the percentage of the Commitments and Loans held be each Lender before any such reallocation shall be the same after such reallocation, and (b) each Lender shall continue to hold the same ratable portion of the Revolving Commitments and the Term Loan.
ARTICLE V
CONDITIONS PRECEDENT
        SECTION 5.01 Conditions Precedent to the Initial Advance. The obligation of each Lender to make its initial Advance to the Borrower is subject to the condition that the Agent shall have received the following, each in form and substance reasonably satisfactory to the Agent:
     (a) this Agreement executed by the Borrower and the other Loan Parties;
     (b) one Revolving Credit Note for each Revolving Credit Lender, each executed by the Borrower and payable to the order of said Lender in the amount of its Revolving Credit Commitment;
Third Amended and Restated Credit Agreement

     (c) the Swing Line Note executed by the Borrower and payable to the order of the Swing Line Lender in the amount of the Swing Line Commitment;
     (d) one Term Note for each Term Loan Lender, each executed by the Borrower and payable to the order of said Lender in the amount of its Term Loan Commitment;
     (e) the Security Documents executed by each of the Loan Parties, as the case may be, to be a party thereto, including all certificates evidencing shares of stock of the General Partner and the Limited Partner and all partnership interests of the Partnership and Subsidiaries pledged to the Agent for the benefit of the Lenders under the terms of any Security Document, together with related stock powers duly executed by the applicable pledgor;
     (f) the Intercreditor Agreement, duly executed by the parties thereto;
     (g) a Notice of Advance with respect to the initial Advance meeting the requirements of Section 2.04;
     (h) a certificate (i) of the secretary or an assistant secretary or other Responsible Officer of each of the Loan Parties certifying (A) true and complete copies of each of the articles or certificate of incorporation, organization or partnership, as applicable, as amended and in effect, of such Person, the bylaws, regulations, operating agreement, or agreement of limited partnership, as applicable, as amended and in effect, of such Person and the resolutions adopted by the Board of Directors, general partner, requisite members or mangers, as applicable, of such Person, (1) authorizing the execution, delivery and performance by such Person of the Loan Documents to which it is or will be a party and, as to the Borrower, the Advances to be made hereunder, and (2) authorizing Responsible Officers of such Person to negotiate, execute and deliver the Loan Documents to which it is or will be a party and any related documents, including, any agreement contemplated by this Agreement, and (B) the incumbency and specimen signatures of the Responsible Officers of such Person executing any documents on its behalf and (ii) of a Responsible Officer of the Borrower certifying, (A) that there has been no change in the businesses or financial condition of such Person which would reasonably be expected to have a Material Adverse Effect since December 31, 2004, and (B) that no Default or Event of Default shall have occurred and be continuing or would result from the initial Advance;
     (i) favorable, signed opinions addressed to the Agent and the Lenders from Vinson & Elkins L.L.P. and Allen & Overy, counsel to the Loan Parties in form and substance satisfactory to the Agent and its counsel;
     (j) the Agent shall have received the payment for the Agent and the Lenders, as applicable, of all Fees and expenses agreed upon by such parties and the Borrower to be payable on or prior to the Execution Date or the Effective Date, as the case may be;
     (k) certificates of appropriate public officials as to the existence, good standing and, if material, qualification to do business as a foreign corporation, as
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applicable, of the Loan Parties and their respective Subsidiaries, in each jurisdiction in which the ownership of their properties or the conduct of their business requires such qualifications;
     (l) copies of the Financials described in Section 6.07 hereof;
     (m) a Solvency Certificate, in form and substance satisfactory to Agent, executed by the chief financial officer of the Borrower certifying as to the solvency of each Loan Party before and after giving effect to the Transaction, the making of the initial Advance and the application of proceeds thereof;
     (n) a certificate in form and substance satisfactory to Agent executed by the chief financial officer of the Borrower stating that, (i) for the twelve-month period ending March 31, 2005, pro forma Acquisition EBITDA of the Borrower and its Subsidiaries (taking into account the UK Acquisition) was not less than $50,000,000, and (ii) the pro forma financial statements and forecasts delivered pursuant to clause (p) below were prepared in good faith on the basis of the assumptions stated therein, which assumptions are fair in light of then existing conditions (it being understood that projections are necessarily based upon opinions, estimates and projections and that the Borrower and its Subsidiaries and representatives do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate);
     (o) (i) unaudited financial statements of the Company for any interim quarterly periods which have ended since the date of the most recent audited financial statements and at least 30 days prior to the Effective Date, which (A) shall be reasonably satisfactory in form and substance to the Arrangers, and (B) shall not be materially inconsistent with the information and projections provided to the Arrangers and the Lenders prior to the Effective Date; and (ii) forecasts prepared by management of the Borrower and its Subsidiaries, each in form reasonably satisfactory to the Arrangers, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Effective Date and on an annual basis for each year thereafter during the term of the Agreement;
     (p) (i) all filings, recordations and searches necessary or desirable in connection with the Liens and security interests in the Collateral described in the Security Documents shall have been duly made (or otherwise provided for in a manner reasonably satisfactory to the Agent); all filing and recording fees and taxes shall have been duly paid (or otherwise provided for in a manner reasonably satisfactory to the Agent); and (ii) the Agent shall have received satisfactory evidence that the Agent has (or, upon the completion of any filings or recordings of any documents, financing statements or instruments delivered to the Agent will have) a valid and perfected first priority Lien and security interest in the Collateral described in the Security Documents;
     (q) Certificates of Insurance evidencing the existence of all insurance required to be maintained pursuant to Section 6.17, including endorsements naming the Agent on behalf of the Lenders as an additional insured or loss payee, as the case may be;
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     (r) evidence satisfactory to the Agent that the Borrower has received all necessary governmental, shareholder and material third party consents and/or approvals necessary to effect the UK Acquisition, expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on any of the Borrower and its Subsidiaries, or the Transaction, or that could seek to restrain or threaten any of the foregoing, and the absence of any applicable law or regulation which in the reasonable judgment of the Arrangers could have such material adverse conditions or effect;
     (s) evidence that the UK Acquisition shall have been consummated simultaneously with the initial Credit Event hereunder in accordance with the terms of the UK Acquisition Agreement and in compliance with applicable law and regulatory approvals;
     (t) evidence of receipt by the Borrower of not less than $75,000,000 gross cash proceeds from the advance of the loans under the Second Lien Credit Agreement;
     (u) an executed deed of release with respect to the Company’s term loan Indebtedness and other obligations under its existing credit facility with The Royal Bank of Scotland (other than obligations relating to the overdraft facility permitted under Section 8.03(l)), prior to or simultaneously with the occurrence of the Effective Date, in form and substance satisfactory to the Agent and confirmation that all Liens or other security interests granted by the Company in connection with such credit facility have been released;
     (v) all documentation and other information requested by the Agent or any Arranger and required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Act; and
     (w) such other consents, approvals, opinions or documents as the Agent may reasonably request.
        The acceptance of the benefits of the initial Credit Event shall constitute a representation and warranty by the Borrower to the Agent and each of the Lenders that all of the conditions specified in this Section 5.01, shall have been satisfied or waived as of that time.
        SECTION 5.02 Conditions Precedent to All Credit Events. The obligation of the Lenders to make any Advance is subject to the further conditions precedent that on the date of such Credit Event:
     (a) The conditions precedent set forth in Section 5.01 shall have theretofore been satisfied or waived;
     (b) The representations and warranties set forth in Article VI of this Agreement and the representations and warranties set forth in the Security Documents shall be true and correct in all material respects as of and as if such representations and warranties were made on, the date of the proposed Advance (unless such representation
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and warranty expressly relates to an earlier date or is no longer true and correct solely as a result of transactions not prohibited by the Loan Documents), and the Borrower shall be deemed to have certified to the Agent and the Lenders that such representations and warranties are true and correct in all material respects by submitting a Notice of Advance;
     (c) The Borrower shall have complied with the provisions of Section 2.02, Section 3.02 and/or Section 5.04, as applicable;
     (d) No Default or Event of Default shall have occurred and be continuing or would result from such Credit Event; and
     (e) No Material Adverse Effect shall have occurred since the delivery of the most recent Financials.
        The acceptance of the benefits of each such Credit Event shall constitute a representation and warranty by the Borrower to the Agent and each of the Lenders that all of the conditions specified in this Section 5.02 above exist as of that time.
        SECTION 5.03 Delivery of Documents. All of the Notes, Security Documents, certificates and legal opinions referred to in this Article V unless otherwise specified, shall be delivered to the Agent for the account of each of the Lenders and, except for the Notes, if requested by the Agent in sufficient copies for each of the Lenders and shall be reasonably satisfactory in form and substance to the Agent. Any Lender may request in writing to the Agent and the Borrower a copy of any other document or paper referred to in this Article V and the Borrower will thereafter provide same to such Lender.
        SECTION 5.04 Permitted Acquisition Advances. Unless the Borrower receives prior written approval from the Requisite Lenders, the obligation of each Lender to make any Advance to be used by the Borrower to consummate a Permitted Acquisition other than the UK Acquisition (each, an “Acquisition Advance”) is subject to the further conditions precedent that on the date of such Credit Event:
     (a) Acquisition Advance Request. The Borrower shall have provided to the Agent and each Lender at least fifteen (15) days prior to the date that the proposed Acquisition Advance is to be requested, the following: (i) the name of the Person (“Target”) whose stock or assets are to be acquired or the name of the merchant associated with such Large Program (“Large Program Merchant”) whose merchant agreements and/or ATM Equipment are to be acquired, as applicable; (ii) a description of the nature of the Target’s or Large Program Merchant’s business, as applicable; (iii) copies of the documentation (or substantially final drafts of the documentation) intended to effect the proposed Acquisition (the “Acquisition Agreements”); (iv) a summary of the terms and conditions of the proposed Acquisition; (v) a certificate of the chief financial officer or chief executive officer of the Borrower certifying that no Default or Event of Default exists or could reasonably be expected to occur as a result of the proposed Acquisition; and (vi) any other information the Agent may reasonably request. In addition, at least fifteen (15) days prior to the date that the Acquisition Advance is to be requested, the Borrower must have been made available, and at the
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Agent’s request the Borrower shall use reasonable efforts to make available the officers and directors of the Target or Large Program Merchant, as applicable, to the Agent and the Lenders to answer questions regarding the proposed Acquisition and the documentation related thereto.
     (b) Acquisition Criteria. The Borrower shall provide to the Agent and each Lender evidence that:
     (i) The Target is involved in or, if applicable, the merchant agreements and/or related ATM Equipment related to the Large Program Merchant are part of, an Approved Business;
     (ii) Neither the Target nor its assets, or the merchant agreements and/or related ATM Equipment related to the Large Program Merchant, shall be subject to any contingent obligations (including contingent obligations arising from any environmental liabilities), environmental liabilities, unsatisfied judgments or any pending action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that could reasonably be expected to result in the proposed acquisition having a Material Adverse Effect; and
     (iii) The following criteria are satisfied:
     (A) The Borrower shall have provided to the Agent and each Lender (i) copies of the pro forma financial statements of the Target for the period of four fiscal quarters most recently ended prior to the closing of the proposed Acquisition for which financial statements are available and (ii) a pro forma financial projection of the Borrower and the Subsidiaries (including the Target) for the period following the date of the consummation of the proposed Acquisition to the Maturity Date which reflects compliance with the financial covenants set forth in Section 8.12 of this Agreement;
     (B) Unless the Borrower receives prior written approval from Requisite Lenders to the contrary, the Acquisition Advance associated with any Permitted Acquisition must not exceed $20,000,000; and
     (C) The Borrower shall have provided to Agent a certificate executed by a Responsible Officer of the Borrower which certifies compliance with the criteria set forth in this clause (iii).
Notwithstanding the foregoing and anything herein to the contrary, in connection with any Acquisition Advance that is equal to or less than $5,000,000, the Borrower shall only be required to provide to Agent on the date of such Credit Event a certificate executed by a Responsible Officer of the Borrower which certifies that no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition Advance.
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     (c) Acquisition Agreements. Promptly after the closing of any proposed Acquisition funded with an Acquisition Advance greater than $5,000,000, (i) Agent and the Lenders shall have received executed copies of the Acquisition Agreements relating to the proposed Acquisition; (ii) the Acquisition Agreements shall be in full force and effect and no material term or condition thereof shall have been amended, modified, or waived after the execution thereof (other than solely to extend the date by which the proposed acquisition is required to occur) except those for which prior written notice was provided to Agent; (iii) none of the parties to the Acquisition Agreements shall have failed to perform any material obligation or covenant required by the Acquisition Agreement to be performed or complied with by it on or before the date of the closing of the proposed acquisition unless waived with the consent of the Agent; and (iv) Agent shall have received a certificate from a Responsible Officer of the Borrower to the effect set forth in clauses (i), (ii) and (iii) above.
     (d) Proposed Acquiree Loan Documents. If the proposed Acquisition is an Acquisition of the stock of a Target and the Target will not be merged with an existing Guarantor or the Borrower contemporaneously with such Acquisition, then (i) the Target shall execute and deliver to Agent documentation required by Section 7.09, (ii) the Borrower shall execute and deliver to the Agent an amendment to the relevant Security Documents describing as collateral thereunder the stock of the Target, and (iii) the Borrower shall deliver to the Agent the certificates representing the stock of the Target together with undated stock powers duly executed in blank. If the proposed Acquisition is an Acquisition of assets, the Borrower or the Subsidiary acquiring the assets shall execute and deliver to the Agent such documentation requested by Agent to cause the property acquired to be subject to a perfected Lien in favor of Agent for the benefit of the Lenders and for such Lien to have priority over all other Liens other than Permitted Liens.
     (e) Consent of Requisite Lenders. If at the time of such Acquisition the Total Leverage Ratio is equal to or greater than 5.00:1:00, such Acquisition shall have been approved by the Requisite Lenders.
ARTICLE VI
REPRESENTATIONS AND WARRANTEES
     In order to induce the Lenders to enter into this Agreement and to make the Advances provided for herein, the Borrower makes, on or as of the occurrence of each such Credit Event (except to the extent such representations or warranties relate to an earlier date or are no longer true and correct in all material respects solely as a result of transactions not prohibited by the Loan Documents), the following representations and warranties to the Agent and the Lenders:
        SECTION 6.01 Organization and Qualification. Each Loan Party and its respective Subsidiaries (a) is a limited partnership or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or organizational power to own its property and to carry on its business as now
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conducted and (c) is duly qualified as a foreign corporation or limited partnership to do business and is in good standing, in each case in each jurisdiction in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect.
        SECTION 6.02 Authorization and Validity. Each Loan Party has the corporate or organizational power and authority to execute, deliver and perform its obligations hereunder and under the other Loan Documents to which it is a party and all such action has been duly authorized by all necessary corporate proceedings on its part. The Loan Documents to which each Loan Party is a party have been duly and validly executed and delivered by such Loan Party and constitute valid and legally binding agreements of such Loan Party enforceable in accordance with the respective terms thereof, except, in each case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
        SECTION 6.03 Governmental Consents. No authorization, consent, approval, license or exemption (other than such exemptions that exist under applicable law, that are permitted, or that have been obtained) of any Person or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is necessary for the valid execution, delivery or performance by any Loan Party of any Loan Document to which it is a party or for the grant of a security interest in or mortgage on the collateral covered by the Loan Documents, except such matters relating to performance as would ordinarily be done in the ordinary course of business after the Effective Date.
        SECTION 6.04 Conflicting or Adverse Agreements or Ratifications. No Loan Party and no Subsidiary of any Loan Party is a party to any contract or agreement or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. As of the Execution Date, all agreements (other than this Agreement and the other Loan Documents) of the Loan Parties and their respective Subsidiaries relating to the lending of money or the issuance of letters of credit to or for the account of any party are described hereto on Schedule 6.04. Neither the execution nor delivery of the Loan Documents nor compliance with the terms and provisions hereof or thereof will be contrary to the provisions of, or constitute a default under (a) the charter or bylaws of any Loan Party or any Subsidiary of any Loan Party, (b) any applicable law or any applicable regulation, order, writ, injunction or decree of any court or governmental instrumentality or (c) any material agreement to which any Loan Party or any Subsidiary of any Loan Party is a party or by which it is bound or to which it is subject.
        SECTION 6.05 Title to Assets; Licenses and Permits. The Borrower and the Partnership have good title to all personal property and good and indefeasible title to or a subsisting leasehold interest in, all realty as reflected as of the Effective Date on its books and records as being owned or leased by it subject to no Liens, except Permitted Liens. All of such assets are being maintained by the appropriate Person in good working condition in accordance with industry standards. The items of real and personal property owned by or leased to and used by the Borrower and each Subsidiary of the Borrower constitute all of the material assets used in the conduct of its business as presently conducted and neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or Subsidiary of the Borrower in and to any of such assets in a
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manner that would have or is reasonably likely to have a Material Adverse Effect. Each of the Loan Parties and their respective Subsidiaries is current and in good standing with respect to all governmental approvals, permits, certificates, licenses, consents and franchises necessary to continue to conduct its business and to own or lease and operate its properties as heretofore conducted, owned, leased or operated except where any such failure to maintain approvals, permits, certificates, licenses, consents and franchises would not have a Material Adverse Effect. Notwithstanding the foregoing, except as permitted pursuant to Section 8.16, no Loan Party or any Subsidiary of any Loan Party other than the Partnership and the Company owns any material assets (other than (i) the Voting Equity Interests of the General Partner and the Limited Partner owned by the Borrower, (ii) the Voting Equity Interests of the Partnership owned by the General Partner and the Limited Partner, and (iii) Equity Interests in any Foreign Subsidiary owned by the Borrower or any other Foreign Subsidiary of the Borrower) or conducts any material business operations.
        SECTION 6.06 Litigation. Except as shown on Schedule 6.06, on the Effective Date, no proceedings before any court or governmental agency or department are pending against any Loan Party or any Subsidiary of any Loan Party and to the knowledge of the Borrower, none of same affect any Loan Party or any Subsidiary of any Loan Party or have been threatened. At any time after the Effective Date, no proceedings against or affecting any Loan Party or any Subsidiary of any Loan Party are pending or, to the knowledge of the Borrower, threatened before any court or governmental agency or department which could reasonably be expected to have a Material Adverse Effect.
        SECTION 6.07 Financial Statements. Prior to the Execution Date, the Borrower has furnished to the Lenders (i) audited consolidated financial statements of the Borrower and its Subsidiaries for fiscal year 2003 and fiscal year 2004 certified by a firm of independent public accountants of recognized national standing mutually agreed upon by the Borrower and Agent, (ii) interim consolidated financial statements of the Borrower and its Subsidiaries as of Borrower March 31, 2005 (such financial statements shall include balance sheets, income statements and cash flow statements and collectively, are referred to as “Financials”), (iii) a pro forma projected balance sheet of the Borrower and its Subsidiaries as of June 30, 2005, after giving effect to the UK Acquisition and the financings contemplated hereby, (iv) a pro forma calculation of trailing twelve month Acquisition EBITDA for the Borrower and its Subsidiaries for the twelve fiscal month period most recently ended prior to the Effective Date which gives effect, on a pro forma basis, to the UK Acquisition, and (v) projected Financials of the Borrower and its Subsidiaries for the five year period after the Effective Date. The Financials have been prepared in conformity with GAAP consistently applied and present fairly, in all material respects, the financial condition of the Borrower and its consolidated Subsidiaries as of the dates thereof. Since December 31, 2004, there has not occurred any event which would reasonably be expected have a Material Adverse Effect.
        SECTION 6.08 No Defaults. No Loan Party and no Subsidiary of any Loan Party is in default (a) under any material provisions of any instrument evidencing any Indebtedness or of any agreement relating thereto in such manner as to cause a Material Adverse Effect, (b) in any respect under or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, in such manner as to cause a Material Adverse Effect or (c) under
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any provision of any Material Contract, which default would reasonably be expected to have a Material Adverse Effect.
     SECTION 6.09 Investment Company Act. No Loan Party and no Subsidiary of any Loan Party is, nor is it directly or indirectly controlled by or acting on behalf of any Person which is, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.
     SECTION 6.10 Utility Regulation. No Loan Party and no Subsidiary of any Loan Party is (i) a “holding company,” or a “subsidiary company” of a “‘holding company,” or an “affiliate” of a “holding company,” or an “affiliate” of a “subsidiary company” of a “holding company,” or a “public utility company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, (ii) an “electric utility” or “public utility” within the meaning of the Federal Power Act, as amended, or (iii) an “electric utility,” “public utility,” or “utility” under any state law regulating public utilities.
     SECTION 6.11 ERISA.
     (a) The Borrower and each ERISA Affiliate have operated and administered each Plan and Employee Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to have a Material Adverse Effect. All foreign pension schemes operated by the Borrower and each of its Subsidiaries is operated in accordance with the requirements of applicable foreign law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA) which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Borrower or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
     (b) No accumulated funding deficiency (as defined in section 412 of the Code or section 302 of ERISA), whether or not waived, exists or is expected to be incurred with respect to any Plan.
     (c) The Borrower and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
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     (d) The expected post-retirement benefit obligation (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Borrower and its Subsidiaries would not reasonably be expected to have a Material Adverse Effect.
     SECTION 6.12 Environmental Matters. Except as disclosed on Schedule 6.12, the Borrower and its Subsidiaries (a) possess all environmental, health and safety licenses, permits, authorizations, registrations, approvals and similar rights necessary under Environmental Laws for them to conduct their operations as now being conducted, except where failure to have such licenses, permits, authorizations, registrations, approvals, and similar rights would not reasonably be expected to have a Material Adverse Effect, and (b) each of such licenses, permits, authorizations, registrations, approvals and similar rights is valid and subsisting, in full force and effect and enforceable by the Borrower and its Subsidiaries, and the Borrower and its Subsidiaries are in compliance with all terms, conditions or other provisions of such permits, authorizations, regulations, approvals and similar rights except for such failure or noncompliance that, individually or in the aggregate for the Borrower and its Subsidiaries, would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 6.12, neither the Borrower nor any Subsidiary has received any written notices of any violation or noncompliance with, or remedial obligation under, any Environmental Laws (other than any violation, non-compliance, or remedial obligation that has been cured or would not reasonably be expected to have a Material Adverse Effect) and there are no writs, injunctions, decrees, orders or judgments outstanding under the Environmental Laws, or lawsuits, claims, proceedings, or, to the knowledge of the Borrower and its Subsidiaries, investigations or inquiries pending or threatened under Environmental Laws, relating to the ownership, use, condition, maintenance or operation of, or conduct of business related to, any property owned, leased or operated by the Borrower and its Subsidiaries or other assets of the Borrower and its Subsidiaries other than those violations, instances of noncompliance, obligations, writs, injunctions, decrees, orders, judgments, lawsuits, claims, proceedings, investigations or inquiries that individually or in the aggregate for the Borrower and its Subsidiaries, would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 6.12, there are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Borrower and its Subsidiaries have agreed to, assumed or retained, or by which the Borrower and its Subsidiaries are adversely affected, by contract or otherwise, except such obligations, undertakings or liabilities as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 6.12, the Borrower and its Subsidiaries have not received a written notice or claim to the effect that any of them are or may be liable to any other Person as the result of a Release or threatened Release of a Hazardous Material except such notice or claim that would not reasonably be expected to have a Material Adverse Effect.
     SECTION 6.13 Purpose of Loans.
     (a) The proceeds of the Term Loan and the Revolving Credit Loans made on the Effective Date will be used by the Borrower to finance in part the UK Acquisition and the Refinancing and to pay fees and expenses incurred in connection with the Transaction. The proceeds of other Revolving Credit Loans shall be used by the
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Borrower for working capital, to finance Permitted Acquisitions, to finance Capital Expenditures and for general corporate purposes.
     (b) None of the proceeds of any Advance will be used directly or indirectly for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U (herein called “margin stock”) or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock, or for any other purpose which might constitute this transaction as a “purpose credit” within the meaning of Regulation U. Neither the Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Document to violate, or involve the Lenders in a violation of, Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors or to violate the Securities and Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
     SECTION 6.14 Subsidiaries. Except as disclosed on Schedule 6.14 or as disclosed in writing to the Agent after the Execution Date, the Borrower does not have any Subsidiaries, and neither the Borrower nor any Subsidiary of the Borrower is a party to any joint venture, partnership or similar organization or arrangement.
     SECTION 6.15 Solvency. After giving effect to the initial Advance hereunder and all other Indebtedness of the Borrower at the time of such Advance, (i) the fair value and present fair saleable value of the Borrower’s assets exceeds the Borrower’s stated liabilities and identified contingent liabilities, on a consolidated basis; (ii) the Borrower is able to pay its debts as they become due; (iii) the Borrower has sufficient capital to engage in its business as management has indicated it is now conducted; and (iv) no insolvency proceedings or creditors’ process of a nature described in Section 9.01(f) or (g) has been taken or, to the knowledge of the Borrower, threatened in relation to the Borrower or any of its Subsidiaries.
     SECTION 6.16 Accuracy of Information. Neither this Agreement nor any other document, certificate, statement or other further information (excluding projections), taken as a whole, furnished in writing to the Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries in connection with this Agreement or any transaction contemplated hereby, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. The financial information with respect to the Borrower’s projections, copies of which have been furnished to each Lender prior to the Execution Date, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrower to be reasonable in all material respects at the time made.
     SECTION 6.17 Insurance. The Borrower and its Subsidiaries maintain insurance of such types as is usually carried by corporations of established reputation engaged in the same or similar businesses and similarly situated with financially sound, responsible and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdiction in which its operations are carried on) and in such amounts (and with co-insurance and deductibles) as such insurance is usually carried by corporations of established reputation and engaged in the same or similar
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businesses and similarly situated. Neither the Borrower nor its Subsidiaries maintains any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto.
     SECTION 6.18 Indebtedness and Contingent Liabilities. As of the Effective Date, the Loan Parties and their respective Subsidiaries do not have any outstanding Indebtedness (excluding the Loans and the amounts set forth on Schedule 6.18 hereto) or material contractually assumed contingent liabilities.
     SECTION 6.19 Compliance with Laws. The Loan Parties and their respective Subsidiaries are in compliance with all of the following, (except as to ERISA and Environmental Laws, only to the extent required under Sections 6.11 and 6.12, respectively) as applicable in respect of the conduct of their respective businesses and the ownership of their respective properties: all statutes, material regulations and material orders of, and all restrictions imposed by all governmental bodies, except any failure to comply that would not reasonably be expected to have a Material Adverse Effect.
     SECTION 6.20 Security Interests. The Security Documents create valid Liens in all of the collateral described therein in favor of the Agent for the benefit of the Lenders securing the Obligations and constitute (subject to (i) the filing after the Effective Date of financing statements and assignments of patents and trademarks delivered to the Agent on the Execution Date and thereafter from time to time and (ii) delivery of any collateral after the Effective Date as provided herein or any other Loan Document) perfected first priority Liens in substantially all of such collateral described therein subject to no Liens other than Permitted Liens (other than titled equipment and patents, trademarks, copyrights and similar items existing or issued outside of the United States).
     SECTION 6.21 Material Contracts.
     (a) As of the Execution Date, the Material Contracts (i) have been duly executed and delivered by, and constitute the legal, valid and binding obligation of the Loan Parties (and, where applicable, their respective Subsidiaries) and to the Borrower’s knowledge all other parties thereto, enforceable against such parties in accordance with its terms, (ii) are in full force and effect and (iii) except as disclosed to the Agent, have not been amended or modified in a manner which would reasonably be expected to have a Material Adverse Effect.
     (b) All consents required under the Material Contracts in connection with the Security Documents have been obtained by the Borrower.
     SECTION 6.22 Taxes. The Borrower and its Subsidiaries have filed all material Federal, state and other material tax returns and reports required to be filed, and have paid all material Federal, state, foreign and other material taxes, assessments and governmental charges or levies imposed upon them or upon their respective incomes or profits, or upon any properties belonging to any of them, prior to the date on which penalties attach thereto, except for such amounts that are being contested in good faith and by appropriate actions and for which appropriate reserves have been made on the books of such entity in accordance with GAAP.
Third Amended and Restated Credit Agreement

There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party nor any of its Subsidiaries is party to any tax sharing agreement with any Person other than tax sharing agreements between Loan Parties. The Merger will not be taxable to the Company or any of its Subsidiaries or Affiliates.
     SECTION 6.23 Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and set forth on Schedule 6.23 is a complete and accurate list of all such IP Rights owned or used by each Loan Party and each of its Subsidiaries. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material employed, or contemplated to be employed, by any Loan Party or any Subsidiary of any Loan Party infringes upon any rights held by any other Person.
ARTICLE VII
AFFIRMATIVE COVENANTS
     The Borrower covenants and agrees that on and after the date hereof and until the Notes are paid in full and the Total Commitment has terminated:
     SECTION 7.01 Information Covenants. Except for those items described below in Sections 7.01(e), (f) and (h) which will be furnished by the Borrower to the Agent, the Borrower will furnish or cause to be furnished to each Lender:
     (a) As soon as available, and in any event within thirty (30) days after each month-end and within forty-five (45) days after the close of each fiscal quarter in each fiscal year of the Borrower, the consolidated monthly and consolidated quarterly unaudited balance sheets of the Borrower and its Subsidiaries as of the end of such periods and the related consolidated (and consolidating for quarter-end periods) unaudited statements of income and cash flows for such periods (provided, that such cash flows shall only be provided quarterly), setting forth, in each case, comparative figures for the related periods in the prior fiscal year and, with respect to such statements of income, for the budget delivered pursuant to subsection (f) below, all of which shall be certified by any Responsible Officer of the Borrower as fairly presenting in all material respects, the consolidated financial position of the Borrower as of the end of such period and the results of its operations for the period then ended in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments, and a narrative report describing the operations of the Borrower and its Subsidiaries with respect to each period covered by the related financial statements (and addressing the comparisons to prior periods contained therein), in the form agreed upon by the Borrower and Agent prior to Closing or otherwise in a form acceptable to the Agent; and
     (b) As soon as available, and in any event within ninety (90) days after the close of each fiscal year of the Borrower, the audited consolidated balance sheet of the
Third Amended and Restated Credit Agreement

Borrower and its Subsidiaries as at the end of such fiscal year and the related audited statements of income and audited cash flows for such fiscal year, setting forth, in each case, comparative figures for the preceding fiscal year and certified by independent certified public accountants of recognized national standing, whose report shall be without limitation as to the scope of the audit, unqualified and otherwise reasonably satisfactory in substance to the Agent.
     (c) Promptly after any Responsible Officer of the Borrower or any Subsidiary of the Borrower obtains knowledge thereof, notice of:
     (i) any material violation of, noncompliance with, or remedial obligations under, Environmental Laws by the Borrower or any Subsidiary of the Borrower,
     (ii) any material Release or threatened material Release of Hazardous Materials affecting any property owned, leased or operated by the Borrower or its Subsidiaries,
     (iii) the existence of any event or condition which constitutes a Default or an Event of Default,
     (iv) any material violation of public health or welfare laws or regulations by the Borrower or any Subsidiary of the Borrower,
     (v) the filing of any tax or other governmental Liens against the Borrower or any Subsidiary of the Borrower covering amounts owing in excess of $150,000 in the aggregate for all such Liens,
     (vi) the creation of any Subsidiary,
     (vii) any Person having given any written notice to the Borrower or its Subsidiaries or taken any other action with respect to a claimed default or event of default under (A) the Second Lien Loan Documents, (B) any Material Contract, or (C) any other instrument or agreement which would reasonably be expected to have a Material Adverse Effect,
     (viii) the institution of any litigation in which the damages claimed are in excess of $1,000,000 that are not fully covered by insurance (except for any applicable deductibles), and
     (ix) any other condition or event which, in the opinion of management of the Borrower, would reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature and period of existence thereof and specifying the notice given or action taken by such Person and the nature of any such claimed default, event or condition and, in the case of an Event of Default or Default, what action has been taken, is being taken or is proposed to be taken with respect thereto.
Third Amended and Restated Credit Agreement

     (d) On any Financial Statement Delivery Date, a certificate of a Responsible Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the action that is being taken or that is proposed to be taken with respect thereto, which certificate shall set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Section 8.12 as at the end of such fiscal period or year, as the case may be.
     (e) Promptly upon receipt thereof a copy of any report or management letter submitted to the Borrower or its Subsidiaries by its independent accountants in connection with any regular or special audit of the Borrower’s or its Subsidiaries’ records.
     (f) Within sixty (60) days after the start of each fiscal year of the Borrower beginning with fiscal year 2006, a financial plan and budget of the Borrower and its Subsidiaries for such fiscal year prepared by the Borrower in its ordinary course of business, which financial plan and budget shall include a balance sheet and related statements of income and cash flow for such forthcoming fiscal year.
     (g) Promptly upon filing or distribution, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission), or with any national securities exchange, or distributed by the Borrower to its shareholders generally.
     (h) As soon as available and in any event within forty-five (45) days of the close of (i) each fiscal quarter of the Borrower through the first anniversary of the Effective Date and (ii) thereafter, each fiscal year, a report setting forth all owned or leased ATM Equipment locations.
     (i) Within fifteen (15) days following the consummation of any Permitted Acquisition pursuant to an Acquisition Advance equal to or less than $5,000,000, the Borrower shall provide to the Agent (i) the name of the Person whose stock or assets were acquired; (ii) a description of the nature of such Person’s business; (iii) copies of the documentation that effectuated the Acquisition; (iv) any documentation required by Section 7.09, if applicable; (v) evidence that such Person or Large Program, as the case may be, is involved in an Approved Business; (vi) a pro forma financial projection of the Borrower and its Subsidiaries for a period of four (4) fiscal quarters following the date of the consummation of the Acquisition which reflects compliance with the financial covenants set forth in Section 8.12 of this Agreement; and (vii) any other information the Agent may reasonably request (including any supplements or amendments to any applicable Security Documents).
     (j) From time to time and with reasonable promptness, such other information or documents as the Agent or any Lender through the Agent may reasonably request.
Third Amended and Restated Credit Agreement

     SECTION 7.02 Books, Records and Inspections. The Loan Parties will maintain and cause their respective Subsidiaries to maintain corporate books and financial records, and will permit, or cause to be permitted any Person designated by the Agent, and after the occurrence and during the continuance of an Event of Default, any Person designated by any Lender, to visit and inspect any of the properties of the Borrower and its Subsidiaries, to examine such corporate books and financial records of the Borrower and its Subsidiaries and to make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any such corporations with the officers, employees and agents of the Borrower and its Subsidiaries, with their independent public accountants, all at such reasonable times and upon reasonable notice and as often as the Agent may reasonably request. Upon the occurrence and during the continuance of an Event of Default, any Person designated by the Agent may request that such independent public accountants obtain Receivable confirmation reports from account receivable debtors of the Borrower and its Subsidiaries.
     SECTION 7.03 Insurance and Maintenance of Properties.
     (a) The Loan Parties will, and will cause their respective Subsidiaries to, keep reasonably adequately insured by financially sound and reputable insurers all of its material property, which is of a character, and in amounts and against such risks, usually and reasonably insured by similar Persons engaged in the same or similar businesses, including, without limitation, insurance against fire, casualty, and any other hazards normally insured against. The Borrower will at all times maintain and will cause its Subsidiaries to maintain insurance against its liability for injury to Persons or property, which insurance shall be by financially sound and reputable insurers and in such amounts and form as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties, and upon the prior written request of the Agent shall provide the Agent a listing of all such insurance and such other certificates and other evidence thereof, as the Agent shall reasonably request. A listing of all policies existing on the Execution Date (including policy limits) of the Borrower and its Subsidiaries is attached hereto as Schedule 7.03. The Borrower shall obtain and cause its Subsidiaries to obtain all such endorsements as are available to such policies showing the Agent as an additional insured, and, at the Agent’s option, co-loss payee, thereunder. All policies of insurance required by the terms of this Agreement or any Security Document shall provide that at least fifteen (15) days’ prior written notice be given to the Agent of any termination, cancellation, reduction or other material modification of such insurance.
     (b) The Loan Parties will cause, and will cause their respective Subsidiaries to cause, all of their properties used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all reasonably necessary repairs, renewals and replacements thereof, all as in the reasonable judgment of the Borrower may be reasonably necessary so that the business carried on in connection therewith may be properly conducted at all times.
     SECTION 7.04 Payment of Taxes. The Loan Parties will pay and discharge, and cause their respective Subsidiaries to pay and discharge, all material taxes, assessments and
Third Amended and Restated Credit Agreement

governmental charges or levies imposed upon them or upon their respective incomes or profits, or upon any properties belonging to any of them, prior to the date on which penalties attach thereto, except for such amounts that are being contested in good faith and by appropriate actions and for which appropriate reserves have been made on the books of such entity in accordance with GAAP.
     SECTION 7.05 Corporate Existence. The Loan Parties will do, and cause their respective Subsidiaries to do, all things necessary to (i) except as permitted under Section 8.02, preserve and keep in full force and effect their respective corporate existences and (ii) maintain all rights, franchise agreements, business contracts, patents, trademarks, licenses and Material Contacts as may be required so that the business carried on in connection therewith may be properly conducted at all times, except for any failure to so maintain that would not reasonably be expected to have a Material Adverse Effect.
     SECTION 7.06 Compliance with Statutes. The Loan Parties will comply, and cause their respective Subsidiaries to comply, with all applicable statutes (except as to ERISA and Environmental Laws, only to the extent required under Sections 6.11 and 6.12, respectively), regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, except for any failure to so comply that would not reasonably be expected to have a Material Adverse Effect.
     SECTION 7.07 ERISA. Immediately after any Responsible Officer of the Borrower knows or has reason to know any of the following items are true, the Borrower will deliver or cause to be delivered to the Agent a certificate of a Responsible Officer of the Borrower setting forth details as to such occurrence and such action, if any, the Borrower or any ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower or its ERISA Affiliate with respect thereto: that a Reportable Event has occurred or that an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard; that a Multiemployer Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that any required contribution which is material to a Plan, Multiemployer Plan or Employee Plan has not been or may not be timely made; that proceedings may be or have been instituted under Section 4069(a) of ERISA to impose liability on the Borrower or an ERISA Affiliate or under Section 4042 of ERISA to terminate a Plan or appoint a trustee to administer a Plan; that the Borrower or any ERISA Affiliate has incurred or may incur any material liability (including any contingent or secondary liability) on account of the termination of or withdrawal from a Plan or a Multiemployer Plan; and that the Borrower or any ERISA Affiliate may be required to provide security to a Plan under section 401(a)(29) of the Code; or any other condition(s) exist(s) or may occur with respect to one or more Plans, Employee Plans and/or Multiemployer Plans which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
     SECTION 7.08 Utility Regulation. The Borrower will cause the representations and warranties set forth in Section 6.10 hereof to be and remain at all times true and correct.
     SECTION 7.09 Subsidiaries. The Borrower will (a) cause any Person becoming a Domestic Subsidiary of the Borrower to become a Loan Party under this Agreement and to
Third Amended and Restated Credit Agreement

become a “Grantor” under and as defined in the Intercreditor Agreement, and to execute in form and substance satisfactory to the Agent a guaranty, security agreement, deed of trust and/or other security instruments and documents sufficient to (x) obligate such Domestic Subsidiary for repayment of all or (at Agent’s election) a portion of the Loans and (y) pledge all or substantially all of such Domestic Subsidiaries’ assets (excluding Equity Interests in Foreign Subsidiaries) as collateral for the Loans, and to become a party to this Agreement and the Intercreditor Agreement, and (b) execute, and cause any such Domestic Subsidiary to execute, as applicable, a pledge agreement in form and substance satisfactory to the Agent pledging all of the Equity Interests in any Subsidiary that is either a direct Subsidiary of the Borrower or a direct Subsidiary of such Domestic Subsidiary (which shall be limited, in the case of the pledge of shares of any Equity Interests of any Foreign Subsidiary, to 66% of the Voting Equity Interests and 100% of the non-voting Equity Interests of such Subsidiary).
     SECTION 7.10 Material Contracts. The Borrower will notify the Agent of any material default under any Material Contract promptly after a Responsible Officer obtains knowledge thereof.
     SECTION 7.11 Interest Rate Protection. The Borrower shall obtain (or maintain existing) interest rate protection pursuant to interest rate swaps, interest rate caps, Interest Periods of nine (9) months or more in duration or similar arrangements, in a manner satisfactory to Agent, for at least the two (2) year period following the Effective Date, with respect to a notional amount of debt equal to not less than $75,000,000; provided, however, that the Borrower shall not be required to maintain such interest rate protection in the event that Permanent Securities are issued within 270 days after the Execution Date.
ARTICLE VIII
NEGATIVE COVENANTS
     The Borrower covenants and agrees as to itself and each of its Subsidiaries that on and after the date hereof and until the Notes are paid in full and the Total Commitment has terminated:
     SECTION 8.01 Change in Business. The Loan Parties will not engage, and will not permit their respective Subsidiaries to engage, in any businesses not of the same general type as, or reasonably related to, those conducted by the Loan Parties on the Effective Date (“Approved Business”).
     SECTION 8.02 Consolidation, Merger or Sale of Assets. None of the Loan Parties will, or will permit any of their respective Subsidiaries to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger, amalgamation or consolidation, or sell, transfer or otherwise dispose of all or any part of its property or assets (other than sales of Inventory and surplus or obsolete assets in the ordinary course of business), except that
     (a) any Subsidiary of the Borrower may merge, consolidate, wind up, liquidate or dissolve into and with the Borrower or any other wholly-owned Subsidiary of the Borrower; provided that (i) when any Guarantor is merging or consolidating with
Third Amended and Restated Credit Agreement

another Subsidiary that is not a Guarantor, the Guarantor shall be the continuing or surviving Person, and (ii) when any Domestic Subsidiary is merging or consolidating with a Subsidiary that is not a Domestic Subsidiary, the Domestic Subsidiary shall be the continuing or surviving Person;
     (b) the Borrower and its Subsidiaries may make Permitted Investments;
     (c) any Subsidiary of the Borrower may sell its assets to the Borrower or another wholly-owned Subsidiary of the Borrower; provided that no Guarantor shall be permitted to sell its assets under this clause (c) to any Person that is not a Loan Party;
     (d) sales of assets by the Loan Parties and their Subsidiaries (other than capital stock or other equity interests in any Loan Party or any Subsidiary of any Loan Party) not to exceed $4,000,000 in the aggregate in any fiscal year;
     (e) Permitted Acquisitions;
     (f) the Borrower and its Subsidiaries may enter into new contracts with third parties to lease or otherwise finance such third parties’ purchase of ATM Equipment having an aggregate fair market value not in excess of the sum of $1,000,000 in each fiscal year (which amount shall not include any renewals of existing lease or financing contracts);
     (g) sale or disposition of assets occurring as the result of a casualty event, condemnation or expropriation;
     (h) sale or disposition of chattel paper to third parties pursuant to arms-length transactions for fair value in the ordinary course of business;
     (i) the Borrower may contribute all or any part of the capital stock of Bidco to any Foreign Subholdco, and the Borrower or any Foreign Subholdco may contribute all or any part of the capital stock of Bidco to one or more wholly-owned Foreign Subsidiaries of the Borrower, and any such Foreign Subsidiary may contribute all or any part of such capital stock to any other wholly-owned Foreign Subsidiary, provided that, in each case, (i) the Borrower shall have pledged to the Agent, for the ratable benefit of the Lenders, 66% of the Voting Equity Interests and 100% of the non-voting Equity Interests of one or more (but not more than two) Foreign Subsidiaries (the “Pledged Foreign Subsidiaries”) that directly or indirectly own 100% of the Equity Interests of all other Foreign Subsidiaries of the Borrower, in each case pursuant to documentation in form and substance reasonably satisfactory to the Arrangers, (ii) the organizational documents for each Foreign Pledged Subsidiary shall be in form and substance reasonably satisfactory to the Arrangers, (iii) the Arrangers shall have received evidence reasonably satisfactory to them that such pledge constitutes a first priority perfected pledge and security interest, and (iv) the Arrangers shall have received such other instruments, documents, agreements, approvals, consents, certificates and opinions, and evidence of such other actions, as the Arrangers may reasonably request in connection with the formation of such Persons, the transfer of such Equity Interests, such pledge and all matters related thereto as the Arrangers shall have reasonably requested;
Third Amended and Restated Credit Agreement

     (j) the Borrower or any Foreign Subholdco may contribute all or any part of the UK Acquisition Debt to one or more wholly-owned Foreign Subsidiaries of the Borrower, and any such Foreign Subsidiary may contribute all or any part of the UK Acquisition Debt to any other Foreign Subsidiary, in each case free and clear of any Lien under the Security Documents, provided that in each case the Foreign Subsidiary to which such contribution is made shall at all times be a direct or indirect wholly-owned Subsidiary of the Borrower; and
     (k) any Subsidiary of the Borrower or the Borrower may merge or consolidate with another Person other than the Borrower or another Subsidiary of the Borrower if (i) the Borrower or such Subsidiary involved in the merger or consolidation is the surviving Person or the Person who is the survivor becomes a wholly-owned Subsidiary of the Borrower as a result thereof (which shall be a Domestic Subsidiary if such Person merged or consolidated with a Domestic Subsidiary), (ii) such wholly-owned Subsidiary of the Borrower has been acquired or created in compliance with Section 7.09 and (iii) the Total Consideration associated with such transaction would result in such transaction being considered a Permitted Acquisition pursuant to the terms of Section 5.04(b)(iii)(B) if such Total Consideration were funded with an Acquisition Advance.
     Upon the request and at the expense of the Borrower in connection with any sale, transfer or other disposition of property or assets permitted hereunder or under any other Loan Document, and so long as no Default or Event of Default has occurred and is continuing, the Agent shall upon request execute and deliver, or shall cause the secured party, mortgage, trustee or other appropriate Person to execute and deliver, to the Borrower duly executed releases or partial releases, as applicable, of any Lien pursuant to any Loan Document which it may have in such property or assets, in form and substance reasonably satisfactory to the Agent, the secured party, mortgage, trustee or other appropriate Person, as the case may be, and the Borrower. Anything contained herein to the contrary notwithstanding, (1) the UK Acquisition Debt shall not be transferred to or held by any Person other than the Borrower or as specified in Section 8.02(j) above, and (2) except as otherwise expressly permitted by Section 8.02(i), the Borrower shall not, and shall not permit any of its Subsidiaries to, sell, transfer, encumber or otherwise dispose of any capital stock or other equity interests in Bidco, the Company or any other Foreign Subsidiary.
     SECTION 8.03 Indebtedness. None of the Loan Parties will create, incur, assume or permit to exist any Indebtedness, or permit any of their respective Subsidiaries to do so, except:
     (a) the Obligations existing hereunder;
     (b) Indebtedness of the Borrower or any of its Subsidiaries to a Person other than the Borrower of a Subsidiary of the Borrower which is expressly and validly subordinated to the Obligations pursuant to terms and conditions, and in amounts, which are satisfactory to the Requisite Lenders;
     (c) Capitalized Lease Obligations and purchase money financing not to exceed $10,000,000 in the aggregate outstanding at any time;
Third Amended and Restated Credit Agreement

     (d) Indebtedness relating to loans or advances permitted under Section 8.05;
     (e) Indebtedness that constitutes a renewal, refinancing or extension of any Indebtedness referred to in this Section 8.03(a), (c), (f), (g), (h) and (i); provided that (i) no Lien existing at the time of such renewal reflecting an extension shall be extended to cover any property not already subject to such Lien and (ii) the principal amount of any Indebtedness renewed, refinanced or extended shall not exceed the amount of such Indebtedness outstanding immediately prior to such renewal, refinancing or extension;
     (f) Indebtedness associated with guarantees or other agreements to assist third parties in their purchase of new ATM Equipment, in an aggregate principal amount not to exceed the sum of (i) $1,000,000 in each fiscal year, plus (ii) obligations in an aggregate amount not to exceed $1,000,000 at any one time outstanding in respect of the Popular Leasing Preferred Vendor Agreement between Popular Leasing, USA, Inc. and the Partnership dated April 30, 1999, as the same is amended, modified or supplemented from time to time, provided that the security for such obligations shall be limited to the equipment financed under such agreement;
     (g) Indebtedness of any future Subsidiary of the Borrower (which Subsidiary of the Borrower is acquired by the Borrower or a Subsidiary of the Borrower in an Acquisition) which Indebtedness is in existence (but not incurred or created in connection with, or in anticipation of, such Acquisition) on the date which such Subsidiary is acquired by the Borrower or a Subsidiary, provided that, (i) neither the Borrower nor any other Subsidiary (other than the acquired Subsidiary) has any obligation with respect to such Indebtedness, (ii) none of the properties of the Borrower or any of its other Subsidiaries (other than the acquired Subsidiary) is bound with respect to such Indebtedness and (iii) the aggregate amount of all such Subsidiary Indebtedness does not exceed $1,000,000 in the aggregate outstanding at any time;
     (h) Indebtedness secured by Liens upon any property hereafter acquired by the Borrower or any Subsidiary in an Acquisition to secure Indebtedness in existence on the date of such Acquisition (but not incurred or created in connection with, or in anticipation of, such Acquisition), which Indebtedness is assumed by such acquiring Person simultaneously with such Acquisition, which Liens extend only to such property so acquired and with respect to which Indebtedness neither the Borrower nor any of its Subsidiaries (other than the acquiring Person) has any obligation, and the aggregate amount of all such Indebtedness does not exceed $500,000 in the aggregate outstanding at any time;
     (i) Indebtedness under the Second Lien Credit Agreement in an aggregate principal amount not to exceed $75,000,000 (plus any additional indebtedness thereunder incurred in connection with the syndication thereof) or in respect of the Permanent Securities in an aggregate principal amount not to exceed $150,000,000, in either case less principal amounts paid thereunder from time to time (other than principal of the Second Lien Credit Agreement prepaid with the proceeds of the Permanent Securities);
Third Amended and Restated Credit Agreement

     (j) the UK Acquisition Debt as in existence on the Execution Date and as amended from time to time thereafter as provided in the definition of “UK Acquisition Debt” or otherwise with the consent of the Requisite Lenders, provided that (i) Bidco is the sole obligor on such UK Acquisition Debt, and (ii) such UK Acquisition Debt is unsecured;
     (k) Indebtedness owed to the Borrower or any Subsidiary of the Borrower and arising from an Investment permitted by Section 8.05(c) (subject to the proviso to Section 8.05);
     (l) Indebtedness of the Company in the form of a customary overdraft facility in an aggregate amount outstanding not to exceed £2,000,000 at any time; and
     (m) other Indebtedness not to exceed $2,000,000 in the aggregate outstanding at any time.
     SECTION 8.04 Liens. The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its property or assets of any kind whether now owned or hereafter acquired (nor will it covenant with any other Person not to grant such a lien to the Agent), except in connection with the following which are permitted liens (“Permitted Liens”):
     (a) Liens existing on the Execution Date and listed on Schedule 8.04(a);
     (b) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or being contested in good faith and by appropriate actions for which adequate reserves have been established;
     (c) Liens imposed by operation of law or in the ordinary course of business including, without limitation, landlord Liens for rent not yet due and payable, and Liens for materialmen, mechanics, warehousemen, carriers, employees, workmen, repairmen, current wages or accounts payable not yet delinquent and arising in the ordinary course of business or being contested in good faith by appropriate proceedings and subject to maintenance of adequate reserves;
     (d) easements, rights-of-way, restrictions and other similar Liens or imperfections to title which do not materially interfere with the occupation, use, and enjoyment by a Loan Party of the property or asset encumbered thereby or materially impair the value of the property or asset subject thereto and none of which are violated by existing or proposed improvements or land use of such property or asset;
     (e) Liens arising under worker’s compensation laws, unemployment insurance laws or similar legislation;
     (f) Liens securing the Obligations in favor of the Agent for the benefit of the Lenders and the other holders of the Obligations pursuant to the Loan Documents;
Third Amended and Restated Credit Agreement

     (g) Liens securing Indebtedness permitted by Section 8.03(c), (e), (f)(ii), (g), (h), (l) or (m);
     (h) Liens of any judgments or orders not constituting an Event of Default;
     (i) any right of set off relating to any Indebtedness or Investment that is not prohibited by this Agreement;
     (j) Liens on the Escrow Account and on amounts on deposit therein as security for the payment of the Seller Notes;
     (k) any renewal, extension or replacement of any Lien referred to in subparagraph (a) above; provided, that no Lien arising or existing as a result of such extension, renewal or replacement shall be extended to cover any property not theretofore subject to the Lien being extended, renewed or replaced and provided that the principal amount of the Indebtedness secured thereby shall not exceed the principal amount of the Indebtedness so secured at the time of such extension, renewal or replacement;
     (l) Liens created under the Second Lien Loan Documents securing obligations under the Second Lien Loan Documents, in all cases subject to the provisions of the Intercreditor Agreement; and
     (m) Liens on cash securing obligations of the Company to providers of vault services with respect to such cash.
       SECTION 8.05 Investments. None of the Loan Parties or their Subsidiaries will, directly or indirectly, make or own any Investment in any Person, or permit any of its Subsidiaries to do so, except:
     (a) any Loan Party and any Subsidiary of any Loan Party may make and own Permitted Investments;
     (b) any Loan Party and any Subsidiary of any Loan Party may continue to own Investments owned by such Person on the Execution Date as set forth on Schedule 8.05(b);
     (c) Investments consisting of loans by any Loan Party or any Subsidiary of any Loan Party to the Borrower or any wholly-owned Subsidiary of the Borrower, in each case in the ordinary course of business;
     (d) Investments arising out of loans and advances for expenses, travel per diem and similar items in the ordinary course of business to officers, directors, and employees not to exceed $200,000 in the aggregate outstanding at any time;
     (e) Permitted Acquisitions;
Third Amended and Restated Credit Agreement

     (f) Investments consisting of equity contributions by the Borrower and its Subsidiaries to their respective Subsidiaries, provided that such Subsidiaries are wholly-owned Subsidiaries of the Borrower;
     (g) any non-cash loans by the Borrower, in an aggregate amount which does not exceed $4,500,000 outstanding at any time, to officers and directors of any Loan Party, provided that all of the proceeds of such loans are used solely to purchase common stock of Borrower pursuant to the exercise by such Person of stock options or restricted stock granted by Borrower to such Person;
     (h) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;
     (i) Investments in Persons that are not wholly-owned Subsidiaries of the Borrower which comprise contributions or loans to joint ventures or partnerships between the Borrower and third Persons in an aggregate amount not to exceed $5,000,000;
     (j) other Investments which, in the aggregate, do not exceed $2,000,000;
provided that, anything contained herein to the contrary notwithstanding, the aggregate amount of Investments made on or after the Execution Date by the Loan Parties in or to Subsidiaries of the Borrower that are not Loan Parties shall not exceed $25,000,000 outstanding at any time, other than any Investment made by the Borrower in Bidco on the Effective Date in an aggregate amount equal to £51,613,585, any Investment made by any Foreign Subsidiary of the Borrower in any other Foreign Subsidiary of the Borrower on the Effective Date and Investments made pursuant to Section 8.05(i).
     SECTION 8.06 Guaranties. None of the Loan Parties will, directly or indirectly, guarantee the Indebtedness of any Person, or permit any of its Subsidiaries to do so, except:
     (a) endorsements of instruments for deposit or collection in the ordinary course of business;
     (b) guaranties of the Obligations in favor of the Agent, the Lenders or the other holders of the Obligations evidenced by a Loan Document;
     (c) guaranties by the Partnership of any obligations of the Borrower or any other Subsidiary of Indebtedness permitted hereby incurred in the ordinary course of business and not otherwise prohibited hereby; and
     (d) guaranties of obligations of the Borrower under the Second Lien Credit Loan Documents.
     SECTION 8.07 Restricted Payments. The Borrower will not (a) pay any dividends or make any other distributions, direct or indirect, on account of any shares of any class of stock of the Borrower now or hereafter outstanding, except as follows, provided that there is not then in existence any Default or Event of Default and neither would result therefrom, the Borrower may pay dividends payable solely in shares of stock or warrants, rights or options
Third Amended and Restated Credit Agreement

to acquire shares of stock of the Borrower; or (b) redeem, retire, purchase or make any other acquisition, direct or indirect, of any shares of any class of stock of the Borrower and/or of any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except as follows, provided that there is not then in existence any Default or Event of Default and neither would result therefrom (i) the Borrower may do any of the foregoing to the extent that the consideration therefor consists solely of shares of stock (including warrants, rights or options relating thereto) of the Borrower and (ii) payments by any Loan Party to be used to repurchase, redeem, acquire or retire for value any capital stock of the Borrower pursuant to any stockholders’ agreement, management equity subscription plan or agreement, stock option plan or agreement or other employee benefit plan or agreement or of any officer, director or employee upon his death, termination or resignation; provided that the aggregate price paid, and not reimbursed, for all such repurchased, redeemed, acquired or retired capital stock pursuant to this clause (ii) shall not exceed during any one fiscal year of the Borrower $2,000,000.
     SECTION 8.08 Change in Accounting. The Borrower will not change its method of accounting except for (a) immaterial changes permitted by GAAP in which the Borrower’s auditors concur or (b) changes required by GAAP; provided that the Borrower and the Agent shall negotiate in good faith, to renegotiate any affected provision of this Agreement to reflect any such change. The Borrower shall notify the Agent and the Lenders in writing promptly upon any material change to the extent same is not disclosed in the financial statements required under Section 7.01 hereof.
     SECTION 8.09 Prepayment of Other Indebtedness and Seller Notes. The Borrower (a) will not make any voluntary prepayments or defeasements of principal or interest on any other Indebtedness of the Borrower (including any redemptions prior to scheduled maturity whether voluntary or obligatory), except for (i) permanent reduction of Indebtedness (other than Indebtedness under the Second Lien Loan Documents and Permanent Securities) and (ii) prepayments of the loans under the Second Lien Credit Agreement in full with the proceeds of the Permanent Securities, (b) will not amend any term (including interest, payment or subordination terms) of the Permanent Securities without the prior written consent of the Requisite Lenders, (c) will not amend any material term (including interest, payment or subordination terms) of any other Indebtedness in excess of $5,000,000 (other than Indebtedness under the Second Lien Loan Documents) without the prior written consent of the Requisite Lenders except (A) such amendments which do not make any material term less favorable to the Borrower or the Lenders and (B) amendments to Indebtedness permitted pursuant to Section 8.03 hereof so long as such Indebtedness would continue to be permitted pursuant to Section 8.03 hereof after giving effect to such amendment, and (d) will not make, or permit any of its Subsidiaries to make, any payments under any Seller Note except with the amounts that have been deposited on the Execution Date in the Escrow Account.
     SECTION 8.10 Transactions with Affiliates. Other than (a) those arrangements disclosed to and approved by the Agent in writing which are to be created on or before the Effective Date or (b) payment of reasonable and customary salaries and benefits in the ordinary course of business, the Loan Parties will not directly or indirectly, engage in any transaction with any Affiliate or permit any of their respective Subsidiaries to do so, including the purchase, sale or exchange of assets or the rendering of any service, except transactions in the ordinary course of business or pursuant to the reasonable requirements of its business and, in each case, upon
Third Amended and Restated Credit Agreement

terms that are no less favorable than those which might be obtained in an arm’s-length transaction at the time from non-Affiliates.
     SECTION 8.11 Material Contracts and Seller Notes. The Borrower will not, and will not permit any of its Subsidiaries to, will amend, cancel or breach any of the Material Contracts except such amendments, cancellations or breaches as would not reasonably be expected to cause a Material Adverse Effect. The Borrower shall not, and shall not permit any of its Subsidiaries to, amend or modify any of the Seller Notes.
     SECTION 8.12 Financial Ratios.
     (a) Total Leverage Ratio. The Borrower will not permit at any time the ratio of (i) Total Debt of the Borrower and its Subsidiaries on a consolidated basis at such time to (ii) Acquisition EBITDA of the Borrower and its Subsidiaries on a consolidated basis (such ratio being the “Total Leverage Ratio”), to be greater than the ratio set forth below for each corresponding period set forth below:

Four (4) Quarter Period Ending:	Ratio:
June 30, 2005	5.00:1.00
September 30, 2005	5.00:1.00
December 31, 2005	5.00:1.00
March 31, 2006	4.75:1.00
June 30, 2006	4.75:1.00
September 30, 2006	4.75:1.00
December 31, 2006	4.50:1.00
March 31, 2007	4.50:1.00
June 30, 2007	4.25:1.00
September 30, 2007	4.25:1.00
December 31, 2007	3.75:1.00
March 31, 2008	3.75:1.00
June 30, 2008	3.75:1.00
September 30, 2008	3.75:1.00
December 31, 2008 and each fiscal quarter-end thereafter	3.75:1.00
     (b) Senior Leverage Ratio. The Borrower will not permit at any time the Senior Leverage Ratio to be greater than the ratio set forth below for each corresponding period set forth below:

Four (4) Quarter Period Ending:	Ratio:
June 30, 2005	3.50:1.00
September 30, 2005	3.50:1.00
December 31, 2005	3.50:1.00
March 31, 2006	3.50:1.00
June 30, 2006	3.50:1.00
Third Amended and Restated Credit Agreement

Four (4) Quarter Period Ending:	Ratio:
September 30, 2006	3.50:1.00
December 31, 2006	3.25:1.00
March 31, 2007	3.25:1.00
June 30, 2007	3.00:1.00
September 30, 2007	3.00:1.00
December 31, 2007	2.75:1.00
March 31, 2008	2.75:1.00
June 30, 2008 and each fiscal quarter -end thereafter	2.75:1.00
provided, however, that upon the issuance of Permanent Securities consisting of senior subordinated unsecured debt securities, the table set forth above shall be replaced, to the extent applicable, by the following table:

Four (4) Quarter Period Ending:	Ratio:
June 30, 2005	2.75:1.00
September 30, 2005	2.75:1.00
December 31, 2005	2.75:1.00
March 31, 2006	2.75:1.00
June 30, 2006	2.50:1.00
September 30, 2006	2.50:1.00
December 31, 2006	2.50:1.00
March 31, 2007	2.50:1.00
June 30, 2007 and each fiscal quarter-end thereafter	2.25:1.00
     (c) Fixed Charge Coverage Ratio. The Borrower will not permit at any time the Fixed Charge Coverage Ratio to be less than the ratio set forth below for each corresponding period set forth below:

Four (4) Quarter Period Ending:	Ratio:
June 30, 2005	1.25:1.00
September 30, 2005	1.25:1.00
December 31, 2005	1.25:1.00
March 31, 2006	1.25:1.00
June 30, 2006	1.25:1.00
September 30, 2006	1.25:1.00
December 31, 2006	1.25:1.00
March 31, 2007	1.25:1.00
June 30, 2007	1.25:1.00
September 30, 2007	1.25:1.00
December 31, 2007	1.20:1.00
March 31, 2008	1.20:1.00
June 30, 2008	1.20:1.00
September 30, 2008	1.20:1.00
December 31, 2008	1.20:1.00
Third Amended and Restated Credit Agreement

Four (4) Quarter Period Ending:	Ratio:
March 31, 2009	1.20:1.00
June 30, 2009	1.20:1.00
September 30, 2009	1.20:1.00
December 31, 2009	1.20:1.00
March 31, 2010	1.15:1.00
June 30, 2010	1.10:1.00
     SECTION 8.13 Capital Expenditures. (a) Except as permitted in subclause (b) below, the Loan Parties will not permit any Capital Expenditures (other than Permitted Acquisitions) to be, in the aggregate, in excess of the amounts set forth below during any Test Period ending on any date set forth below (“Scheduled Capital Expenditures”):

Test Period Ending:	Amounts:
June 30, 2005	$31,776,000
September 30, 2005	$34,689,854
December 31, 2005	$36,083,512
March 31, 2006	$38,327,441
June 30, 2006	$41,231,079
September 30, 2006	$38,204,379
December 31, 2006	$37,908,347
March 31, 2007	$37,908,347
June 30, 2007	$37,908,347
September 30, 2007	$37,908,347
December 31, 2007	$25,485,475
March 31, 2008	$25,485,475
June 30, 2008	$25,485,475
September 30, 2008	$25,485,475
December 31, 2008	$25,485,475
March 31, 2009	$25,485,475
June 30, 2009	$25,485,475
September 30, 2009	$25,485,475
December 31, 2009	$25,485,475
March 31, 2010	$25,485,475
June 30, 2010	$25,485,475
     (b) Beginning with the Test Period ending September 30, 2005, to the extent any amount of Scheduled Capital Expenditures is not used during any prior Test Period, fifty percent (50%) of such unexpended amount may be carried forward and expended during the next Test Period (but not any other Test Period); provided, however, that in each such circumstance where an unexpended amount has been carried forward to the next Test Period, for the purpose of determining what amount of Scheduled Capital Expenditures are not used during such new Test Period (and therefore are available for the 50% carry forward to the subsequent Test Period) the Capital Expenditures (other than Permitted Acquisitions) actually made during such new twelve month period shall
Third Amended and Restated Credit Agreement

be deemed to first apply to the amount of Scheduled Capital Expenditures for such Test Period and then to the carry forward amount.
     SECTION 8.14 Fiscal Year. The Loan Parties will not change, or permit any of their respective Subsidiaries to change, their respective fiscal year ends.
     SECTION 8.15 Sale/Leaseback Transactions. The Loan Parties will not enter, and will not permit any Subsidiary to enter, into any arrangement with any Person or to which such Person is a party providing for the leasing by the Loan Parties of real or personal property which has been or is to be sold or transferred by the Loan Parties to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Loan Parties.
     SECTION 8.16 Assets and Business Operations. Other than the Company and the Partnership and any Subsidiary of the Partnership acquired or created after the Effective Date in compliance with Section 7.09 (including, without limitation, pursuant to a Permitted Acquisition), no Loan Party shall own any material assets (other than (a) the Voting Equity Interests of the General Partner, the Limited Partner and Bidco owned by the Borrower, (b) the Voting Equity Interests of the Partnership owned by the General Partner and the Limited Partner, and (c) the Voting Equity Interests in any Foreign Subsidiary owned by the Borrower or any other Foreign Subsidiary) or conduct any material business operations. Bidco shall not carry on any business, own any assets or incur any liabilities, except for (i) the provision of administrative services (except treasury services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries, (ii) ownership of shares in the Company, and (iii) liabilities for professional fees and administration costs in the ordinary course of business as a holding company. The Borrower shall not permit any Foreign Subholdco to carry on any business, own any assets or incur any liabilities, except for the ownership of all of the Equity Interests in any of its Foreign Subsidiaries.
     SECTION 8.17 Modification of Second Lien Loan Documents. The Loan Parties shall not amend, supplement or otherwise modify in any manner any of the terms or provisions contained in, or applicable to, any Second Lien Loan Documents, unless (a) a fee of no more than 50 basis points is payable to the lenders under the Second Lien Loan Documents, (b) such amendment, supplement or modification is permitted by the Intercreditor Agreement, and (c) the sole purpose of any such amendment, supplement or other modification is one or more of the following: (i) to extend the date or reduce the amount of any required repayment, prepayment or redemption of the principal of the loans under the Second Lien Loan Documents, (ii) to reduce the rate or extend the date for payment of the interest, premium (if any) or fees payable on the Second Lien Loan Documents or (iii) to make the covenants, events of default or remedies in the Second Lien Loan Documents less restrictive on the Borrower, provided that this Section 8.17 shall not apply to any amendments, supplements or modifications that are required by the terms of the Second Lien Loan Documents.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
Third Amended and Restated Credit Agreement

     SECTION 9.01 Events of Default. The following events shall constitute Events of Default (“Events of Default”) hereunder:
     (a) any installment of principal due hereunder or on any Note shall not be paid on the date on which such payment is due, or any payment of interest due hereunder or on any Note or any payment of any Fee or any other amount due hereunder shall not be paid within three (3) days after the date such payment is due; or
     (b) any representation or warranty made or, for purposes of Article VI, deemed made by the Borrower or any Loan Party herein or in any of the Loan Documents or other document, certificate or financial statement delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made or reaffirmed, as the case may be; or
     (c) the Borrower shall fail to perform or observe any duty or covenant contained in Article VIII (other than those described in, but not permitted by Section 8.04(b), (c) or (e)) or in Section 7.01(e) or Section 7.03(a) or Section 7.09 hereof; or
     (d) the Borrower or any Loan Party shall fail to perform or observe any duty or covenant contained in this Agreement or any Loan Document other than those referenced in Section 9.01(a), (b), or (c) and such failure is not remedied within the earlier of (i) forty-five (45) days or (ii) twenty (20) days after the earlier of (x) notice of such failure by the Agent to the Borrower or (xx) after a Responsible Officer of the Borrower or any Subsidiary has actual knowledge thereof; or
     (e) the Borrower or any Subsidiary of the Borrower shall (i) fail to make (whether as primary obligor or as guarantor or other surety) any principal payment of or interest or premium, if any, on (A) Indebtedness under the Second Lien Loan Documents or (B) any other Indebtedness in the aggregate in excess of $5,000,000 allowed hereunder (other than the Notes) and in each case such failure remains outstanding beyond any period of grace provided with respect thereto or (ii) fail to duly observe, perform or comply with any agreement with any Person, or any term or condition of (A) Indebtedness under the Second Lien Credit Agreement or (B) any other Indebtedness in excess of $5,000,000 beyond any period of grace provided with respect thereto, in each case if such failure causes (unless such failure has been waived by the holder(s) of such Indebtedness), or permits the holder(s) to cause, such obligations to become due prior to any stated maturity; or
     (f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in (or, with respect to any UK Subsidiary of the Borrower, the presentation of an application shall be made with) a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary of the Borrower or of a substantial part of the property or assets of the Borrower or any Loan Party, under Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”), or any other federal or state bankruptcy, insolvency, receivership or similar law (foreign or domestic), (ii) the appointment of a receiver, trustee, custodian, sequestrator,
Third Amended and Restated Credit Agreement

conservator or similar official (or, with respect to any UK Subsidiary of the Borrower, an administration order) for the Borrower or any or any Subsidiary of the Borrower or for a substantial part of the property or assets of the Borrower or any Subsidiary of the Borrower or (iii) a petition or application for the winding-up or liquidation of the Borrower or any Subsidiary of the Borrower; and such proceeding or petition shall continue undismissed for sixty (60) days (or 14 days in the case of a winding up petition in respect of a company incorporated in England and Wales or Scotland) or an order or decree approving or ordering any of the foregoing shall be entered; or
     (g) the Borrower or any Subsidiary of the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (f) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian sequestrator, conservator or similar official for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property or assets of the Borrower or any Subsidiary of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; or
     (h) a judgment or order, which with other outstanding judgments and orders against the Borrower and its Subsidiaries, equals or exceeds $2,000,000 in the aggregate (to the extent not covered by insurance as to which the respective insurer has acknowledged coverage), shall be entered against the Borrower or any Subsidiary of the Borrower and (i) within thirty (30) days after entry thereof such judgment shall not have been paid or discharged or execution thereof stayed pending appeal or, prior to the expiration of any such stay, such judgment shall not have been paid or discharged or (ii) any enforcement proceeding shall have been commenced (and not stayed) by any creditor or upon such judgment; or
     (i) if (A) (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any Subsidiary or any ERISA Affiliate that a Plan may become subject to any such proceedings, (iii) any Plan shall have any Unfunded Current Liability, (iv) the Borrower or any Subsidiary or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Borrower or any Subsidiary or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) the Borrower or any Subsidiary or any ERISA Affiliate fails to make any contribution due, or payment to or with respect to, any employee benefit plan, or (vii) the Borrower or any Subsidiary or any ERISA Affiliate establishes or amends any employee
Third Amended and Restated Credit Agreement

welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Borrower or any Subsidiary or any ERISA Affiliate thereunder, and (B) any such event or events described in clauses (i) through (vii) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or
     (j) after the Effective Date, the occurrence of any Change of Control; or
     (k) after the Effective Date, the occurrence of any event of default under any Security Document; or
     (l) the Obligations shall cease, except as permitted hereby, being secured by substantially all of the assets of the Loan Parties; or
     (m) any Guarantor shall revoke or attempt to revoke its Guaranty under Article XI, or shall be in default of or repudiate its obligations thereunder; or
     (n) the occurrence of any “Event of Default” (as defined in the Second Lien Credit Agreement) under the Second Lien Credit Agreement.
     SECTION 9.02 Primary Remedies. In the event of any Event of Default, and at any time after the occurrence of any Event of Default, the Agent shall, if requested by the Requisite Lenders, by written notice to the Borrower (a “Notice of Default”) take any or all of the following actions (without prejudice to the rights of any Lender to enforce any other rights it may have against the Borrower, provided that, if an Event of Default specified in Section 9.01(f) or Section 9.01(g) shall occur, the following shall occur automatically without the giving of any Notice of Default): (a) declare the Total Revolving Credit Commitment terminated whereupon the Total Revolving Credit Commitment shall forthwith terminate immediately and any Revolving Credit Commitment Fee shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued and unpaid interest in respect of all Advances, and all obligations owing hereunder, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, notice of demand or of dishonor and non-payment, protest, notice of protest, notice of intent to accelerate, declaration or notice of acceleration or any other notice of any kind, all of which are hereby waived by the Borrower; and (c) exercise any rights or remedies under any of the Loan Documents.
     SECTION 9.03 Other Remedies. Upon the occurrence and during the continuance of any Event of Default, the Agent may proceed to protect and enforce its and the Lenders’ rights, either by suit in equity or by action at law or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in any other Loan Document or in aid of the exercise of any power granted in this Agreement or in any other Loan Document; or may proceed to enforce the payment of all amounts owing to the Lenders under the Loan Documents and any accrued and unpaid interest thereon in the manner set forth herein or therein; it being intended that no remedy conferred herein or in any of the other Loan Documents is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Loan Document shall be cumulative and shall be in addition to every other
Third Amended and Restated Credit Agreement

remedy given hereunder and under the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise.
     SECTION 9.04 Application of Proceeds. After the occurrence and during the continuance of any Default or Event of Default, all proceeds of the Collateral received by Agent shall be forthwith paid over, in the funds and currency received, and applied in such order as follows: first, to Fees and Agent’s expenses reimbursable hereunder; second, to interest on the Loans, ratably in proportion to the interest accrued as to each Loan; third, to principal payments on the Loans, to provide cash collateral for Letter of Credit Obligations, and to other Obligations not described in the foregoing clauses of this sentence, ratably to the aggregate, combined principal balance of the Loans, outstanding Letter of Credit Obligations and outstanding amount of such other Obligations; and fourth, to the payment of any surplus then remaining to the Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction.
ARTICLE X
THE AGENT
     SECTION 10.01 Authorization and Action. Each Lender hereby irrevocably appoints and authorizes the Agent to act on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its agents and employees. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any other Loan Document, expressed or implied, is intended to, or shall be so construed as to, impose upon the Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. As to any matters not expressly provided for by this Agreement, the Notes or the other Loan Documents (including enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon the Lenders and all holders of Notes and the Obligations; provided, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.
     SECTION 10.02 Agent’s Reliance.
     (a) Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement, the Notes or any of the other Loan Documents (i) with the consent or at the request of the Requisite Lenders or (ii) in the absence of its or their own gross negligence or willful misconduct (it being the express intention of the parties hereto that the Agent and its directors, officers, agents and
Third Amended and Restated Credit Agreement

employees shall have no liability for actions and omissions under this Section 10.02 resulting from their sole ordinary or contributory negligence).
     (b) Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of each Note and the Obligations as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement, any Note or any other Loan Document; (iv) except as otherwise expressly provided herein, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, any Note or any other Loan Document or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, collectibility, genuineness, sufficiency or value of this Agreement any Note, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be responsible to any Lender for the perfection or priority of any Lien securing the Obligations; and (vii) shall incur no liability under or in respect of this Agreement, any Note or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopier, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.
     SECTION 10.03 Agent and Affiliates. Without limiting the right of any other Lender to engage in any business transactions with the Borrower or any of its Affiliates, with respect to their commitments, the Loans made by them and the Notes issued by them, the Agent and each other Lender who may become the Agent shall have the same rights and powers under this Agreement and its Notes as any other Lender and may exercise the same as though it was not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include BNP Paribas and any such other Lender, in their individual capacities. BNP Paribas, each other Person who becomes the Agent and their respective Affiliates may be engaged in, or may hereafter engage in, one or more loans, letters of credit, leasings or other financing activity not the subject of this Agreement (collectively, the “Other Financings”) with the Borrower or any of its Affiliates, or may act as trustee on behalf of or depository for, or otherwise engage in business transactions with the Borrower or any of its Affiliates (all Other Financings and other such business transactions being collectively, the “Other Activities”) with no responsibility to account therefor to the Lenders. Without limiting the rights and remedies of the Lenders specifically set forth herein, no other Lender by virtue of being a Lender hereunder shall have any interest in (a) any Other Activities, (b) any present or future guaranty by or for the account of the Borrower not contemplated or included herein, (c) any present or future offset exercised by the Agent in respect of any such Other Activities, (d) any present or future property taken as security for any such Other Activities or (e) any property now or hereafter in the possession or control of the Agent which may be or become security for the obligations of the Borrower hereunder and under the Notes by reason of the general description of indebtedness secured, or
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of property contained in any other agreements, documents or documents related to such Other Activities; provided, however, that if any payment in respect of such guaranties or such property or the proceeds thereof shall be applied to reduction of the Obligations evidenced hereunder and by the Note, then each Lender shall be entitled to share in such application according to its pro rata portion of such Obligations.
     SECTION 10.04 Lender Credit Decision. Each Lender acknowledges and agrees that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 7.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges and agrees that it will, and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
     SECTION 10.05 Agent’s Indemnity.
     (a) The Agent shall not be required, insofar as the Lenders are concerned, to take any action hereunder or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document unless indemnified to the Agent’s satisfaction by the Lenders against loss, cost, liability and expense. If any indemnity furnished to the Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. In addition, the Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective aggregate principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding, ratably according to the respective amounts of the Total Commitment), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whosoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent (in such capacity) under this Agreement, the Notes and the other Loan Documents. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, the Notes and the other Loan Documents to the extent that the Agent is not reimbursed for such expenses by the Borrower. The provisions of this Section 10.05(a) shall survive the termination of this Agreement, the payment of the Obligations and/or the assignment of any of the Notes.
     (b) Notwithstanding the foregoing, no Lender shall be liable under this Section 10.05(b) to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements due to the Agent resulting from the Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment made by a court of competent jurisdiction. Each Lender agrees, however, that it expressly intends, under this Section 10.05(b) to indemnify the Agent ratably as aforesaid for all such liabilities, obligations, losses,
Third Amended and Restated Credit Agreement

damages, penalties, actions, judgments, suits, costs, expenses and disbursements arising out of or resulting from the Agent’s sole ordinary or contributory negligence.
     SECTION 10.06 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed as Agent under this Agreement, the Notes and the other Loan Documents at any time with or without cause by the Requisite Lenders. Upon any such resignation or removal the Requisite Lenders shall have the right to appoint a successor Agent, subject to the approval of the Borrower, if no Event of Default has occurred and is continuing, (which approval will not be unreasonably withheld). If no successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 calendar days after the resigning Agent’s giving of notice of resignation or the Requisite Lenders’ removal of the resigning Agent, then the resigning Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of any appointment as Agent hereunder and under the Notes and the other Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, power, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations under this Agreement, the Notes and the other Loan Documents. After any resigning Agent’s resignation or removal as Agent hereunder and under the Notes and the other Loan Documents, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement, the Notes and the other Loan Documents. If for any reason there shall not be any duly appointed Agent, the Lenders shall act collectively by taking actions on the direction of the Requisite Lenders until an agent is duly appointed as Agent hereunder.
     SECTION 10.07 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Agent receives such notice, the Agent shall give notice thereof to the Lenders; provided, however, if such notice is received from a Lender, the Agent also shall give notice thereof to the Borrower. The Agent shall be entitled to take action or refrain from taking action with respect to such Default or Event of Default as provided in Sections 10.01 and 10.02.
     SECTION 10.08 Release of Collateral and Guarantors. The Agent shall have the authority, without further approval from the Lenders or the Requisite Lenders, to release any collateral pledged to secure the Obligations or release any Guarantor in connection with any transaction permitted by this Agreement or any other Loan Document. To effect any such release, the Agent shall, in its name or on behalf of the Lenders, as appropriate, at the expense of the Borrower return any such collateral in its possession and execute and deliver to the Borrower any releases, termination statements or other instruments reasonably desirable to evidence the foregoing.
     SECTION 10.09 Intercreditor Agreement. Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be
Third Amended and Restated Credit Agreement

bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 12.10) hereby (i) acknowledges that BNP Paribas is acting under the Intercreditor Agreement in multiple capacities as the Agent and the collateral agent under the Intercreditor Agreement and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against BNP Paribas any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 12.10) hereby authorizes and directs BNP Paribas to enter into the Intercreditor Agreement on behalf of such Lender and agrees that BNP Paribas, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.
ARTICLE XI
GUARANTY
     SECTION 11.01 Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations of the Borrower and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of such Obligations (such costs and expenses, together with the Obligations of the Borrower, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.
     SECTION 11.02 Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Agent, the Issuing Bank or any Lender to sue the Borrower, any Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
     SECTION 11.03 No Discharge or Diminishment of Guaranty.
     (a) Except as otherwise provided for herein and to the extent provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:
     (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations or any other Obligations, by operation of law or otherwise;
Third Amended and Restated Credit Agreement

     (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Guarantor of or other Person liable for any of the Guaranteed Obligations or any other Obligations;
     (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any Guarantor, or any other guarantor of or other person liable for any of the Guaranteed Obligations or any other Obligations, or their assets or any resulting release or discharge of any obligation of the Borrower, any Guarantor, or any other guarantor of or other Person liable for any of the Guaranteed Obligations or any other Obligations; or
     (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against the Borrower, any Guarantor, any other guarantor of the Guaranteed Obligations or any other Obligations, the Agent, the Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.
     (b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by the Borrower, any Guarantor or any other guarantor of or other person liable for any of the Guaranteed Obligations, of the Guaranteed Obligations or any part thereof.
     (c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by:
     (i) the failure of the Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations or any other Obligations;
     (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations or any other Obligations;
     (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any other Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations or any other Obligations;
     (iv) any action or failure to act by the Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations or any other Obligations; and
     (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations or any other Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a
Third Amended and Restated Credit Agreement

discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
     SECTION 11.04 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations or any other Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against the Borrower, any Guarantor, any other guarantor of any of the Guaranteed Obligations, or any other person. The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations or any other Obligations, compromise or adjust any part of the Guaranteed Obligations or any other Obligations, make any other accommodation with the Borrower, any Guarantor, any other guarantor or any other person liable on any part of the Guaranteed Obligations or any other Obligations or exercise any other right or remedy available to it against the Borrower, any Guarantor, any other guarantor or any other Person liable on any of the Guaranteed Obligations or any other Obligations, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower, any other guarantor or any other Person liable on any of the Guaranteed Obligations or any other Obligations, as the case may be, or any security.
     SECTION 11.05 Subordination; Subrogation.
     (a) All rights and claims of each Guarantor (collectively the “Guarantor Claims”) against the Borrower or any of the Borrower’s property now or hereafter existing shall be subordinate and subject in right of payment to the prior payment in full in cash, and the performance, of all of the Guaranteed Obligations pursuant to this Guaranty.
     (b) Upon the occurrence of a Default or an Event of Default and until the Guaranteed Obligations have been paid and performed in full and each Guarantor shall have performed all of Guarantors’ obligations hereunder, no Guarantor shall receive or collect, directly or indirectly, from the Borrower or any other party any payment upon Guarantor Claims, nor seek to realize upon any collateral securing such Guarantor Claims. Notwithstanding the foregoing, if any Guarantor should receive any such payment, such Guarantor agrees to hold same in trust for the Agent and Lenders and agrees that such Guarantor shall have absolutely no rights in or to or dominion over such payments except to pay them promptly to the Agent for the benefit of Lenders, and such Guarantor hereby covenants to do so.
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     (c) Notwithstanding anything to the contrary contained herein, no Guarantor shall have any right of subrogation in or under this Agreement, any of the Security Documents or any of the Loan Documents or to participate in any way therein, or in any right, title or interest in and to any security or right of recourse for the Guaranteed Obligations or any right to reimbursement, exoneration, contribution, indemnification or any similar rights, until the Guaranteed Obligations have been fully and finally paid in full in cash. This waiver is given to induce Lenders to make the Loans to the Borrower.
     SECTION 11.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agent, the Issuing Bank and the Lenders are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lenders.
     SECTION 11.07 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that neither the Agent, the Issuing Bank nor any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.
     SECTION 11.08 Termination. This Guaranty may not be terminated by any Guarantor without the consent of the Lenders. Notwithstanding the foregoing, if this Guaranty shall be terminated as to any Guarantor for any reason, such Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to such termination, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.
     SECTION 11.09 Taxes. All payments of the Guaranteed Obligations will be made by each Guarantor free and clear of and without deduction for or on account of any and all present or future taxes of whatever nature imposed by any governmental authority with respect to such payments, and any and all liabilities with respect to the foregoing, but excluding franchise taxes and taxes imposed on overall net income of the Lender by the United States or the jurisdiction in which the Lender is located. If any Guarantor is required by law to deduct any taxes from or in respect of any sum payable to the Lenders under this Guaranty, (a) the sum payable must be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this provision) the Lenders receive an amount equal to the sum it would have received had no such deductions been made, (b) the Guarantors must then make such deductions, and must pay the full amount deducted to the relevant authority in accordance with applicable law, and (c) the Guarantors must furnish to the Lender within forty-five days after their due date certified copies of all official receipts
Third Amended and Restated Credit Agreement

evidencing payment thereof, or other evidence of payments reasonably acceptable to the applicable Lender.
     SECTION 11.10 Severability and Limitation on Liability. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability.”) This Section 11.10 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section 11.10 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.
     SECTION 11.11 Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article XI, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Agent, the Issuing Bank, the Lenders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
Third Amended and Restated Credit Agreement

     SECTION 11.12 Lending Installations. The Guaranteed Obligations may be booked at any office, branch, subsidiary or Affiliate of Lenders. All terms of this Guaranty apply to and may be enforced by or on behalf of any office, branch, subsidiary or Affiliate of Lenders.
     SECTION 11.13 Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article XI is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations of liabilities of the other Loan Parties, without any limitation as to amount (except as set forth in Section 11.10 hereof), unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
ARTICLE XII
MISCELLANEOUS
     SECTION 12.01 Amendments. No amendment or waiver of any provision of this Agreement, any Note or any other Loan Document, nor consent to any departure by the Borrower herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and any Loan Party, as to amendments, and by the Requisite Lenders in all cases, and then, in any case, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given provided, no such amendment shall be effective unless signed by (a) all of the Lenders if it attempts to: (i) change the definition of “Commitment,” “Designated Payment Date,” “Margin,” “Maturity Date” or “Requisite Lenders,”; (ii) increase the amount or alter the terms of the Commitment of any Lender or subject any Lender to additional obligations; (iii) modify this Section 12.01; (iv) waive any Default under Section 9.01(a); (v) in any manner change the amount of, or any date fixed for, any payment of principal or interest on the Notes or any Fee or the reimbursement obligations of the Borrower under any Letter of Credit; (vi) modify or waive the mandatory and voluntary prepayment requirements set forth in Section 2.06 and Section 2.07 hereof or the allocation of such prepayments to the Lenders; (vii) except as expressly permitted hereby, release any collateral pledged as security for the Obligations or release any Guarantor from its obligations under the Guaranty; or (viii) modify Section 2.09 and (b) Lenders holding more than 50% of the Total Revolving Credit Commitment and Loans thereunder if it attempts to affect any conditions to funding obligations set forth in Section 5.02 in a manner adverse to the Revolving Credit Lenders. Notwithstanding anything to the contrary in the foregoing, no consent shall be required in connection with a Senior Facilities Reallocation.
     SECTION 12.02 Notices. Except with respect to telephone notifications specifically permitted pursuant to Article II all notices, consents, requests, approvals, demands and other communications provided for herein shall be in writing (including telecopy communications) and mailed, telecopied, sent by overnight courier or delivered:

(a)	If to any Loan Party:	Cardtronics, Inc.
3110 Hayes, Suite 300
Third Amended and Restated Credit Agreement

Houston, Texas 77082
Telecopy No: (281) 892-0088
Attention: J. Chris Brewster, Chief Financial
Officer

	with copies to:	Vinson & Elkins LLP
1001 Fannin, Suite 2300
Houston, Texas 77002
Telecopy No.: (713) 615-5929
Attention: Robert R. Rabalais, Esq.

	and to:	The CapStreet Group, LLC
600 Travis Street, Suite 6110
Houston, Texas 77002
Telecopy No.: (713) 332-2701
Attention: Frederick W. Brazelton

	and to:	TA Associates, Inc.
High Street Tower, Suite 2500
125 High Street
Boston, MA 02110
Telecopy No. (617) 574-6728
Attention: Mike Wilson

(b)	If to the Agent:	BNP Paribas
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Telecopy No. (214) 969-0260
Attention: Christopher S. Goodwin, Managing Director

	with copies to:	BNP Paribas
180 Montgomery Street, 4th Floor
San Francisco, California 94104
Telecopy No. (415) 398-6811
Attention: Susan Bowes

	and to:	Bank of America, N.A.
700 Louisiana, 7th floor
Houston, Texas 77002
Attention: William Griffin

	and to:	Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Third Amended and Restated Credit Agreement

Telecopy No. (212) 848-7179
Attention: Ronald M. Bayer, Esq.

(c)	If to any Lender:	To the address specified by such Lender (or the
Agent on behalf of such Lender) to the Borrower.
or, in the case of any party hereto, such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other parties.
     All communications to the Agent shall, when mailed, telecopied or delivered, be effective when mailed by certified mail, return receipt requested to such party at its address specified above, or telecopied to any party to the telecopy number set forth above, or delivered personally to such party at its address specified above; provided, that communications to the Agent pursuant to Article II shall not be effective until actually received by the Agent.
     SECTION 12.03 No Waiver, Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder, under any Note or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, or any abandonment or discontinuance of any steps to enforce such right, preclude any other or further exercise thereof or the exercise of any other right. No notice to or written demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. The remedies herein are cumulative and not exclusive of any other remedies provided by law, at equity or in any other agreement.
     SECTION 12.04 Costs, Expenses and Taxes. The Borrower agrees to pay on demand: (a) all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution and delivery of this Agreement, the Notes, the other Loan Documents and the other documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement, the Notes and the other Loan Documents, and any modification, supplement or waiver of any of the terms of this Agreement or any other Loan Document, (b) all reasonable costs and expenses of any Lender, including reasonable legal fees and expenses, in connection with the enforcement of or preservation of rights under this Agreement, the Notes and the other Loan Documents and (c) reasonable costs and expenses incurred in connection with third party professional services required by the Agent such as appraisers, environmental consultants, accountants or similar Persons, provided that prior to any Event of Default hereunder, the Agent will first obtain the consent of the Borrower to such expense, which consent shall not be unreasonably withheld. Without prejudice to the survival of any other obligations of the Borrower hereunder and under the Notes, the obligations of the Borrower under this Section 12.04 shall survive the termination of this Agreement or the replacement of the Agent and each assignment of the Notes.
     SECTION 12.05 Indemnity.
     (a) The Borrower shall indemnify the Agent and each Lender and each Affiliate thereof and their respective directors, officers, employees and agents (other than with respect to any claim by the Agent and/or any Lender or Affiliate, director,
Third Amended and Restated Credit Agreement

owner, employee or agent thereof against the Agent or any Lender, or any Affiliate, director, officer, employee or agent thereof) (such indemnified Persons called the “Indemnitees”) from, and hold each of them harmless against, any and all losses, liabilities, claims or damages (including reasonable legal fees and expenses) to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) this Agreement, the Notes or any other Loan Document or any actual or proposed use by the Borrower of the proceeds of any extension of credit hereunder, (ii) any investigation, litigation, claims, or demands under any Environmental Laws, or (iii) any other proceeding (including any threatened investigation or proceeding) relating to the foregoing clauses (i) and (ii), whether in each such case arising as a result of this Agreement or any of the other Loan Documents or the transactions contemplated hereby, and the Borrower shall reimburse such Indemnitees, upon written demand for any expenses (including legal fees) reasonably incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, lines or expenses incurred by reason of the gross negligence or willful misconduct of the Indemnitees. Without limiting any provision of this Agreement, it is the express intention of the parties hereto that each Indemnitee shall be indemnified and held harmless against all such losses, liabilities, claims or damages arising out of or resulting from the sole ordinary or contributory negligence of such Indemnitee, but not from the gross negligence or willful misconduct of such Indemnitee. Without prejudice to the survival of any other obligations of the Borrower hereunder and under the other Loan Documents, the obligations of the Borrower under this Section 12.05 shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations or the assignment of the Notes.
     (b) Notwithstanding anything set forth herein to the contrary, the Borrower shall not, in connection with any one legal proceeding or claim, or separate but related proceedings or claims arising out of the same general allegations of circumstances, in which the interest of the Indemnitees (in the reasonable judgment of such Indemnitees) does not differ in any material respect, be liable to the Indemnities (or any of them) under any of the provisions set forth herein for the fees or expenses of more than one separate firm of attorneys in each jurisdiction in which legal action is being taken or may be taken at any time, which firm shall be selected by the Agent (or, if the Agent fails to so select after notice from the Indemnitees involved, such firm shall be selected by such Indemnitees), except for any additional firms reasonably recommended by such firm in good faith for purposes of obtaining special expertise in any area of law or for purposes of having local counsel in each court in which such proceeding or proceedings are pending. In any litigation or other proceeding in which the interests of the Borrower and any Indemnitee affected thereby are not adverse (in the reasonable judgment of such Indemnitee) and with respect to which such Indemnitee may seek indemnification or reimbursement from the Borrower hereunder, the Borrower shall be entitled to participate (in conjunction with counsel for the Indemnitees), at the Borrower’s expense, in the defense of such litigation or proceeding with its own counsel. No Indemnitee shall consent to entry of any judgment or enter into any settlement of any action or proceeding that would give rise to any liability of the Borrower hereunder without the prior written consent of the Borrower (which consent shall not be unreasonably withheld).
Third Amended and Restated Credit Agreement

          SECTION 12.06 Right of Setoff. If any Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits held and other obligations owing by such Lender, or any branch, subsidiary or Affiliate of such Lender, to or for the credit or the account of the Borrower against any and all the Obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents and other obligations of the Borrower held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement, its Note or the Obligations and although the Obligations may be unmatured. The rights of each Lender under this Section 12.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 12.07 Governing Law. This Agreement, all Notes, the other Loan Documents and all other documents executed in connection herewith shall be deemed to be contracts and agreements executed by the Borrower, the Guarantors, the Agent and each Lender under the laws of the State of New York and of the United States of America and for all purposes shall be construed in accordance with, and governed by, the laws of said state and of the United States of America. Without limitation of the foregoing, nothing in this Agreement, or in the Notes or in any other Loan Document shall be deemed to constitute a waiver of any rights which any Lender may have under applicable federal legislation relating to the amount of interest which such Lender may contact for, take, receive or charge in respect of the Loan and the Loan Documents, including any right to take, receive, reserve and charge interest at the rate allowed by the law of the state where any Lender is located.
          SECTION 12.08 Interest. It is the intention of the parties hereto that the Agent and each Lender shall conform strictly to usury laws applicable to it, if any. Notwithstanding anything to the contrary set forth herein, in any other Loan Document or in any other document or instrument, no provision of any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith is intended or shall be construed to require the payment or permit the collection of interest in excess of the maximum non-usurious rate permitted by applicable law. Each provision in this Agreement and each other Loan Document, agreement or writing is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, to the Agent or any Lender, or charged, contracted for, reserved, taken or received by the Agent or any Lender, for the use, forbearance or detention of the money to be loaned under this Agreement or any Loan Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Loan Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate, and all amounts owed under this Agreement and each other Loan Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid, charged, contracted for, reserved, taken or received which are for the use, forbearance or detention of money under this Agreement or such Loan Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. If the transactions with any Lender contemplated hereby would be usurious under applicable law then, in that event, notwithstanding anything to the contrary in any Note payable to such Lender, this Agreement, any other Loan Document or any other document or instrument, it is agreed that in the event that the maturity of any Note payable to such Lender is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to
Third Amended and Restated Credit Agreement

such Lender may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to such Lender provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the indebtedness owed to such Lender by the Borrower and any excess refunded by such Lender to the Borrower. Anything in any Note or any other Loan Document to the contrary notwithstanding, the Borrower shall not be required to pay unearned interest on any Note and the Borrower shall not be required to pay interest on the Obligations at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable under such Note and such Loan Documents would exceed the Highest Lawful Rate, or if the holder of such Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Borrower under such Note and the other Loan Documents to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest which would otherwise be payable by the Borrower shall be reduced to the amount allowed under applicable law and (b) any unearned interest paid by the Borrower or any interest paid by the Borrower in excess of the Highest Lawful Rate shall in the first instance be credited on the principal of the Obligations of the Borrower (or if all such Obligations shall have been paid in full refunded to the Borrower). It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, reserved, taken, charged or received by any Lender under the Notes, the Obligations and the other Loan Documents or made for the purpose of determining whether such rate exceeds the Highest Lawful Rate, shall be made, to the extent permitted by usury laws applicable to such Lender, by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Notes and this Agreement.
          SECTION 12.09 Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by the Loan Parties in connection herewith and the other Loan Documents shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents, and the termination of the Total Commitment of the Lenders and will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not, provided, that the Total Commitment of the Lenders shall not inure to the benefit of any non-approved successor or assign of the Borrower.
          SECTION 12.10 Successors and Assigns; Participations.
               (a) All covenants, promises and agreements by or on behalf of the Loan Parties or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. The Loan Parties may not assign or offer any of its rights or obligations hereunder without the consent of the Lenders.
               (b) Any of the Lenders may assign to an Eligible Assignee or sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Subsidiaries) a portion of its rights and obligations under this Agreement and the other Loan Documents (including a portion of its share of the Total Commitment, the Advances and the Obligations of the Borrower owing to it and the Notes); provided, that, in the case of participations (i) such participant shall be entitled to the cost protection
Third Amended and Restated Credit Agreement

provisions contained in Article II and Section 12.04 to the extent the Lender selling the participation is so entitled, (ii) the Borrower shall continue to deal solely and directly with the Agent in connection with its rights and obligations under this Agreement and the other Loan Documents and (iii) each Lender shall retain the sole right and responsibility to enforce the Obligations relating to the Loans including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; but such Lender may grant a participant rights only to the extent such amendments, modifications or waivers would effect such participant interests in any fees payable hereunder (including, without limitation, the amount and the dates fixed for payment of any such fees) or the amount of principal or the rate of interest payable on, or the dates fixed for any payment of principal or of interest on, the Loans. Except with respect to cost protections provided to a participant pursuant to this paragraph hereof, no participant shall be a third party beneficiary of this Agreement nor shall it be entitled to enforce any rights provided to the Lenders against the Borrower under this Agreement.
               (c) A Lender may assign to one or more other Eligible Assignees all or a portion of its interests, rights, and obligations under this Agreement and the other Loan Documents (including all or a portion of its share of the Total Commitment and the same portion of the Loans and other obligations of the Borrower at the time owing to it and the Note held by it); provided, however, that each such assignment (i) shall be in a minimum principal amount of not less than $5,000,000 in the case of any Revolving Credit Commitment or $1,000,000 in the case of any Term Loan Commitment, or such Lender’s remaining Commitment unless otherwise agreed to by Agent and, so long as no Default or Event of Default has occurred or is continuing, the Borrower, (ii) shall not reduce any Lender’s Commitment to an amount less than $5,000,000 (other than to zero), and shall be of a constant, and not a varying, percentage of the assigning Lender’s Revolving Credit Commitment and Term Loan Commitment, and the rights and obligations attendant to such under this Agreement, (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance in form and substance satisfactory to the Agent (an “Assignment and Acceptance”) substantially in the form of Exhibit 12.10 hereto, and any Note subject to such assignment, (iv) the assignee, if it is not a Lender immediately prior to such assignment, have delivered to the Agent an Administrative Questionnaire, (v) so long as the Borrower is reasonably satisfied with the allocation of proposed Commitments among all proposed Lenders in connection with the primary syndication of the Commitments and Loans after the Effective Date, the consent of the Borrower shall not be required in any Assignment and Acceptance entered into in connection with such primary syndication, and (vi) no assignment shall be effective until receipt by the Agent of a reasonable service fee in respect of said assignment equal to $2,500 from the assignee; provided, however, that if two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:
Third Amended and Restated Credit Agreement

Transaction:	Additional Assignment Fee:
First four concurrent assignments or	-0-
suballocations to members of an Assignee Group
(or from members of an Assignee Group, as
applicable)

Each additional concurrent assignment or	$500
suballocation to a member of such Assignee
Group (or from a member of such Assignee Group,
as applicable)
               Upon such execution, delivery, acceptance and recording in the Register as set forth in Section 12.10(c), and Agent’s receipt of such assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the service fee and any written consent to such assignment required under this Section 12.10(c), from and after the later of the date upon which the foregoing conditions have been satisfied and the effective date specified in each Assignment and Acceptance (which effective date shall be at least five (5) Business Days after the execution thereof unless otherwise agreed to by the assigning Lender, the Eligible Assignee thereunder and the Agent), (x) the Eligible Assignee thereunder shall be a party hereto and to the other Loan Documents and to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender thereunder shall to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto except, in the case of an Issuing Bank, with respect to Letters of Credit issued by such Issuing Bank which are then outstanding).
               (d) The Agent shall maintain at its office (i) a copy of each Assignment and Acceptance delivered to it and (ii) a register (the “Register”) for the recordation of the names and addresses (and taxpayer identification numbers, if any) of the Lenders and the principal amount and types of Loans owing to each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Agent, the Swing Line Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a “Lender” hereunder for all purposes of this Agreement and the Loan Documents. The Register shall be available for inspection by the Borrower, the Agent, the Syndication Agent and the Swing Line Lender at any reasonable time and from time to time upon reasonable prior notice.
               (e) Upon its receipt of a copy of (or copies of signed counterparts of) a duly completed and fully executed Assignment and Acceptance, together with the existing Note or Notes of the assigning Lender subject to such Assignment and Acceptance, the Agent shall (i) accept such Assignment and Acceptance, (ii) record the information
Third Amended and Restated Credit Agreement

contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the affected Lenders. Not later than five (5) Business Days after the receipt of the notice from the Agent referred to in clause (iii) above, the Borrower, at its own expense shall execute and deliver to the Agent, in exchange for the Note or Notes of the assigning Lender surrendered to the Agent pursuant to this paragraph, a new Note or Notes payable to the order of the assignee Lender and its registered assigns in the principal amount of the Loans assigned to it. Any such new Note shall be substantially in the form of Exhibit 2.03 hereto. Canceled Notes shall be promptly returned to the Borrower.
               (f) Notwithstanding any other provision herein but subject to Section 12.11, any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 12.10(f) disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any Subsidiary furnished to such Lender by or on behalf of the Borrower or any Subsidiary.
               (g) Anything in this Section 12.10 to the contrary notwithstanding, any Lender may at any time, without the consent of the Borrower or the Agent, assign and pledge all or any portion of its Commitments and the Loans owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.
               (h) Anything contained herein to the contrary notwithstanding, if (i) any “Lender” as defined in the Original Credit Agreement (an “Original Lender”) shall have assigned its rights and obligations under the Original Credit Agreement and the “Loan Documents” as defined in the Original Credit Agreement to Bank of America and/or BNP Paribas within five (5) Business Days prior to the Execution Date, and (ii) at the time of such assignment, any Derivative between the Borrower and such Original Lender and/or any Affiliate of such Original Lender shall exist, then (A) the Obligations of the Borrower under such Derivative (and the Obligations of each Guarantor under the Guaranty in respect of such Obligations) shall continue in full force and effect, and such Obligations shall continue to be secured by the Security Documents to the same extent as though such assignment had not occurred, and (B) each Loan Party hereby grants to the Agent, for the benefit of such Original Lender and any such Affiliate, on the terms and conditions set forth in the Security Documents, a security interest in all Collateral as security for such Obligations owing by it in respect of such Derivative.
          SECTION 12.11 Confidentiality. Each Lender agrees to exercise its best efforts to keep any information delivered or made available by the Borrower confidential from anyone other than Persons employed or retained by such Lender who are or are expected to become engaged by such Lender in evaluating, approving, structuring or administering the Loans and who are subject to this confidentiality provision; provided that nothing herein shall prevent any Lender from disclosing such information (a) to any other Lender, (b) pursuant to subpoena or upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency (including self-regulatory agencies) or authority having jurisdiction over such Lender, (d) which has been publicly disclosed, (e) to the extent reasonably required in
Third Amended and Restated Credit Agreement

connection with any litigation to which the Agent, any Lender, the Borrower or its respective Affiliates may be a party, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender’s legal counsel and independent auditors (who are subject to this confidentiality provision or similar confidentiality provision), (h) to any actual or proposed participant or assignee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 12.11 and (i) which is clearly not confidential. To the extent legally permitted, each Lender will use its best reasonable efforts to promptly notify the Borrower of any information that it is required or requested to deliver pursuant to clause (b), (c) or (e) of this Section 12.11; provided that no notice shall be required for any review of information by representatives of regulators at any Lender’s places of business.
          SECTION 12.12 Pro Rata Treatment.
               (a) Except as otherwise specifically permitted hereunder, each payment or prepayment of principal, if permitted under this Agreement, and each payment of interest with respect to an Advance shall be made pro rata among the Lenders on the basis of their respective percentage participations in the Total Revolving Credit Commitment or the Term Loan Commitment.
               (b) Each Lender agrees that if, through the exercise of a right of banker’s lien, setoff or claim of any kind against the Borrower as a result of which the unpaid principal portion of the Notes and the Obligations held by it shall be proportionately less than the unpaid principal portion of the Notes and Obligations held by any other Lender, it shall be deemed to have simultaneously purchased from such other Lender a participation in the Notes and Obligations held by such other Lender, in the amount required to render such amounts proportional; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 12.12(b) and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest.
          SECTION 12.13 Severability. Should any clause, sentence, paragraph or section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never be included herein.
          SECTION 12.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          SECTION 12.15 Interpretation.
(a)	In this Agreement, unless a clear contrary intention appears:
(i)	the singular number includes the plural number and vice versa;
Third Amended and Restated Credit Agreement

(ii)	reference to any gender includes each other gender;

(iii)	the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision;

(iv)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this clause is intended to authorize any assignment not otherwise permitted by this Agreement;

(v)	except as expressly provided to the contrary herein, reference to any agreement, document or instrument (including this Agreement) means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and reference to any Note or other note includes any Note issued pursuant hereto in extension or renewal thereof and in substitution or replacement therefor;

(vi)	unless the context indicates otherwise, reference to any Article, section, Schedule or Exhibit means such Article or section hereof or such Schedule or Exhibit hereto;

(vii)	the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term;

(viii)	with respect to the determination of any period of time except as expressly provided to the contrary, the word “from” means “from and including” and the word “to” means “to but excluding”; and

(ix)	reference to any law, rule or regulation means such as amended, codified or reenacted, in whole or in part, and in effect from time to time.
(b)	The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

(c)	No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.
          SECTION 12.16 Limitation by Law. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement and the other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or any other Loan Document invalid, unenforceable, in whole or
Third Amended and Restated Credit Agreement

in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.
          SECTION 12.17 Judgment.
               (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into Sterling, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with Sterling at the BNP Paribas’ principal office in New York at 3:00 p.m. (New York time) on the Business Day preceding that on which final judgment is given.
               (b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Sterling into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Sterling with Dollars at BNP Paribas’ principal office in New York at 3:00 p.m. (New York time) on the Business Day preceding that on which final judgment is given.
               (c) The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Borrower such excess.
          SECTION 12.18 Substitution of Currency. If a change in Sterling occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definitions of LIBOR Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Borrower) to be necessary to reflect the change in currency and to put the Lenders and the Borrower in the same position, so far as possible, that they would have been in if no change in Sterling had occurred.
          SECTION 12.19 Submission to Jurisdiction.
               (a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE
Third Amended and Restated Credit Agreement

BOROUGH OF MANHATTAN, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE LOAN PARTIES HEREBY IRREVOCABLY ACCEPT IN RESPECT OF THEIR PROPERTY, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. THE LOAN PARTIES FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL POSTAGE PREPAID), TO IT AT ITS ADDRESS PROVIDED IN SECTION 12.02, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.
               (b) TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH OF THE LOAN PARTIES HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN THE FIRST SENTENCE OF CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          SECTION 12.20 Waiver of Jury Trial. EACH OF THE LOAN PARTIES, THE AGENT, THE ISSUING BANK AND EACH LENDER HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM OR RELATING TO ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
          SECTION 12.21 Final Agreement of the Parties. THIS AGREEMENT (INCLUDING THE SCHEDULES AND EXHIBITS HERETO), THE NOTES AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO WRITTEN OR ORAL AGREEMENTS BETWEEN THE PARTIES.
Third Amended and Restated Credit Agreement

          SECTION 12.22 USA PATRIOT Act. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act.
          SECTION 12.23 Amendment and Restatement. This Agreement and the Notes are given in amendment, consolidation, restatement, renewal and extension (but not in novation, extinguishment or satisfaction) of the Original Credit Agreement and the promissory notes issued in connection therewith. All Liens securing payment of the obligations under the Original Agreement and such promissory notes are hereby collectively renewed, extended, rearranged, ratified and brought forward as security for the payment and performance of the Obligations. With respect to matters relating to the period prior to the date hereof, all of the provisions of the Original Credit Agreement and the promissory notes, security agreements and other documents, instruments or agreements executed in connection therewith are hereby ratified and confirmed and shall remain in force and effect.
[Remainder of Page Intentionally Blank; Signature Page Follows]
Third Amended and Restated Credit Agreement

          IN WITNESS WHEREOF, the Borrower, the other Loan Parties, the Agent, and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

CARDTRONICS, INC.

By:	/s/ J. Chris Brewster

J. Chris Brewster
Chief Financial Officer

LOAN PARTIES:

CARDTRONICS, LP

By:	CARDTRONICS GP, INC.,
its general partner

By:	/s/ J. Chris Brewster
J. Chris Brewster
Chief Financial Officer

CARDTRONICS GP, INC.

By:	/s/ J. Chris Brewster

J. Chris Brewster
Chief Financial Officer
Third Amended and Restated Credit Agreement

CARDTRONICS LP, INC.

By:	/s/ Peter J. Winnington

Peter J. Winnington
President

AGENT:

BNP PARIBAS, as Agent

By:	/s/ Sean Davenport

Name: Sean Davenport
Title: Director

By:	/s/ Mathew R. Wyatt

Name: Mathew R. Wyatt
Title: Vice President
Third Amended and Restated Credit Agreement

LENDERS:

BNP PARIBAS, as Lender

By:	/s/ Sean Davenport

Name: Sean Davenport
Title: Director

By:	/s/ Mathew R. Wyatt

Name: Mathew R. Wyatt
Title: Vice President

		Percentage of Total
Facility	Commitment	Commitment
Revolving Credit Commitment	$50,000,000	50%

Term Loan Commitment	$62,500,000	50%
Third Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.

By:	/s/ David A. Batson

Name: David A. Batson
Title: Vice President

		Percentage of Total
Facility	Commitment	Commitment
Revolving Credit Commitment	$50,000,000	50%

Term Loan Commitment	$62,500,000	50%
Third Amended and Restated Credit Agreement

THIRD AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT
Dated as of May 17, 2005
among
CARDTRONICS, INC.
as the Borrower,
The Guarantors Parties Hereto,
BNP PARIBAS,
as Agent, Swing Line Lender and
an Issuing Bank,
The Other Lenders Parties Hereto,
and
BANK OF AMERICA, N.A.,
as Syndication Agent

BNP PARIBAS SECURITIES CORP. and BANC OF AMERICA SECURITIES LLC
as Joint Lead Arrangers and Joint Bookrunning Managers

Third Amended and Restated Credit Agreement

Third Amended and Restated Credit Agreement

i

Third Amended and Restated Credit Agreement

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Third Amended and Restated Credit Agreement

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EXHIBITS

Exhibit 1.01A	—	Administrative Questionnaire
Exhibit 2.02	—	Notice of Advance
Exhibit 2.03(a)	—	Form of Revolving Credit Note
Exhibit 2.03(b)	—	Form of Swing Line Note
Exhibit 2.03(c)	—	Form of Term Note
Exhibit 3.02	—	Form of Credit Request
Exhibit 5.01(f)	—	Form of Intercreditor Agreement
Exhibit 12.10	—	Assignment and Acceptance Agreement
SCHEDULES

Schedule 6.04	—	Adverse Agreements
Schedule 6.06	—	Litigation
Schedule 6.12	—	Environmental Matters
Schedule 6.14	—	Subsidiaries
Schedule 6.18	—	Permitted Indebtedness
Schedule 7.03	—	Insurance
Schedule 8.04(a)	—	Liens
Schedule 8.05(b)	—	Investments
Third Amended and Restated Credit Agreement

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